  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1996

                                                      REGISTRATION NO. 333-4000
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                         AMERICAN PAD & PAPER COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        DELAWARE                       2678                  04-3164298
     (STATE OR OTHER             (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF                INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR            CLASSIFICATION CODE
      ORGANIZATION)                   NUMBER)

                         17304 PRESTON ROAD, SUITE 700
                             DALLAS, TX 75252-5613
                                (214) 733-6200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             CHARLES G. HANSON III
                            CHIEF EXECUTIVE OFFICER
                         AMERICAN PAD & PAPER COMPANY
                         17304 PRESTON ROAD, SUITE 700
                             DALLAS, TX 75252-5613
                                (214) 733-6200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
   COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

             LANCE C. BALK                       FRANCIS J. MORISON
           KIRKLAND & ELLIS                     DAVIS POLK & WARDWELL
          153 E. 53RD STREET                    450 LEXINGTON AVENUE
          NEW YORK, NY 10022                     NEW YORK, NY 10017
            (212) 446-4800                         (212) 450-4000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list of the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                          AMERICAN PAD & PAPER COMPANY

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF FORM S-1.

         REGISTRATION STATEMENT
         ITEM NUMBER AND CAPTION           CAPTION OR LOCATION IN PROSPECTUS
         -----------------------           ---------------------------------
  1. Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus.....   Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back
      Cover Page of Prospectus.....   Inside Front Cover Page of Prospectus;
                                      Outside Back Cover Page of Prospectus;
                                      Additional Information
  3. Summary Information and Risk
      Factors......................   Prospectus Summary; Risk Factors
  4. Use of Proceeds...............   Prospectus Summary; Use of Proceeds;
                                      Management's Discussion and Analysis of
                                      Financial Condition and Results of
                                       Operations
  5. Determination of Offering        Outside Front Cover Page of Prospectus;
      Price........................   Underwriters
  6. Dilution......................   Dilution
  7. Selling Security Holders......   Principal and Selling Stockholders
  8. Plan of Distribution..........   Outside Front Cover Page of Prospectus;
                                      Underwriters
  9. Description of Securities to     Prospectus Summary; Dividend Policy;
      Be Registered................   Capitalization; Description of Capital
                                       Stock
 10. Interests of Named Experts and
      Counsel......................   Legal Matters
 11. Information with Respect to      Outside Front Cover Page of Prospectus;
      the Registrant...............   Prospectus Summary; Risk Factors; The
                                      Company; Use of Proceeds; Dividend Policy;
                                      The Recapitalization; Capitalization;
                                      Dilution; Selected Historical Consolidated
                                      Financial Data; Management's Discussion and
                                      Analysis of Financial Condition and Results
                                      of Operations; Industry; Business;
                                      Management; Principal and Selling
                                      Stockholders; Certain Relationships and
                                      Related Transactions; Description of
                                       Capital Stock; Legal Matters; Experts;
                                       Index to Financial Statements
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   Not Applicable

                                EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus; one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in a concurrent international offering (the "International Prospectus"). The two prospectuses will be identical in all respects except for the front cover pages.

  The form of the U.S. Prospectus is included herein and the form of the front cover page of the International Prospectus follows the front cover page of the U.S. Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued June 24, 1996

                               15,625,000 Shares
                          American Pad & Paper Company
                                  COMMON STOCK
                                  ----------
OF THE 15,625,000 SHARES OF COMMON  STOCK OFFERED HEREBY, 12,500,000 SHARES ARE
 BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 3,125,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE
  UNITED   STATES  AND   CANADA  BY   THE  INTERNATIONAL  UNDERWRITERS.   SEE
   "UNDERWRITERS." OF THE 15,625,000 SHARES OF COMMON STOCK OFFERED HEREBY, 12,500,000 SHARES ARE BEING SOLD BY THE COMPANY AND 3,125,000 SHARES ARE
    BEING  SOLD BY  THE SELLING  STOCKHOLDERS. SEE  "PRINCIPAL AND  SELLING
     STOCKHOLDERS." THE COMPANY WILL NOT  RECEIVE ANY OF THE PROCEEDS FROM
     THE  SALE OF THE SHARES OF COMMON STOCK BY  THE SELLING STOCKHOLDERS.
      PRIOR  TO THE OFFERING,  THERE HAS  BEEN NO  PUBLIC MARKET  FOR THE
       COMMON STOCK OF  THE COMPANY. IT IS  CURRENTLY ESTIMATED THAT THE
       INITIAL  PUBLIC OFFERING PRICE PER SHARE WILL BE  BETWEEN $15 AND
        $17.  SEE  "UNDERWRITERS"  FOR  A  DISCUSSION  OF  THE  FACTORS
         CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.
                                  ----------
 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE,
        SUBJECT TO OFFICIAL NOTICE OF ISSUANCE, UNDER THE SYMBOL "AGP."
                                  ----------
SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------
                               PRICE $    A SHARE
                                  ----------

                                                                UNDERWRITING              PROCEEDS TO
                                                      PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                                       PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
                                                      -------- -------------- ----------- ------------
Per Share...........................................    $           $             $           $
Total(3)............................................   $           $             $           $

- -----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at
      $1,300,000.
  (3) The Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,343,750 additional shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
      and proceeds to Selling Stockholders will be $   , $    and $   ,
      respectively. See "Underwriters."
                                  ----------
  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about    , 1996 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                                  ----------
MORGAN STANLEY & CO.
        Incorporated
    ALEX. BROWN & SONS
        INCORPORATED
         BT SECURITIES CORPORATION
            CS FIRST BOSTON
               GOLDMAN, SACHS & CO.
                  SALOMON BROTHERS INC
                    WASSERSTEIN PERELLA SECURITIES, INC.

    , 1996

                             [Pictures of various
                         products sold by the company]




  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE ("NYSE"), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  DURING THE OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7, AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  No action has been or will be taken in any jurisdiction by the Company, any Selling Stockholder or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about, and to observe any restrictions as to, the offering of the Common Stock and the distribution of this Prospectus.

                               ----------------


  Ampad(R), Century(TM), Embassy(R), Evidence(R), Gold Fibre(R), Huxley(TM), Karolton(R), Kent(TM), Peel & Seel(R), SCM(TM), World Fibre(TM) and Williamhouse(TM) are trademarks of the Company.

                               ----------------

  Until       , 1996 (25 days after commencement of the Offering), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    4
Risk Factors........................   11
The Company.........................   15
Use of Proceeds.....................   15
Dividend Policy.....................   16
The Recapitalization................   17
Capitalization......................   18
Dilution............................   19
Selected Historical Consolidated
 Financial Data.....................   20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   22
Industry............................   30
Business............................   32
Management..........................   42

                                     PAGE
                                     ----
Principal and Selling
 Stockholders......................   51
Certain Relationships and Related
 Transactions......................   53
Description of Certain
 Indebtedness......................   54
Description of Capital Stock.......   57
Shares Eligible for Future Sale....   60
Certain Material Federal Income Tax
 Consequences for Non-United
 States Holders....................   62
Underwriters.......................   65
Experts............................   68
Legal Matters......................   69
Additional Information.............   69
Unaudited Pro Forma Financial
 Data..............................   70
Index to Financial Statements......  F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by more detailed information and financial statements and notes thereto included elsewhere in this Prospectus. Unless otherwise stated, the information contained in this Prospectus (i) assumes no exercise of the U.S. Underwriters' over-allotment option, (ii) reflects a 8.1192-for-one stock split of the existing Common Stock and Common Stock equivalents and (iii) reflects the conversion of all shares of preferred stock and preferred stock equivalents into shares of Common Stock and Common Stock equivalents, respectively. See "The Recapitalization." Unless otherwise stated in this Prospectus, references to (a) the "Company" shall mean American Pad & Paper Company, its consolidated subsidiaries and their respective predecessors; (b) "Williamhouse" shall mean the operations of Williamhouse--Regency of Delaware, Inc. prior to its acquisition by the Company on October 31, 1995 (the "Acquisition"); and (c) "Ampad" shall mean Ampad Corporation, the former operating subsidiary of the Company, prior to Ampad's merger with and into Williamhouse immediately prior to the Acquisition. On May 29, 1996, the Company executed a definitive agreement to purchase the Niagara Envelope Company, Inc. ("Niagara"). Financial data presented herein on a pro forma basis for the year ended December 31, 1995 gives effect to the Acquisition, the other transactions related thereto, the acquisition of Niagara and the Offering as if such transactions occurred on January 1, 1995. See "Unaudited Pro Forma Financial Data."

                                  THE COMPANY

  The Company is one of the largest manufacturers and marketers of paper-based office products (excluding computer forms and copy paper) in the $60 billion to $70 billion North American office products industry. The Company offers a broad product line including nationally branded and private label writing pads, file folders, envelopes and other office products. Through its Ampad division, the Company is among the largest and most important suppliers of pads and other paper-based writing products, filing supplies and envelopes to many of the largest and fastest growing office products distributors. Acquired in October 1995, the Company's Williamhouse division is the leading supplier of mill branded, specialty and commodity envelopes to paper merchants/distributors. The Company's strategy is to grow by focusing on the largest and fastest growing office product distribution channels, making acquisitions, introducing new product lines, broadening product distribution across its channels and maintaining its position among the lowest-cost manufacturers in the industry. As a result of this strategy, the Company's sales have grown at a compound annual rate of approximately 34% from 1992 to 1995. For the year ended December 31, 1995, the Company had net sales of $617.2 million and income from operations of $57.3 million on the pro forma basis described herein. See "Unaudited Pro Forma Financial Data."

  Since the mid-1980s, the office products industry has experienced significant changes in the channels through which office products are distributed such as the emergence of new channels, including national office products superstores, national contract stationers and mass merchandisers, and consolidation within these and other channels. As a result of these changes, approximately 6,800 office product distributors existed in 1994 compared with approximately 13,300 in 1987. The channels through which office products are distributed from the manufacturer to the end-user include retail channels such as national office products superstores, mass merchandisers and warehouse clubs; commercial channels such as national contract stationers; paper merchants/distributors; and other channels such as regional distributors, school campuses and direct mail. The Company believes that sales of office products through retail channels are approximately $20 billion to $25 billion. The three dominant national superstores (Office Depot, OfficeMax and Staples) have experienced significant growth over the past three years and currently account for approximately 17% of retail office products sales and approximately 6% of total office products sales. The Company believes that sales of office products through commercial channels are approximately $25 billion to $30 billion. Principally through the acquisition of smaller, regional contract stationers, national contract stationers (including Boise Cascade Office Products, BT Office Products, Corporate Express, U.S. Office Products and the contract stationer divisions of Office Depot and Staples) have grown more rapidly than other commercial channels. These national contract stationers now account for approximately 25% of commercial office products sales and approximately 11% of total office products sales. Certain office products, particularly envelopes, are sold predominantly through paper merchants/distributors or directly to end users. Paper merchants/distributors currently account for approximately 30% of the envelope market. The three largest paper merchants (ResourceNet, Unisource and Zellerbach) have experienced significant growth primarily through consolidation.

  The Company has targeted and will continue to target those customers driving consolidation in the retail, commercial and paper merchant distribution channels and believes that it is uniquely positioned to meet the special requirements of these customers. These customers seek suppliers, such as the Company, who are able to offer broad product lines, higher value-added innovative products, national distribution capabilities, low costs and reliable service. Furthermore, as these customers continue to grow and as they consolidate their supplier bases, the Company's ability to meet their special requirements becomes an increasingly important competitive advantage. Recognizing Ampad's potential for growth through the changing distribution channels, Bain Capital, Inc. ("Bain Capital") and management formed the Company and purchased Ampad from Mead Corporation ("Mead") in 1992. Since that time, management has enhanced the Company's scale, broadened its product line, expanded upon its national presence and strengthened its distribution capabilities through acquisition and innovation while simultaneously delivering higher customer service levels. As a result, the Company's net sales through the most rapidly growing retail and commercial channels increased from $8.8 million in 1992 to $134.8 million ($164.5 million on a pro forma basis) in 1995.

COMPETITIVE STRENGTHS

  The combination of the Company's products, customers and national scale distinguishes it as a leading manufacturer and marketer of paper-based office products (excluding computer forms and copy paper) in North America. The Company attributes this position and its continued opportunities for growth and profitability to the following competitive strengths:

 . Market Leader. The Company has achieved market leadership in core products sold to customers in the largest and fastest growing office products channels by offering one of the broadest assortments of high quality products in the industry. Furthermore, the Company enjoys national brand awareness in many of its product lines, including Ampad, Century, Embassy, Evidence, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

 . Well-Positioned and Diversified Customer Base. The Company has substantial opportunities for growth within several distribution channels of the office products industry. The Company has focused on the largest and fastest growing office products channels. Several of the Company's largest customers, such as Boise Cascade Office Products, BT Office Products, Corporate Express, Office Depot, OfficeMax and Staples, are expected by industry analysts to experience annual revenue growth of 15% to 35% over the next five years. The Company's Williamhouse division maintains particularly strong relationships with the largest and fastest growing paper merchants/distributors in the market, including ResourceNet, Unisource and Zellerbach. The Company also maintains strong customer relationships across all of the other office products distribution channels, including mass merchandisers, warehouse clubs, office products wholesalers and independent dealers.

 . National Scale and Service Capability. The Company's extensive product line, multiple brands and broad price point coverage provide significant advantages and economies of scale in selling to and servicing its customers. The Company has become an increasingly important strategic partner to its customers as they seek higher value-added products, simplify their purchasing organizations and consolidate their relationships among selected national suppliers. The Company's national presence and network of 22 strategically located facilities have enabled it to maintain rapid and efficient order fulfillment standards. In addition, the Company's advanced electronic data interchange ("EDI") capabilities enable it to meet its customers' EDI requirements, executing automated transactions rapidly, efficiently and accurately.

 . Innovation/New Products. The Company has introduced several innovative products as part of its marketing strategy to differentiate itself from other suppliers and enhance profitability. Recent examples include Gold Fibre classic and designer notebooks, Papers with a Purpose, World Fibre ground-wood writing pads and Peel

 & Seel envelopes. Products introduced since 1992 accounted for over $70 million of the Company's 1995 net sales. The Company's brand recognition and presence with its national customers allows it to more easily introduce new or acquired product lines to those customers.

 . Low-Cost Manufacturer. The Company believes it is among the lowest-cost manufacturers of paper-based office products in the industry. The Company ensures its low-cost manufacturing position through its paper purchasing and distribution advantages as well as its maintenance of modern and efficient manufacturing technology and a high quality workforce. The Company has been successful in reducing costs with each of its acquisitions in the last three years by continually streamlining its manufacturing processes and overhead structure. From 1992 to 1995, the Company reduced its fixed manufacturing costs from 7.4% to 5.2% of net sales and its selling, general and administrative expenses from 10.5% to 7.2% of net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

 . Purchasing Advantages. The Company has strong relationships with most of the country's largest paper mills, many of which have been conducting business with the Company for more than 30 years. The Company is one of the largest purchasers of the principal paper grades used in its manufacturing operations. In addition, the Company has the largest number of designated mill relationships which involve some of the largest and most recognized paper mill brands such as Hammermill, Hopper, Neenah and Strathmore. These relationships afford the Company certain paper purchasing advantages, including stable supply and favorable pricing arrangements.

 . Proven Management Team With Successful Track Record. The Company's senior operating management team averages over 25 years each in the paper products industry. Management has succeeded in increasing sales and operating profitability by recognizing and acting on the transition to the fastest growing distribution channels, introducing higher value-added products, acquiring complementary product lines (Karolton in December 1993, SCM Office Supplies, Inc. ("SCM") in July 1994 and certain product lines of Huxley and Globe-Weis in July 1994 and August 1995, respectively), improving manufacturing processes and reducing overhead and administrative costs. Upon completion of the Offering, the Company's senior management team (Messrs. Hanson, Gard and Benson) will collectively own 865,516 shares of Common Stock (438,427 shares if the U.S. Underwriters' over-allotment option is exercised in full) and hold currently exercisable options to purchase an additional 2,156,000 shares of Common Stock. Assuming an initial public offering price of $16.00 per share, these holdings represent on a fully-diluted basis approximately 10.3% of the outstanding Common Stock (8.9% if the U.S. Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

GROWTH STRATEGY

  The Company's strategy is to maintain and strengthen its leadership position by focusing on the following:

 . Focus on Rapidly Growing Customers. The Company serves many of the largest and best positioned customers in the office products market segment including national office products superstores, mass merchandisers and warehouse clubs, national contract stationers and national paper merchants/distributors. For 1995 on a pro forma basis, approximately 15.3% of the Company's net sales were to national office product superstores, 7.8% to mass merchandisers and warehouse clubs, 9.1% to national contract stationers and 19.7% to the three largest national paper merchants/distributors. Anticipating further consolidation in the office products industry, the Company expects that its national scope and broad product line will be increasingly important in meeting the needs of its customers. The Company will continue to target those customers driving consolidation in the office products industry.

 . Continue to Introduce New Products. New, higher value-added products give the Company a greater selection to offer its customers and improve product line profitability for both the Company and its customers. The Company plans to differentiate itself from other suppliers and improve profitability through product innovation, differentiation and line extensions.

 . Pursue Complementary Product Line and Strategic Acquisitions. The office products industry is highly fragmented despite continuing consolidation among its manufacturers. The Company is leading consolidation among manufacturers of writing products, filing supplies and envelopes. The SCM and Williamhouse acquisitions broadened the Company's product line to include filing products and envelopes and enhanced its presence in the growing distribution channels. The Globe-Weis acquisition and the Company's agreement to acquire Niagara demonstrate its commitment to strengthening its competitive and strategic position within its markets. The Company believes that there are significant opportunities to acquire companies in both its existing and complementary product lines. In addition, the Company intends to enter new office products markets through acquisitions of established companies in those markets.

 . Broaden Product Distribution. The Company's market presence and distribution strengths uniquely position it to sell new or acquired product lines across its distribution channels, including national office products superstores, national contract stationers, office product wholesalers and mass merchandisers. As an important part of its growth strategy, for example, the Company has successfully introduced the envelope product lines acquired in the Acquisition, previously distributed primarily through paper merchants/distributors, to the Ampad division's distribution channels under the Ampad and private label names. The Company estimates that this market opportunity is approximately $350 million in annual net sales.

 . Continue to Reduce Costs. The Company has identified and is in the process of implementing cost reductions in connection with the Acquisition that are expected to result in approximately $7.4 million of annualized cost savings. In addition, management plans to implement further identified cost reductions beyond 1996.

RECENT TRANSACTIONS

  On May 29, 1996, the Company executed a definitive agreement to acquire Niagara for an aggregate purchase price of approximately $50 million, plus $5.0 million to be paid under a one-year consulting services agreement (the "Niagara Acquisition"). Niagara supplies mill branded, specialty and commodity envelopes to paper merchants/distributors through four manufacturing facilities located near Buffalo, Chicago, Dallas and Denver. Niagara had 1995 net sales of approximately $106 million and operating income of approximately $8.5 million. The Company expects the Niagara Acquisition to be completed by the middle of July 1996. The Company believes that the Niagara Acquisition will strengthen the Company's distribution capabilities in the Midwest, provide additional manufacturing capacity and provide opportunities to achieve operating improvements through the consolidation of Niagara's operations with those of the Company. The completion of the Niagara Acquisition is subject to certain conditions.

  In October 1995, the Company acquired Williamhouse for an aggregate purchase price (including assumption of debt of approximately $152.9 million) of approximately $300 million, plus reimbursement of certain expenses. In connection with the Acquisition, the Company (i) refinanced an aggregate of approximately $119.1 million of combined indebtedness of the Company and Williamhouse, (ii) purchased for $109.0 million in cash all of the outstanding 11 1/2% Senior Subordinated Debentures due 2005 of Williamhouse (the "Old Debentures"), together with accrued interest thereon of $5.3 million, (iii) declared a stock dividend of $200 million in aggregate liquidation value of preferred stock and preferred stock equivalents (collectively, the "Preferred Stock") and subsequently redeemed approximately $70.6 million of such Preferred Stock and declared a $4.5 million cash dividend on its Class P Common Stock,
(iv) paid approximately $34.2 million in related fees and expenses and (v) used approximately $3.4 million for working capital purposes. To finance the Acquisition and these related transactions, the Company's principal operating subsidiary (i) incurred borrowings under a credit agreement (the "Bank Credit Agreement") of approximately $245 million, (ii) issued $200 million in aggregate principal amount of senior subordinated notes due 2005 (the "Notes"), and (iii) received approximately $45 million from the establishment of a new non-recourse, off-balance sheet accounts receivable securitization program (the "Accounts Receivable Facility"). The Acquisition, the other transactions entered into in connection therewith, and the financing thereof are collectively referred to herein as the "Transactions."

  The Company's management identified the personalizing business division of Williamhouse (the "Personalizing Division") as a nonstrategic asset following the Acquisition and has decided to pursue a sale of the Personalizing Division. As a result, the financial statements of the Company included elsewhere in this Prospectus reflect the Personalizing Division as "Assets held for Sale" as of December 31, 1995 and March 31, 1996. On June 6, 1996, the Company signed a definitive agreement with a potential buyer to sell the Personalizing Division. Under the terms of the agreement, the Company will receive approximately $60 million in gross proceeds (subject to certain closing adjustments) from the sale of the Personalizing Division, which it expects to complete by the end of June 1996. The sales agreement is subject to certain conditions, some of which are outside the control of the Company. As a result, no assurance can be given that the proposed sale will be completed or, if completed, will be on the terms outlined herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

  Although the Company regularly engages in discussions with companies regarding potential acquisitions, it currently does not have any agreements or understandings relating to acquisitions other than the Niagara Acquisition.

                                THE OFFERING(1)

Common Stock offered by
  The Company........... 12,500,000 shares
  The Selling             3,125,000 shares
   Stockholders.........
    Total............... 15,625,000 shares
Common Stock offered
  U. S. Offering........ 12,500,000 shares
  International           3,125,000 shares
   Offering.............
    Total............... 15,625,000 shares
Common Stock to be
 outstanding after the
 Offering............... 26,925,272 shares(2)
Use of proceeds......... The net proceeds to be received by the Company from the
                         Offering will be used to repay certain outstanding bank
                         indebtedness and to redeem a portion of the Notes
                         issued by the Company's principal operating subsidiary
                         and to pay certain fees. The Company will not receive
                         any proceeds from the sale of shares by the Selling
                         Stockholders. See "Use of Proceeds."
Proposed NYSE symbol.... AGP

- --------
(1) Does not include the Underwriters' over-allotment option granted by the Selling Stockholders for an aggregate of 2,343,750 shares of Common Stock.
(2) Does not include 2,156,000 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of June 5, 1996 and granted to members of management pursuant to the Company's 1992 Key Employees Stock Option Plan (the "1992 Stock Plan") or 2,100,000 shares of Common Stock reserved for issuance under the Company's 1996 Key Employees Stock Incentive Plan (the "1996 Stock Plan"), the Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan") and the Management Stock Purchase Plan. See "Management--Stock Options."

                             SUMMARY FINANCIAL DATA

  The summary historical consolidated financial data set forth below for the years ended December 31, 1993, 1994 and 1995 have been derived from, and are qualified by reference to, the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical consolidated financial data set forth below for the three months ended March 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. Results for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. The summary historical consolidated and unaudited pro forma financial data set forth below should be read in conjunction with, and are qualified by reference to, "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                                YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                          -----------------------------------------    -----------------------------------
                                  HISTORICAL                              HISTORICAL
                          ------------------------------               -----------------
                                                          PRO FORMA                       PRO FORMA
                            1993      1994        1995     1995(1)      1995      1996     1996(2)
                          --------  --------    --------  ---------    -------  --------  ---------
                            (IN THOUSANDS, EXCEPT PER SHARE
                                        AMOUNTS)                              (UNAUDITED)
INCOME STATEMENT
 DATA(3)(4)(5):
 Net sales............... $104,277  $120,443    $259,341  $617,167     $47,691  $121,418  $149,735
 Cost of sales(6)........   88,491   113,394     211,814   481,804      42,394    97,889   121,245
                          --------  --------    --------  --------     -------  --------  --------
 Gross profit............   15,786     7,049(6)   47,527   135,363       5,297    23,529    28,490
 Selling, general and
  administrative
  expenses...............   10,765    10,615      18,545    74,678(7)    2,749    11,026    14,493(7)
 Non-recurring
  compensation
  charge(8)..............      --        --       27,632     3,367         --        --
                          --------  --------    --------  --------     -------  --------  --------
 Income (loss) from
  operations.............    5,021    (3,566)      1,350    57,318       2,548    12,503    13,997
 Interest expense........    3,320     4,560      13,657    30,953       1,656    12,542     7,738
 Other (income) expense..     (167)      (90)       (735)     (642)        (65)     (269)     (265)
                          --------  --------    --------  --------     -------  --------  --------
 Income (loss) before
  income taxes...........    1,868    (8,036)    (11,572)   27,007         957       230     6,524
 Provision for (benefit
  from) income taxes.....       64      (488)     (6,538)    9,814         366       102     2,596
                          --------  --------    --------  --------     -------  --------  --------
 Income (loss) before
  extraordinary item.....    1,804    (7,548)     (5,034)   17,193         591       128     3,928
 Extraordinary loss from
  extinguishment of debt,
  net of income tax
  benefit................      --        --       (9,652)      --          --        --        --
                          --------  --------    --------  --------     -------  --------  --------
 Net income (loss)....... $  1,804  $ (7,548)   $(14,686) $ 17,193     $   591  $    128  $  3,928
                          ========  ========    ========  ========     =======  ========  ========
 Pro forma earnings
  (loss) per share(9)....                       $   (.95) $    .59              $    .01  $    .14
                                                ========  ========              ========  ========
 Pro forma weighted
  average number of
  common shares and
  common share
  equivalents
  outstanding(9).........                         15,540    29,063                16,562    29,063
                                                ========  ========              ========  ========
OTHER DATA:
 Depreciation and
  amortization........... $    159  $    942    $  4,248  $ 17,982     $   528  $  3,020  $  3,803
 Capital expenditures....    1,656       942       5,640    13,688       2,530     2,321     3,087

                                                            MARCH 31, 1996
                                                       -------------------------
                                                                    PRO FORMA
                                                        ACTUAL   AS ADJUSTED(10)
                                                       --------  ---------------
BALANCE SHEET DATA:
 Working capital...................................... $109,238     $114,799
 Total assets.........................................  500,794      541,933
 Long-term debt, less current maturities(11)..........  440,453      319,295
 Stockholders' equity (deficit)(12)...................  (66,293)     100,650

                                                        (footnotes on next page)

 (1) The summary unaudited pro forma income statement and other data for the year ended December 31, 1995 give pro forma effect, in the manner described under "Unaudited Pro Forma Financial Data" and the notes thereto, to: (i) the Transactions, (ii) the Globe-Weis Acquisition (as defined), (iii) the pending disposal of the Personalizing Division, (iv) the transactions described under "The Recapitalization," (v) refinancing of the Bank Credit Agreement, (vi) the Niagara Acquisition and (vii) the Offering (assuming an initial public offering price of $16.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred on January 1, 1995. The summary pro forma income statement data and other data do not (i) purport to represent what the Company's results of operations actually would have been if the foregoing transactions had actually occurred as of such date or what such results will be for any future periods or (ii) give effect to certain non-recurring charges expected to result from items (i), (v) and (vii) above, including certain non-cash compensation charges directly related to the Acquisition and an extraordinary charge for the write-off of deferred financing fees and direct expenses to retire and refinance existing Company debt. The final allocation of purchase price and the resulting amortization expense in the income statement data may differ somewhat from the preliminary estimates for the reasons described in more detail in "Unaudited Pro Forma Financial Data" and in Note 3 of the Notes to Consolidated Financial Statements of the Company.
 (2) The summary unaudited pro forma income statement and other data for the three months ended March 31, 1996 give pro forma effect, in the manner described under "Unaudited Pro Forma Financial Data" and the notes thereto, to: (i) the pending disposal of the Personalizing Division, (ii) the transactions described under "The Recapitalization," (iii) refinancing of the Bank Credit Agreement, (iv) the Niagara Acquisition and (v) the Offering (assuming an initial public offering price of $16.00 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds," as if each had occurred on January 1, 1996.
 (3) Effective July 5, 1994, the Company acquired the assets and assumed certain liabilities of SCM Office Supplies, Inc. (the "SCM Acquisition"). The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results have been included with the Company's results since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of the Notes to Consolidated Financial Statements of the Company included herein.
 (4) Effective August 16, 1995, the Company acquired the inventories and certain equipment of the file folder and hanging file product lines of the Globe-Weis office products division ("Globe-Weis") of Atapco (as defined) (the "Globe-Weis Acquisition"). The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results have been included in the Company's results since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 3 of the Notes to Consolidated Financial Statements of the Company and the audited statements of Net Sales and Cost of Sales of Globe-Weis included herein.
 (5) Effective October 31, 1995, the Company acquired Williamhouse in the Acquisition. The Acquisition has been accounted for under the purchase method of accounting and accordingly, the operating results of Williamhouse, except for the Personalizing Division, for the two-month period ended December 31, 1995 have been included in the Company's results for the year ended December 31, 1995. The Personalizing Division was held for sale at December 31, 1995 and March 31, 1996. As such, the operating results of the Personalizing Division are excluded from the results of operations for the two-month period ended December 31, 1995 (period subsequent to the Acquisition) and the three months ended March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 3 of the Notes of Consolidated Financial Statements of the Company and the audited financial statements of Williamhouse included herein.
 (6) Inventory cost is determined using the last-in, first-out ("LIFO") method of valuation. Gross profit in the fourth quarter of 1994 was adversely impacted by a significant increase in paper prices, resulting in a $5.4 million charge for LIFO in advance of the Company's raising selling prices in the first quarter of 1995. Beginning in January 1995, the Company adopted new pricing policies enabling it to set product prices consistent with the Company's cost of paper at the time of shipment. The Company believes that it is now able to price its products so as to minimize the impact of price volatility on dollar margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
 (7) Includes charges under a one-year consulting services agreement to be entered into in connection with the Niagara Acquisition of $5.0 million and $1.25 million for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.
 (8) Includes non-cash stock option compensation charges of $24.3 million directly related to the Acquisition as well as other non-recurring cash and non-cash charges aggregating $3.3 million. See Note 9 of Notes to Consolidated Financial Statements of the Company included herein.
 (9) Pro forma earnings (loss) per common share and pro forma weighted average number of shares and share equivalents outstanding have been adjusted to give effect to (i) a 8.1192-for-one stock split of all existing Common Stock and Common Stock equivalents and (ii) the conversion of all shares of Preferred Stock and Preferred Stock equivalents into shares of Common Stock and Common Stock equivalents at the assumed offering price per share to the public. Common Stock equivalents were determined using the treasury stock method.
(10) The unaudited "Pro Forma As Adjusted" balance sheet data at March 31, 1996 gives pro forma effect to (i) the transactions described under "The Recapitalization," (ii) the refinancing of the Bank Credit Agreement,
      (iii) the Niagara Acquisition and (iv) the sale by the Company of 12,500,000 shares of Common Stock pursuant to the Offering, assuming an initial public offering price of $16.00 per share and the application of the estimated net proceeds to the Company therefrom as described under "Use of Proceeds," as if each had occurred on such date. See "Unaudited Pro Forma Financial Data."
(11) Does not reflect the expected repayment of debt from the estimated proceeds from the sale of the Personalizing Division.
(12) Includes $4.5 million to pay the liquidation preference, including the return of original cost, of the Company's Class P Common Stock and $70.6 million to redeem a portion of its Preferred Stock. See "Dividend Policy."

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

RISKS ASSOCIATED WITH SUBSTANTIAL INDEBTEDNESS

  Following the Offering, the Company will continue to have substantial indebtedness. Subject to the restrictions in the Bank Credit Agreement and the indenture under which the Notes were issued (the "Indenture"), the Company may incur additional indebtedness from time to time to finance acquisitions or capital expenditures or for other purposes. The level of the Company's indebtedness could have important consequences, given that (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes, (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and conditions generally. Certain of the Company's competitors currently operate on a less leveraged basis and have significantly greater operating and financing flexibility than the Company.

  The Company's ability to service its indebtedness will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that, based upon current levels of operations, it should be able to meet its debt service obligations when due. If, however, the Company were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of holders of Common Stock). There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Bank Credit Agreement and the terms of the Indenture impose certain operating and financial restrictions on the Company's ability to (i) incur additional debt, (ii) pay dividends, (iii) transact business with its affiliates, (iv) sell assets, merge or consolidate, (v) prepay other indebtedness, (vi) create liens and encumbrances and (vii) other restrictions customarily found in such agreements. Contemporaneously with the Offering, the Company intends to refinance its existing indebtedness under the Bank Credit Agreement with a new senior credit facility (the "New Bank Credit Agreement"). The Company anticipates that the New Bank Credit Agreement will impose operating and financial restrictions on the Company similar to those contained in the Bank Credit Agreement. A failure to comply with the obligations in the Bank Credit Agreement, the New Bank Credit Agreement or the Indenture, as the case may be, could result in an event of default under such agreements, which, if not cured or waived, could permit acceleration of the indebtedness thereunder and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions which could have a material adverse effect on the Company. See "Description of Certain Indebtedness."

RISKS RELATING TO ACQUISITION STRATEGY

  The Company expects to continue its strategy of identifying and acquiring companies or assets that would enable the Company to offer complementary product lines and that management considers likely to enhance the Company's operations and profitability. In furtherance of this strategy, the Company executed a definitive agreement to acquire Niagara on May 29, 1996. The completion of the Niagara Acquisition is subject to certain conditions. While the Company expects the Niagara Acquisition will be completed, no assurance can be given that such conditions will be satisfied. In addition, there can be no assurance that the Company will continue to acquire businesses or assets on satisfactory terms or that any business or assets acquired by the Company will be integrated successfully into the Company's operations or be able to operate profitably.

RISKS ASSOCIATED WITH FLUCTUATIONS IN PAPER COSTS

  The Company's principal raw material is paper. While paper prices have increased by an average of less than 1% annually since 1989, certain commodity grades have shown considerable price volatility during that period. This volatility negatively impacted the Company's earnings in 1994, particularly in the fourth quarter, as a result of the Company's inability to implement price changes in many of its product lines without giving its customers advance notification. Beginning in January 1995, the Company adopted new pricing policies enabling it to set product prices consistent with the Company's cost of paper at the time of shipment. To date, such policies have been accepted by customers; however, no assurance can be given that the Company will continue to be successful in maintaining such pricing policies or that future price fluctuations in the price of paper will not have a material adverse effect on the Company. Fluctuation in paper prices can have an effect on quarterly comparisons of the results of operations and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Result of Operations--Overview."

SUPPLIER RELATIONSHIPS

  The Company has strong relationships with most of the country's largest paper mills, many of which have been doing business with the Company for more than 30 years. The Company is one of the largest purchasers of the principal paper grades used in its manufacturing operations. In addition, the Company has the largest number of designated mill relationships which involve some of the largest and most recognized paper mill brands such as Hammermill, Hopper, Neenah and Strathmore. These relationships afford the Company certain paper purchasing advantages, including stable supply and favorable pricing arrangements. While these relationships are stable, all but one of the designated manufacturer arrangements are oral and terminable at will at the option of either party. There can be no assurance that any of the supplier or designated manufacturer relationships will not be terminated in the future. While the Company has been able to obtain sufficient paper supplies during recent paper shortages and otherwise, the Company is subject to the risk that it will be unable to purchase sufficient quantities of paper to meet its production requirements during times of tight supply. An interruption in the Company's supply of paper could have a material adverse effect on the Company's business. See "Business--Products and Services" and "Industry-- Distribution."

DEPENDENCE UPON SIGNIFICANT CUSTOMERS

  The Company's aggregate net sales to Sam's Warehouse Club/Wal-Mart and Office Depot accounted for approximately 14.8% and 12.7% of the Company's net sales for 1995, respectively. The Company's top five customers accounted for approximately 50.3% of its net sales in 1995 (32.0% on a pro forma basis). A significant decrease or interruption in business from Sam's Warehouse Club/Wal-Mart or Office Depot or from any other of the Company's significant customers could have a material adverse effect on the Company. See "Business-- Sales, Distribution and Marketing."

INFLUENCE OF CERTAIN STOCKHOLDERS

  Upon completion of the Offering (assuming an initial public offering price of $16.00 per share), certain members of senior management and Bain Capital and its related investors will beneficially own approximately 41.1% of the outstanding Common Stock (approximately 32.6% if the U.S. Underwriters' over-allotment option is exercised in full). By virtue of such stock ownership, these stockholders will continue to have significant influence over all matters submitted to a vote of the holders of Common Stock, including the election of directors, amendments to the Company's Restated Certificate of Incorporation and By-laws and approval of significant corporate transactions, following the Offering. See "Description of Capital Stock." Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders. See "Principal and Selling Stockholders."

COMPETITION

  The paper-based office products market is highly competitive. The Company competes with other national and local manufacturers in many product segments. Certain of the Company's principal competitors are less highly-leveraged than the Company and may be better able to withstand volatile market conditions within the paper industry. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company's business. See "Business--Competition."


DEPENDENCE ON KEY EXECUTIVES

  The Company is dependent to a large degree on the services of its senior management team and there can be no assurance that such individuals will remain with the Company. The loss of any of these individuals could have a material adverse effect on the Company. The Company has recently entered into three-year employment agreements with its Chief Executive Officer and Chief Operating Officer. Upon completion of the Offering (assuming an initial public offering price of $16.00 per share), the Company's senior management team will collectively own 865,516 shares of Common Stock (438,427 shares if the U.S. Underwriters' over-allotment is exercised in full) and hold currently exercisable options to purchase 2,156,000 shares of Common Stock, representing on a fully-diluted basis approximately 10.3% of the outstanding Common Stock (8.9% if the U.S. Underwriters' over-allotment is exercised in full). See "Management."

IMPACT OF ENVIRONMENTAL REGULATION

  The Company is subject to the requirements of federal, state, and local environmental and occupational health and safety laws and regulations. There can be no assurance that the Company is at all times in complete compliance with all such requirements. The Company has made and will continue to make capital and other expenditures to comply with environmental requirements. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material. The Company's Ampad division has been named a potentially responsible party for cleanup costs under the federal Comprehensive Environmental Response, Compensation and Liability Act at five waste disposal sites and is aware that Niagara has been named as a potentially responsible party at one site. See "Business-- Environmental, Health and Safety Matters."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

  The Company currently intends to retain earnings to support its growth strategy and reduce indebtedness and does not anticipate paying dividends in the foreseeable future. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, American Pad & Paper Company of Delaware, Inc. ("APPC"). The payment of dividends by APPC to the Company for the purpose of paying dividends to holders of Common Stock is prohibited by the Bank Credit Agreement and is restricted under the Indenture. The Company expects that the New Bank Credit Agreement will likewise restrict the payment of dividends by APPC to the Company for such purpose. See "Dividend Policy."

ABSENCE OF PRIOR PUBLIC MARKET; SUBSTANTIAL DILUTION

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Representatives and may not be indicative of the market price for shares of the Common Stock after the Offering. For a description of factors considered in determining the initial public offering price, see "Underwriters." There can be no assurance that an active trading market for the Common Stock will develop or if developed, that such market will be sustained. The market price for shares of the Common Stock may be significantly affected by such factors as quarter-to-quarter variations in the Company's results of operations, news announcements or changes in general market conditions. In addition, broad market fluctuations and general economic and political conditions may adversely affect the market price of the Common Stock, regardless of the Company's actual performance. Purchasers of the Common Stock in the Offering will be subject to immediate and substantial dilution. See "Dilution."

POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering (assuming an initial public offering price of $16.00 per share), the Company expects to have 26,925,272 shares of Common Stock outstanding. Of these shares, the 15,625,000 shares of Common Stock (17,968,750 shares if the U.S. Underwriters' over-allotment option is exercised in full) sold in the Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except any such shares which may be acquired by an "affiliate" of the Company. Subject to certain 180-day "lock up" agreements described herein, approximately 11,300,272 shares of Common Stock will be eligible for sale in the public market, subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act, beginning 90 days after the date of this Prospectus. Beginning 180 days after the completion of the Offering, the holders of an aggregate of approximately 11,078,256 shares of Common Stock will have certain rights to register their shares of Common Stock under the Securities Act at the Company's expense. Future sales of the shares of Common Stock held by existing stockholders could have an adverse effect on the price of the Common Stock. See "Shares Eligible for Future Sale."

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may inhibit changes in control of the Company not approved by the Company's Board of Directors. These provisions include (i) a classified Board of Directors, (ii) a prohibition on stockholder action through written consents, (iii) a requirement that special meetings of stockholders be called only by the Board or the Chief Executive Officer, (iv) advance notice requirements for stockholder proposals and nominations, (v) limitations on the ability of stockholders to amend, alter or repeal the Company's By-laws and
(vi) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

  In addition, the Indenture provides that upon a "change of control," each Note holder will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price of 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of such redemption. Such obligation, if it arose, could have a material adverse effect on the Company. Such provision could delay, deter or prevent a takeover attempt. See "Description of Certain Indebtedness--Notes."

                                  THE COMPANY

  Established in 1888, the Company's Ampad division has been a leading supplier of pads and other paper-based writing products throughout its history. The Company is one of the largest manufacturers and marketers of all paper-based office products (excluding computer forms and copy paper) in the $60 billion to $70 billion North American office products industry. The Company offers a broad product line including writing pads, file folders, envelopes and other office products. Through its Ampad division, the Company is among the largest and most important suppliers of pads and other paper-based writing products, filing supplies and envelopes to many of the largest and fastest growing office products distributors. Acquired in October 1995, the Company's Williamhouse division is the leading supplier of mill branded, specialty and commodity envelopes to paper merchants/distributors. The Company maintains several nationally-recognized brand names such as Ampad, Century, Embassy, Evidence, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre. The Company's strategy is to grow by focusing on the largest and fastest growing office product distribution channels, acquiring and introducing new product lines, broadening product distribution across its channels and maintaining its position among the lowest-cost manufacturers in the industry.

  From 1986 to 1992, Ampad operated as a subsidiary of Mead. On July 31, 1992, the Company acquired Ampad from Mead in an acquisition led by Bain Capital and senior management. Since the acquisition, new management has enhanced the Company's scale, broadened its product line, expanded upon its national presence and strengthened its distribution capabilities through acquisition and innovation while simultaneously delivering higher customer service levels. In July 1994, the Company acquired the assets and assumed certain liabilities of SCM, one of the industry leaders in hanging files and writing products. In August 1995, the Company acquired the file folder and file product lines of American Trading and Production Corporation's ("Atapco") Globe-Weis office products division. Prior to the acquisition, Atapco was one of the leading providers of file folders and hanging files to office product superstores. The acquisitions of the SCM and Globe-Weis product lines further strengthened the Company's position in the filing supplies and writing products categories.

  In October 1995, the Company acquired Williamhouse for an aggregate purchase price (including assumption of debt of approximately $152.9 million) of approximately $300.0 million, plus reimbursement of certain expenses. In connection with the Acquisition, the Company (i) refinanced an aggregate of approximately $119.1 million of combined indebtedness of the Company and Williamhouse, (ii) purchased for $109.0 million in cash all of the Old Debentures, together with accrued interest thereon of $5.3 million, (iii) declared a stock dividend of $200 million in aggregate liquidation value of Preferred Stock and subsequently redeemed approximately $70.6 million of such Preferred Stock and declared a $4.5 million cash dividend on its Class P Common Stock, (iv) paid approximately $34.2 million in related fees and expenses and (v) used approximately $3.4 million for working capital purposes. To finance the Acquisition and these related transactions, the Company's principal operating subsidiary (i) incurred borrowings under the Bank Credit Agreement of approximately $245.0 million, (ii) issued Notes in the aggregate principal amount of $200.0 million and (iii) received approximately $45.0 million from the establishment of the Accounts Receivable Facility.

  On May 29, 1996, the Company executed a definitive agreement to acquire Niagara for an aggregate purchase price of approximately $50 million, plus $5.0 million to be paid under a one-year consulting services agreement. See "Business--Recent Acquisitions."

  The Company's principal executive offices are located at 17304 Preston Road, Suite 700, Dallas, Texas 75252 and its telephone number is (214) 733-6200.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering (after deducting applicable underwriting discounts and estimated expenses payable by the Company) are estimated to be approximately $187 million (assuming an initial public offering price of $16.00 per share). The Company intends to use such net proceeds to (i) repay approximately $107 million of the indebtedness incurred under the Bank Credit Agreement, (ii) allow APPC to redeem approximately $70 million aggregate principal amount of Notes outstanding, (iii) allow APPC to pay approximately $8 million in redemption premiums on the Notes and (iv) pay Bain Capital a fee of approximately $2 million in connection with the Offering. See "Certain Relationships and Related Transactions--Management Advisory Agreement." The Company expects that the reduction in indebtedness from the application of such net proceeds will enhance its ability to make future acquisitions.

  The indebtedness to be repaid under the Bank Credit Agreement consists of multi-tranche term loans (the "Term Loans") with principal payments scheduled in varying amounts from 1996 through 2004. Such Term Loans bear interest at varying rates based, at the Company's option, on either the Eurodollar Rate (as defined in the Bank Credit Agreement) plus 275 to 400 basis points or the bank base rate (as defined in the Bank Credit Agreement) plus 175 to 300 basis points. The applicable basis points vary per tranche. The overall effective interest rate for such indebtedness at March 31, 1996 was 9.0%. See "Description of Certain Indebtedness--Bank Credit Agreement."

  The Notes are scheduled to mature on November 15, 2005 and bear interest at 13.0% per annum, payable semi-annually in cash on May 15 and November 15 of each year. The Company used borrowings under the Bank Credit Agreement to pay the cash portion of the purchase price of Williamhouse and the net proceeds from the sale of the Notes to (i) repurchase the Old Debentures of Williamhouse, (ii) to redeem a portion of the Preferred Stock, (iii) to pay a cash dividend on the Class P Common Stock, (iv) to pay related fees and expenses and (v) to provide for working capital. See "Description of Certain Indebtedness--Description of Notes."

  In connection with the Offering, the Company expects to refinance its remaining indebtedness under the Bank Credit Agreement after the application of the net proceeds of the Offering as described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Description of Certain Indebtedness--New Bank Credit Agreement."

  The Company will not receive any of the proceeds from the sale of 3,125,000 shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  Except as described below, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. As a holding company, the ability of the Company to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, APPC. The payment of dividends by APPC to the Company for purposes of paying dividends to holders of Common Stock is prohibited by the Bank Credit Agreement and restricted by the Indenture. The Company anticipates that the New Bank Credit Agreement will likewise prohibit the payment of dividends by APPC to the Company for such purpose. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. See "Risk Factors--Dividend Policy; Restrictions on Payment of Dividends" and "Description of Certain Indebtedness."

  In October 1995, the Company declared a stock dividend on its outstanding capital stock of one share of Preferred Stock for each ten shares of Class P Common Stock and Common Stock (the "Preferred Stock Dividend"). In December 1995, the Company paid a cash dividend on its then outstanding Class P Common Stock equal to approximately $6.11 per share (after giving effect to the Recapitalization). Immediately thereafter, all outstanding shares of Class P Common Stock were converted on a share-for-share basis into shares of existing Common Stock. Prior to such conversion, the Class P Common Stock was entitled to a preferential payment upon any distribution by the Company to its holders of capital stock (whether by dividend, liquidating distribution or otherwise) equal to the original cost of such shares plus an amount which accrued on a daily basis at a rate of 15.0% per annum on such cost and the amount so accrued in prior quarters (the "Preference Amount"). The cash dividend returned such Preference Amount to the holders of the Class P Common Stock.

                             THE RECAPITALIZATION

  Prior to the Offering, the Company had two classes of issued and outstanding stock, the Preferred Stock and the Common Stock. See "Description of Capital Stock." The Preferred Stock has a liquidation value of $1,948.50 per share and was issued by the Company in October 1995 in the form of a dividend to the then-existing stockholders of the Company. Prior to the completion of the Offering, an 8.1192-for-one stock split will be effected as to all of the then outstanding shares of Common Stock and Common Stock equivalents and all of the outstanding Preferred Stock and Preferred Stock equivalents will be converted into shares of Common Stock (collectively, the "Recapitalization"). Each share of Preferred Stock will be converted into a number of shares of Common Stock determined by dividing the per share liquidation value of the Preferred Stock by the initial public offering price of the Common Stock in the Offering. Based on an assumed initial public offering price of $16.00 per share, an aggregate of 7,118,002 shares of Common Stock will be issued as a result of the as a result of the conversion of the Preferred Stock in the Recapitalization. After giving effect to the Recapitalization, the Company will have an aggregate of 14,425,272 shares of outstanding Common Stock prior to the Offering. In addition, all outstanding options for Preferred Stock and Common Stock held by members of senior management will be converted into options for Common Stock based upon the initial public offering price and the exercise price thereof will be adjusted so as to maintain such holder's economic value. See "Management--Stock Options." Fractional shares otherwise issuable as a result of the Recapitalization will be rounded to the nearest whole number. No consideration will be paid for in lieu of fractions that are rounded down.

                                CAPITALIZATION

  The following table sets forth at March 31, 1996, (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company after giving effect to (a) the Recapitalization, (b) the refinancing of the Bank Credit Agreement and (c) the Niagara Acquisition, and as adjusted to reflect the sale by the Company of 12,500,000 shares of Common Stock pursuant to the Offering, assuming an initial public offering price of $16.00 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Financial Data" included elsewhere in this Prospectus.

                                                   MARCH 31, 1996
                                               --------------------------
                                                             PRO FORMA
                                                 ACTUAL     AS ADJUSTED
                                               -----------  -------------
                                               (DOLLARS IN THOUSANDS)
Short-term debt:
 Current maturities of long-term debt......... $    13,066   $     2,116 (1)
                                               ===========   ===========
Long-term debt, net of current maturities:
  Revolving credit facility...................         --        176,867 (1)(2)
  Term loans..................................     231,625           --  (1)
  IRBs and other indebtedness.................       8,828        12,428 (3)
  Notes.......................................     200,000       130,000 (4)
                                               -----------   -----------
    Total long-term debt......................     440,453       319,295
                                               -----------   -----------
Stockholders' equity (5):
  Preferred Stock, $0.01 par value, 150,000
   shares authorized; 58,449 shares issued on
   an actual basis; and no shares issued on a
   pro forma, as adjusted basis...............     113,887           --
  Common Stock, $0.01 par value, 75,000,000
   shares authorized; 900,000 shares issued on
   an actual basis; 26,925,272 shares issued
   on a pro forma, as adjusted basis..........           9           269
  Additional paid-in capital..................      14,240       313,067
  Retained earnings (deficit).................    (194,429)     (212,686)(6)
                                               -----------   -----------
    Total stockholders' equity (deficit)......     (66,293)      100,650
                                               -----------   -----------
      Total capitalization.................... $   374,160   $   419,945
                                               ===========   ===========

- --------
(1) Reflects (i) the use of approximately $107,500 of the net proceeds to the Company to repay borrowings on the Term Loans under the Bank Credit Agreement after reclassification of $11,250 of current maturities of Term Loans to long-term debt and to pay certain expenses associated with, and funded from, the bank refinancing, (ii) use of approximately $135,375 of proceeds to the Company under the New Bank Credit Agreement to repay borrowings on the Term Loans under the Bank Credit Agreement, (iii) additional borrowings of $32,992 under the New Bank Credit Agreement to partially fund the Niagara Acquisition and (iv) additional borrowings of $8,500 to fund debt issuance costs and other expenses related thereto.
(2) Does not reflect the expected repayment of debt from the estimated proceeds from the sale of the Personalizing Division.
(3) Reflects debt to be assumed in the Niagara Acquisition of $3,900, less the current portion of $300.
(4) Reflects the use of $70,000 of the net proceeds to the Company to partially redeem the Notes.
(5) Does not include 2,156,000 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of June 5, 1996 or 2,100,000 shares of Common Stock reserved for issuance under the 1996 Stock Plan, the Non-Employee Director Plan and the Management Stock Purchase Plan. See "Management--Stock Options."
(6) Includes an after-tax extraordinary loss of approximately $18.3 million ($30.4 million pretax) related to writeoff of deferred financing costs from the repayment of debt and payment of the $7.7 million call premium on the partial redemption of the Notes with the net proceeds to the Company.

                                   DILUTION

  The following table presents certain information concerning the pro forma net tangible book value per share of Common Stock as of March 31, 1996, assuming the consummation of the Recapitalization and the Niagara Acquisition, and as adjusted to reflect the sale of 12,500,000 shares of Common Stock by the Company in the Offering, at an assumed initial public offering price of $16.00 per share, after deducting the estimated offering expenses and underwriting discounts and commissions:

   Assumed initial public offering price per share..........          $ 16.00
   Pro forma net tangible book value per share before the
    Offering(1)............................................. $(17.81)
   Increase per share attributable to payments by new
    investors............................................... $ 14.47
   Adjusted pro forma net tangible book value per share
    after the Offering......................................          $ (3.34)
                                                                      -------
   Dilution per share to new investors(2)...................          $(19.34)
                                                                      =======

- --------
(1) Net tangible book value per share of Common Stock is determined by dividing the Company's pro forma tangible net worth at March 31, 1996 of $(256.8) million by the aggregate number of shares of Common Stock outstanding.
(2) Dilution is determined by subtracting net tangible book value per share after the Offering from the initial public offering price per share.

  The following table summarizes, on a pro forma basis, as of March 31, 1996, the difference between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased (or to be purchased) from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the existing stockholders and new investors, at an assumed initial public offering price of $16.00 per share, before deducting the estimated offering expenses and underwriting discounts and commissions:

                               SHARES PURCHASED  TOTAL CONSIDERATION   AVERAGE
                              ------------------ --------------------   PRICE
                                NUMBER   PERCENT    AMOUNT    PERCENT PER SHARE
                              ---------- ------- ------------ ------- ---------
Existing stockholders(1)..... 14,425,272    54%  $  3,130,000     2%    $ .22
New investors(2)............. 12,500,000    46    200,000,000    98%    16.00
                              ----------   ---   ------------   ---
  Total...................... 26,925,272   100%  $203,130,000   100%
                              ==========   ===   ============   ===

- --------
(1) Does not include 2,156,000 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of June 5, 1996 or 2,100,000 shares of Common Stock reserved for issuance under the 1996 Stock Plan, the Non-Employee Director Plan and the Management Stock Purchase Plan. See "Management--Stock Options."
(2) Sales of Common Stock by the Selling Stockholders in the Offering will reduce the number of shares of Common Stock held by existing stockholders to 11,300,272, or approximately 42% of the total shares of Common Stock outstanding after the Offering (8,956,522 shares, or approximately 33% if the U.S. Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 15,625,000, or approximately 58% of the total shares of Common Stock outstanding after the Offering (17,968,750 shares, or approximately 67% if the U.S. Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The selected historical consolidated financial data set forth below for the years ended December 31, 1993, 1994 and 1995 have been derived from, and are qualified by reference to the audited consolidated financial statements of the Company, included elsewhere in this Prospectus. The selected historical consolidated financial data set forth for the period August 1, 1992 to December 31, 1992 have been derived from the Company's audited financial statements not included in this Prospectus. The selected historical consolidated financial data set forth below for the three months ended March 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. Results for the three months ended March 31, 1996 are not necessarily indicative of results for the full year. Effective July 31, 1992, the Company acquired Ampad (the "Predecessor") from Mead. As such, the selected historical consolidated financial data set forth below for the period from January 1, 1992 through July 31, 1992 and the year ended December 31, 1991 have been derived from the Predecessor's unaudited financial statements, not included herein, and include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the results of the Predecessor for such periods. The selected historical consolidated financial data for the Predecessor are not comparable in certain respects to the selected historical consolidated financial data of the Company due to the effects of the acquisition of the assets of the Predecessor described in the notes hereto. The selected historical consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes thereto included elsewhere in this Prospectus.

                              PREDECESSOR                           THE COMPANY
                          -------------------- -----------------------------------------------------------
                                                                                           THREE MONTHS
                                       PERIOD   PERIOD          YEAR ENDED                    ENDED
                           YEAR ENDED   FROM     FROM          DECEMBER 31,                 MARCH 31,
                          DECEMBER 31, 1/1/92- 8/1/92-  -------------------------------  -----------------
                              1991     7/31/92 12/31/92   1993      1994        1995      1995      1996
                          ------------ ------- -------- --------  --------    ---------  -------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                 (UNAUDITED)
INCOME STATEMENT
 DATA(1)(2)(3):
 Net sales..............    $107,964   $63,238 $43,526  $104,277  $120,443    $ 259,341  $47,691  $121,418
 Cost of sales(4).......      96,959    55,737  37,610    88,491   113,394      211,814   42,394    97,889
                            --------   ------- -------  --------  --------    ---------  -------  --------
 Gross profit...........      11,005     7,501   5,916    15,786     7,049(4)    47,527    5,297    23,529
 Selling, general and
  administrative
  expenses..............       9,466     5,838   4,561    10,765    10,615       18,545    2,749    11,026
 Nonrecurring
  compensation
  charge(5).............         --        --      --        --        --        27,632      --        --
                            --------   ------- -------  --------  --------    ---------  -------  --------
 Income (loss) from
  operations............       1,539     1,663   1,355     5,021    (3,566)       1,350    2,548    12,503
 Interest expense.......       2,204     1,337   1,311     3,320     4,560       13,657    1,656    12,542
 Other (income)
  expense...............      (2,820)      --      --       (167)      (90)        (735)     (65)     (269)
                            --------   ------- -------  --------  --------    ---------  -------  --------
 Income (loss) before
  income taxes..........       2,155       326      44     1,868    (8,036)     (11,572)     957       230
 Provision for (benefit
  from) income taxes....         862       130      33        64      (488)      (6,538)     366       102
                            --------   ------- -------  --------  --------    ---------  -------  --------
 Income (loss) before
  extraordinary item....       1,293       196      11     1,804    (7,548)      (5,034)     591       128
 Extraordinary loss from
  extinguishment of
  debt, net of income
  tax benefit...........         --        --      --        --        --        (9,652)     --        --
                            --------   ------- -------  --------  --------    ---------  -------  --------
 Net income (loss)......    $  1,293   $   196 $    11  $  1,804  $ (7,548)   $ (14,686) $   591  $    128
                            ========   ======= =======  ========  ========    =========  =======  ========
 Pro forma income (loss)
  per share(6)..........                                                      $    (.95)          $    .01
                                                                              =========           ========
 Pro forma weighted
  average number of
  common shares and
  common share
  equivalents
  outstanding(6)........                                                         15,540             16,562
                                                                              =========           ========
OTHER DATA:
 Depreciation and
  amortization..........    $  3,385   $ 1,936 $    79  $    159  $    942    $   4,248      528  $  3,020
 Capital expenditures...       1,243       647     948     1,656       942        5,640    2,530     2,321

                          PREDECESSOR                   THE COMPANY
                          ------------ -----------------------------------------------
                             AS OF          AS OF DECEMBER 31,         AS OF MARCH 31,
                          DECEMBER 31, ------------------------------  ---------------
                              1991      1992   1993   1994     1995         1996
                          ------------ ------ ------ ------  --------  ---------------
                               (DOLLARS IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........    $22,720    $8,774 $8,248 $1,170  $108,924     $109,238
 Total assets...........     65,659    42,305 47,893 68,233   504,356      500,794
 Long-term debt, less
  current
  maturities(7).........        --     11,301 10,806 19,889   443,794      440,453
 Stockholders' equity
  (deficit)(8)..........     54,769     3,011  4,815 (2,733)  (66,421)     (66,293)

- --------
(1) Effective July 5, 1994, the Company acquired the assets and assumed certain liabilities of SCM. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results have been included with the Company's results since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of the Notes to Consolidated Financial Statements of the Company included herein.
(2) Effective August 16, 1995, the Company acquired the inventory and certain equipment of the file folder and hanging file product lines of the Globe-Weis office products division of Atapco. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the operating results have been included in the Company's results since the date of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 3 of the Notes to the Consolidated Financial Statements of the Company and the audited statements of Net Sales and Cost of Sales of Globe-Weis included herein.
(3) Effective October 31, 1995, the Company acquired Williamhouse in the Acquisition. The Acquisition has been accounted for under the purchase method and, accordingly, the operating results of Williamhouse, except for the Personalizing Division, for the two-month period ended December 31, 1995 have been included in the Company's results for the year ended December 31, 1995. The Personalizing Division was held for sale at December 31, 1995. As such, the operating results of the Personalizing Division are excluded from the results of operations for the two-month period ended December 31, 1995 (period subsequent to the Acquisition). See "Management's Discussion and Analysis of Financial Condition and Results of Operations," Note 3 of the Notes to Consolidated Financial Statements of the Company and the audited financial statements of Williamhouse included herein.
(4) Inventory cost is determined using the LIFO method of valuation. Gross profit in the fourth quarter of 1994 was adversely impacted by a significant increase in paper prices resulting in a $5.4 million charge for LIFO in advance of the Company's raising selling prices in the first quarter of 1995. Beginning in January 1995, the Company adopted new pricing policies enabling it to set product prices consistent with the Company's cost of paper at the time of shipment. The Company believes that it is now able to price its products so as to minimize the impact of price volatility on dollar margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(5) Includes non-cash stock option compensation charges of $24.3 million directly related to the Acquisition as well as other non-recurring cash and non-cash charges aggregating $3.3 million. See Note 9 of the Notes to Consolidated Financial Statements of the Company included herein.
(6) Pro forma earnings (loss) per share and pro forma weighted average number of shares and share equivalents outstanding have been adjusted to give effect to the Recapitalization. Common Stock equivalents have been determined using the treasury stock method.
(7) Does not reflect the expected repayment of debt with the proceeds from the sale of the Personalizing Division for the year ended December 31, 1995 and the three months ended March 31, 1996.
(8) For 1995, includes $4.5 million to pay the liquidation preference, including the return of original cost, of the Company's Class P Common Stock and $70.6 million to redeem a portion of its Preferred Stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is one of the largest manufacturers and marketers of nationally branded and private label paper-based office products (excluding computer forms and copy paper) in the $60 billion to $70 billion North American office products industry. The Company offers a broad assortment of products including writing pads, file folders, envelopes and other paper-based products. Through its Ampad division, the Company is among the largest and most important suppliers of pads and other paper-based writing products, filing supplies and envelopes to many of the largest and fastest growing office products distributors. Through its Williamhouse division, the Company is the leading supplier of mill branded, specialty and commodity envelopes to paper merchants/distributors. The Company believes that its future operating results will not be directly comparable to its historical operating results because of its strategic acquisitions and the expected cost savings from integration of the Acquisition. The Company's business has not generally been seasonal in nature. Certain factors which have affected, and may affect prospectively, the operating results of the Company are discussed below.

  Strategic Acquisitions. On October 31, 1995, the Company acquired Williamhouse, a leading supplier of envelopes to many of the largest and fastest growing distributors, for an aggregate purchase price (including assumption of debt) of approximately $300 million plus reimbursement of certain expenses to the sellers. On July 5, 1994, the Company acquired the assets and assumed certain liabilities of SCM, one of the industry leaders in hanging files and writing products. The aggregate acquisition consideration of $14.4 million, including fees and expenses, was financed through the incurrence of bank debt. On August 16, 1995, the Company acquired the file folder and hanging file product lines of Atapco's Globe-Weis office products division. Atapco was one of the leading providers of file folders and hanging files to office products superstores. The aggregate acquisition consideration of $19.7 million, including fees and expenses, was financed through the incurrence of bank debt and seller notes. The SCM Acquisition and the Globe-Weis Acquisition further strengthened the Company's position in the filing supplies and writing products categories.

  On December 20, 1993, Williamhouse acquired the principal assets of Kimberly-Clark Corporation's Karolton envelope business. The Karolton envelope business manufactures high quality envelopes made from fine and specialty grades of paper and Tyvek (R) (a high density polyurethane-based product made by Du Pont). The aggregate acquisition consideration of $9.6 million was financed through the incurrence of bank debt. On July 29, 1994, Williamhouse acquired the giant and X-ray envelope product lines from Huxley Envelope Corp. The aggregate acquisition consideration of $4.2 million, including a seller note, was principally financed through the incurrence of bank debt.

  Purchase Accounting Effects. The Company's acquisitions have been accounted for using the purchase accounting method. The Acquisition has currently affected, and will prospectively affect, the Company's results of operations in certain significant respects. The aggregate acquisition cost (including assumption of debt) of approximately $300 million was allocated to the net assets acquired based on the fair market value of such net assets. The preliminary allocation of the purchase price resulted in an increase in the historical book value of certain Williamhouse assets such as property, plant and equipment and intangible assets, including goodwill, which results, on a pro forma basis, in incremental annual depreciation and amortization expense of $7.0 million as of December 31, 1995.

  Potential Operating Improvements. The Company has identified and is in the process of implementing cost reductions in connection with the Acquisition that are expected to result in approximately $7.4 million of annual cost savings following the adoption of such measures. In addition, management plans to implement further identified cost reductions which are expected to improve operations beyond 1996. The most significant cost reduction actions involve closing Williamhouse's New York City headquarters, contractual changes in employee benefit and other insurance plans and the consolidation of sales and marketing and other administrative functions to eliminate duplicative functions, sales programs and sales personnel. However, because these improvements have not yet been fully implemented and Williamhouse's selling, general and administrative ("SG&A") expenses have historically been a higher percentage of net sales than those of the Company prior to the Acquisition, the Company's aggregate SG&A expenses may rise as a percentage of net sales in the near term.

  Sale of Personalizing Division. The Company's management identified the Personalizing Division of Williamhouse as a nonstrategic asset following the Acquisition and has decided to pursue its sale. As a result, the financial statements of the Company included elsewhere in this Prospectus reflect the Personalizing Division as "Assets held for Sale" as of December 31, 1995 and March 31, 1996. On June 6, 1996, the Company signed a definitive agreement with a potential buyer to sell the Personalizing Division. Under the terms of the agreement, the Company will receive approximately $60 million in gross proceeds (subject to certain closing adjustments) from the sale of the Personalizing Division, which it expects to complete by the end of June 1996. The sales agreement is subject to certain conditions, some of which are outside the control of the Company. As a result, no assurance can be given that the proposed sale will be completed or, if completed, will be on the terms outlined herein.

  SCM Work Stoppage. Prior to the consummation of the SCM Acquisition, management was aware that work rules and associated costs at the SCM plant in Indiana were less favorable than those at other plants of the Company. As a result of management's efforts to bring the labor agreement at the Indiana plant more in line with market labor agreements, a labor strike occurred on September 1, 1994. Consequently, the Company closed the Indiana plant on February 15, 1995, and moved the equipment to other facilities operated by the Company. By July 1995, all machinery and equipment previously operated in Indiana was available for production in other Company facilities. Accordingly, the Company does not believe that such plant closure has had an ongoing material impact on the Company's operations.

  Paper Prices. Paper represents a majority of the Company's cost of goods sold. While paper prices have increased by an average of less than 1% annually since 1989, certain commodity grades have shown considerable price volatility during that period. This volatility negatively impacted the Company's earnings in 1994, particularly in the fourth quarter, as a result of the Company's inability to implement price changes in many of its product lines without giving its customers advance notification. Beginning in January 1995, the Company adopted new pricing policies enabling it to set product prices consistent with the Company's cost of paper at the time of shipment. The Company believes that it is now able to price its products so as to minimize the impact of price volatility on dollar margins. In addition, as a result of acquisitions and new product introductions, the Company offers a broader and more diverse product mix which is less susceptible to paper price fluctuations. See "Risk Factors--Risks Associated with Fluctuations in Paper Costs."

RESULTS OF OPERATIONS

  The following table summarizes the Company's historical results of operations as a percentage of net sales for the years ended December 31, 1993, 1994, and 1995 and the three month periods ended March 31, 1995 and 1996. The results of operations for the year ended December 31, 1995 reflect the historical annual results of the Company and the results of Williamhouse for the two-month period ended December 31, 1995:

                                                                   THREE
                                                                  MONTHS
                                                                   ENDED
                                   YEAR ENDED DECEMBER 31,       MARCH 31,
                                   --------------------------   -------------
                                    1993     1994      1995     1995    1996
                                   -------  -------   -------   -----   -----
INCOME STATEMENT DATA:
  Net sales.......................   100.0%   100.0%    100.0%  100.0%  100.0%
                                   =======  =======   =======   =====   =====
  Gross profit....................    15.1      5.9      18.3    11.1    19.4
  Selling, general and administra-
   tive expenses..................    10.3      8.9       7.2     5.8     9.1
  Non-recurring compensation
   charge.........................     --       --       10.6     --      --
                                   -------  -------   -------   -----   -----
  Income (loss) from operations...     4.8     (3.0)      0.5     5.3    10.3
  Interest expense, net...........     3.2      3.8       5.2     3.4    10.3
  Other (income) expense..........    (0.2)    (0.1)     (0.2)   (0.1)   (0.2)
                                   -------  -------   -------   -----   -----
  Income (loss) before taxes......     1.8     (6.7)     (4.5)    2.0     0.2
  Provision for (benefit from) in-
   come taxes.....................     0.1     (0.4)     (2.5)    0.8     --
                                   -------  -------   -------   -----   -----
  Income from continuing opera-
   tions before extraordinary
   item...........................     1.7     (6.3)     (2.0)    1.2     0.2
  Extraordinary loss from extin-
   guishment of debt, net of in-
   come tax benefit...............     --       --       (3.7)    --      --
                                   -------  -------   -------   -----   -----
  Net income (loss) from continu-
   ing operations.................     1.7%    (6.3)%    (5.7)%   1.2 %   0.2 %
                                   =======  =======   =======   =====   =====

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995

  Net sales for the three months ended March 31, 1996 increased by $73.7 million, or 155%, to $121.4 million from $47.7 million for the three months ended March 31, 1995. Of this net sales increase, $64.3 million is related to the Acquisition and $15.9 million is related to the Globe-Weis Acquisition. Ampad division net sales, exclusive of Globe-Weis, decreased by $6.5 million in the first quarter of 1996 compared to the unusually strong first quarter of 1995. The strong 1995 first quarter was due to certain of the Company's customers increasing inventory levels in anticipation of price increases and supply shortages.

  Gross profit for the three months ended March 31, 1996 increased by $18.2 million, or 343%, to $23.5 million from $5.3 million for the three months ended March 31, 1995. Approximately $15.5 million of the increase in gross profit is attributable to the Acquisition and $2.0 million is attributable to the Globe-Weis Acquisition. The gross profit from the Ampad division, exclusive of Globe-Weis, increased by $.7 million, due to increased gross margins. Gross profit margin increased to 19.4% for the three months ended March 31, 1996 from 11.1% for the three months ended March 31, 1995. The increase in gross profit margin is related to unfavorable inventory valuation of $2.6 million in the first quarter of 1995 due to rising paper prices. In addition, the Company's ability to maintain its dollar margins in the first quarter of 1996 despite a falling price environment led to higher margin percentages.

  SG&A expenses for the three months ended March 31, 1996 increased $8.2 million, or 302%, to $11.0 from $2.8 million for the three months ended March 31, 1995. Approximately $7.3 million of the increase is attributable to the Acquisition and includes $1.0 million of amortization of goodwill and intangibles and $.3 million of costs related to the off balance sheet financing of receivables. The remaining $.9 million of the increase is attributable to the Ampad division, primarily related to shifting of corporate activities from the Williamhouse division. As a percentage of net sales, SG&A expenses increased to 9.1% for the first three months of 1996 from 5.8% in the comparable period for the prior year as a result of higher SG&A expenses as a percentage of net sales of the Williamhouse division (11.0% for the period) compared to the Ampad division (5.6% for the period).

  Interest expense for the three months ended March 31, 1996 increased $10.9 million to $12.5 million from $1.6 million for the three months ended March 31, 1995. The increase is attributable primarily to increased borrowings as a result of the sale of the Notes in December 1995, the Acquisition in October 1995 and the Globe-Weis Acquisition in August 1995.

  The income tax provision for the three month period ended March 31, 1996 reflects an effective tax rate of 44.4%, versus an effective tax rate of 38.3% for the three month period ended March 31, 1995. The increase is attributable primarily to the nondeductible goodwill amortization resulting from the Acquisition.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net sales for the year ended December 31, 1995 increased by $138.9 million, or 115%, to $259.3 million from $120.4 million for the year ended December 31, 1994. Of this net sales increase, $46.6 million, or 33%, is related to the Acquisition and $29.4 million, or 21%, is related to the Globe-Weis Acquisition. The remaining increase of $62.9 million, or 46%, is related to increased net sales in the base business, primarily as a result of price increases and, to a lesser extent, a change in product mix, partially offset by a decline in sales through non-strategic channels, particularly independent dealers. Net sales to independent dealers declined to less than 2% of net sales in the year ended December 31, 1995, compared to 8.5% in 1994. Net sales in the emerging channels (national office products superstores, national contract stationers and mass merchandisers) represented 52.0% of total net sales (63.4% of Ampad division sales) in the year ended December 31, 1995 as compared to 45.7% of total net sales (45.7% of Ampad division sales) in the year ended December 31, 1994.

  Gross profit for the year ended December 31, 1995 increased by $40.5 million, or 575%, to $47.5 million, from $7.0 million for the year ended December 31, 1994. Approximately $13.6 million of the increase in gross profit is attributable to the Acquisition and an estimated $3.8 million increase is due to the Globe-Weis Acquisition. The remainder of the increase in gross profit is due to (i) higher variable margins associated with the gains in unit sales, product mix and pricing; (ii) lower fixed manufacturing costs primarily as a result of the SCM plant closure; and (iii) lower rate of paper price increases in 1995 compared with 1994 and the timing of the Acquisition, resulting in lower LIFO charges of approximately $2.5 million in 1995. Fixed manufacturing costs as a percentage of net sales declined as a result of the successful integration of the Globe-Weis manufacturing operations and the closing of the Indiana facility.

  Gross profit margin increased in the year ended December 31, 1995 to 18.3% from 5.9% in 1994. The increase is principally a result of higher variable margins, lower fixed manufacturing costs and lower LIFO charges. Excluding acquisitions, gross profit margin would have increased to 16.4% for the period ended December 31, 1995.

  SG&A expenses for the year ended December 31, 1995 increased by $7.9 million, or 74%, to $18.5 million, from $10.6 million for the year ended December 31, 1994. Approximately $5.9 million of this increase related to the Acquisition. The balance of such increase related to higher amortization costs as a result of the Acquisition and the costs associated with the Accounts Receivable Facility. SG&A as a percentage of net sales for the year ended December 31, 1995 decreased to 7.2% from 8.9% in 1994, as a result of higher revenues and cost efficiencies achieved from the successful integration of SCM and Globe-Weis operations into the Company's existing sales and administrative structure, combined with improved control of operating expenses.

  The non-recurring compensation charge of $27.6 million for the year ended December 31, 1995 was primarily the result of the issuance of options for Preferred Stock granted to existing option holders in order to maintain such holders' economic value in previously issued options for Common Stock as a result of the Preferred Stock Dividend and the grant of additional options in December 1995 at an exercise price below the fair market value at the date of grant. See Note 9 of the Notes to Consolidated Financial Statements of the Company included herein.

  Income (loss) from operations for the year ended December 31, 1995 increased by $4.9 million to $1.3 million from ($3.6) million in 1994, for the reasons stated above. Income (loss) from operations as a percentage of net sales for the year ended December 31, 1995 increased to .5% from (3.0)% for the year ended December 31, 1994.

  Interest expense for the year ended December 31, 1995 increased $9.1 million, or 198%, to $13.7 million from $4.6 million for the year ended December 31, 1994. The increase is attributable primarily to increased borrowings as a result of the Acquisition and the Globe-Weis Acquisition.

  Income tax benefit for the year ended December 31, 1995 reflects an effective tax rate of 46.9%, versus a 6.1% effective tax rate in 1994. The difference between the effective rate and the statutory rate in 1995 is due to a reduction in the SFAS No. 109 deferred tax valuation allowance resulting from improved operating results.

  Extraordinary item representing an after tax loss on extinguishment of debt of $9.6 million ($16.1 million pretax) was recognized as a result of $10.8 million of redemption premiums and prepayment penalties associated with the repurchase of the Old Debentures and the Company's bank debt and the write off of $5.3 million of unamortized deferred financing costs in connection with the redemption of the Old Debentures and the Company's debt refinancings.

  Supplemental 1995 Williamhouse Data. Although only two months of Williamhouse's post-Acquisition results are included in the Company's consolidated financial statements for the year ended December 31, 1995, the Company believes that the following combined twelve month unaudited comparative information is useful in evaluating the expected future contribution of the Williamhouse division to the Company's results of operations. Net sales for the year ended December 31, 1995 increased 6.9% to $265.2 million from $248.0 million for the year ended December 31, 1994. The increased sales are a result of both increased selling prices on commodity and mill branded envelopes and increased sales volume of Christmas card product lines due to product expansion and more aggressive sales efforts. Gross profit for the year ended December 31, 1995 increased by $7.5 million, or 10.1%, to $82.0 million from $74.5 million for the year ended December 31, 1994 as a result of higher pricing offset partially by higher costs. Gross profit margin for the year ended December 31, 1995 increased slightly to 30.9% from 30.0% for the year ended December 31, 1994, as a result of price increases on selected products, partially offset by higher raw material costs for mill branded and commodity paper. SG&A expenses for the year ended December 31, 1995 increased to $48.0 million as compared to $45.2 million for the year ended December 31, 1994. EBITDA for the year ended December 31, 1995 increased by $9.4 million, or 23.8%, to $48.9 million from $39.5 million for the year ended December 31, 1994. EBITDA as a percentage of net sales for the year ended December 31, 1995 increased to 18.4% from 15.9% for the year ended December 31, 1994, as a result of the factors discussed above.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net sales for the year ended December 31, 1994 increased by $16.2 million, or 15.5%, to $120.4 million from $104.3 million for the year ended December 31, 1993. The net sales increase is related to the SCM Acquisition in July 1994, which contributed $21.0 million through the end of 1994. Excluding the SCM Acquisition, net sales decreased by $4.8 million as a result of the discontinuation of the copy paper brokerage business ($10 million), partially offset by continued sales growth in the emerging distribution channels, which contributed 45% of sales during 1994 compared to 30% in 1993. Net sales from SCM operations were negatively affected as a result of the Indiana plant strike that occurred in the third quarter of 1994. As a result of the work stoppage at the Indiana plant, sales from that plant were $10.4 million for the period between September 1, 1994 through December 31, 1994 as compared to $22.8 million for the same period in 1993.

  Gross profit for the year ended December 31, 1994 decreased by $8.8 million, or 55.7%, to $7.0 million from $15.8 million for the year ended December 31, 1993. Gross profit margins decreased to 5.9% in 1994, from 15.1% in 1993. Gross profit margin decreased primarily as a result of a $7.0 million increase, or 5.8%, in the LIFO reserve and delayed implementation of price changes subsequent to increased raw material paper costs. Management believes that pricing delays negatively impacted gross profit margin by approximately 2.1%. In addition, as the Company began shifting its customer base to the emerging channels, it incurred certain non-recurring expenses. Such expenses were related to removing competitive products from customers' inventory, revising the Company's packaging and increasing the breadth of products offered by the Company in those channels. Furthermore, as a result of the work stoppage at the Indiana plant, gross profit at that plant decreased from $2.4 million for the period between September 1, 1993 and December 31, 1993, to $(.5) million for the same period in 1994.

  SG&A expenses for the year ended December 31, 1994 decreased by $.2 million, or 1.4%, to $10.6 million from $10.8 million for the year ended December 31, 1993. SG&A as a percentage of net sales in 1994 decreased to 8.9% from 10.3% in 1993 as a result of management's efforts to successfully integrate SCM's operations into the Company's existing sales and administrative structure.

  Income (loss) from operations for the year ended December 31, 1994 decreased by $8.6 million to $(3.6) million from $5.0 million for the year ended December 31, 1993. Income (loss) from operations as a percentage of net sales decreased to (3.0)% in 1994 from 4.8% in 1993 primarily as a result of the factors discussed above.

  Management believes that the Company's 1994 historical earnings are not comparable to the ongoing level of operations of the business which now reflect the full impact of the SCM, Globe-Weis and Williamhouse acquisitions. A prolonged work stoppage at SCM's Indiana plant (see "--Overview--SCM Work Stoppage") prevented the Company from operating the acquired assets at full capacity until 1995. Furthermore, with respect to Globe-Weis, the previous owner allocated to it corporate and other fixed overhead costs at levels higher than those allocated to it by the Company. The Company has operated the Globe-Weis assets profitably since their acquisition. Management believes Globe-Weis can contribute to improved overall ongoing results as compared to 1994 levels of business. Finally, the Company's former pricing policies delayed the aligning of the price the Company charged for its products with the market price for paper.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities for the three months ended March 31, 1996 was $7.6 million compared to a use of cash of $10.3 million for the three months ended March 31, 1995. The $7.6 million of cash provided in the first quarter of 1996 was primarily due to an income tax refund of $3.6 million, a decrease in accounts receivable of $7.5 million, partially offset by a decrease in accounts payable ($.4 million) and accrued expenses ($1.5 million) and an increase in prepaid expenses ($1.1 million). The use of cash of $10.3 million in the first quarter of 1995 was primarily due to an increase in accounts receivable ($5.0 million) and inventories ($5.7 million) and a decrease in accrued expenses ($2.2 million), partially offset by an increase in accounts payable ($1.7 million).

  Net cash provided by operating activities for the year ended December 31, 1995 was $8.3 million compared to $1.9 million used by operations for the year ended December 31, 1994. The net cash provided for the year ended December 31, 1995 resulted primarily from an increase of $5.0 million in accounts payable, an increase in accrued expenses of $4.9 million, a decrease in inventories and increased margins on sales. The increase was partially offset by an increase in accounts receivable due to increased sales. Cash used by operations for the years ended December 31, 1994 and 1993 was $1.9 million and $1.7 million, respectively. The use of cash for the year ended December 31, 1994 was primarily due to an increase in inventories offset by an increased LIFO charge due to rising paper prices, and a decrease in accrued expenses, offset by an increase in accounts payable. The use of cash for the year ended December 31, 1993 resulted from increased inventories offset by an increase in accounts payable.

  Cash used in investing activities for the three months ended March 31, 1996 and 1995 and the years ended December 31, 1995, 1994 and 1993, was $3.0 million, $.7 million, $131.2 million, $14.6 million and $.5 million, respectively. The use of cash for the three months ended March 31, 1996 and 1995 was primarily due to purchases of property and equipment. The use of cash for the year ended December 31, 1995, was due to the Acquisition ($122.7 million), the Globe-Weis Acquisition ($7.0 million) and purchase of equipment ($3.9 million). The use of cash for the year ended December 31, 1994, was due primarily to the SCM Acquisition ($14.4 million). The use of cash for the year ended December 31, 1993, was due to purchases of equipment offset by proceeds from the sale of the dated goods products line.

  Cash provided by financing activities for the three months ended March 31, 1995 and for the years ended December 31, 1995, 1994 and 1993, was $11.1 million, $144.9 million, $16.5 million and $2.2 million, respectively, primarily due to periodic financings incurred in connection with the various acquisitions. Cash used in financing activities for the three months ended March 31, 1996 was $2.9 million due to repayments of debt, partially offset by proceeds from the issuance of long-term debt.

  Capital expenditures, excluding acquisitions, in the three months ended March 31, 1996 and the years ended December 31, 1995, 1994 and 1993 were $2.3 million, $3.9 million, $.9 million and $1.7 million, respectively. The Company expects that combined capital expenditure requirements will be approximately $12 million for 1996. The Company believes these capital expenditure levels will be sufficient to maintain competitiveness and to provide sufficient manufacturing capacity. The Company expects to fund capital expenditures primarily from cash generated from operating activities.

  As a result of the Transactions, the debt service costs associated with the borrowings under the Bank Credit Agreement and the Notes significantly increased the Company's liquidity requirements. The Company repurchased the Old Debentures in connection with the Tender Offer and Consent Solicitation. The Tender Offer and Consent Solicitation were effected in order to modify certain terms of the indenture under which the Old Debentures were issued in order to afford the Company greater operating flexibility following the Acquisition. As compared to the Indenture, the indenture governing the Old Debentures (the "Old Debenture Indenture") contained more restrictive covenants that would have not permitted, among other things, the Company to redeem a portion of its Preferred Stock or pay the cash dividend on its Class P Common Stock. In any event, under the Old Debenture Indenture the Company would have been required to offer to repurchase the Old Debentures as a result of the Acquisition being a "change of control triggering event." Additional borrowings are available under the $45 million revolving credit facility portion of the Bank Credit Agreement. As of March 31, 1996, the Company did not have any borrowings under the revolving credit facility portion of the Bank Credit Agreement. The Bank Credit Agreement and the Indenture impose certain restrictions on the Company, including restrictions on its ability to incur indebtedness, pay dividends, make investments, grant liens, sell its assets and engage in certain other activities. In addition, the indebtedness of the Company under the Bank Credit Agreement is secured by substantially all of the assets of the Company, including the Company's real and personal property, inventory, accounts receivable, intellectual property and other intangibles. See "Description of Certain Indebtedness--Bank Credit Agreement." The Company expects that cash flows from operating activities together with borrowings available under the Bank Credit Agreement or the New Bank Credit Agreement, as the case may be, will be sufficient to fund working capital needs, capital spending requirements, restructuring costs incurred in connection with the Acquisition and debt service requirements of the Company's capital structure for the foreseeable future. Concurrently with the Acquisition, the Company entered into the $45 million Accounts Receivable Facility.

  Management believes that based on current levels of operations and anticipated internal growth, cash flow from operations, together with other available sources of funds including borrowings under the Bank Credit Agreement or the New Bank Credit Agreement, as the case may be, and available cash on hand at March 31, 1996 of $20.1 million, will be adequate for the foreseeable future to make required payments of principal and interest on the Company's indebtedness, to fund anticipated capital expenditures and working capital requirements, including the aforementioned restructuring costs, and to enable the Company and its subsidiaries to comply with the terms of their debt agreements. However, actual capital requirements may change, particularly as a result of any acquisitions which the Company may make. The ability of the Company to meet its debt service obligations and reduce its total debt will be dependent, however, upon the future performance of the Company and its subsidiaries which, in turn, will be subject to general economic conditions and to financial, business and other factors, including factors beyond the Company's control. A portion of the consolidated debt of the Company bears interest at floating rates; therefore, its financial condition is and will continue to be affected by changes in prevailing interest rates. The Company has entered into an interest rate protection agreement to minimize the impact from a rise in interest rates.

  The proceeds received by the Company from the Offering will be used to prepay certain of the Term Loans under the Bank Credit Agreement, to redeem certain of the Notes and to pay certain expenses. See "Use of Proceeds."

  Contemporaneously with the Offering, the Company intends to refinance and retire all remaining indebtedness under the Bank Credit Agreement with the proceeds of the loans under the New Bank Credit Agreement. Although the Company has not finalized the terms of the definitive New Bank Credit Agreement, Bankers Trust Company has, subject to certain conditions, committed to provide the facility. Although there can be no assurances that the Company will be successful in negotiating the New Bank Credit Agreement, or if successful, the terms of such facility, the Company anticipates that the New Bank Credit Agreement will provide a revolving credit facility of $300 million subject to the following principal terms: Loans made under the New Bank Credit Agreement will bear interest at a rate per annum equal to, at the Company's option, (i) the Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin (as each term is defined in the New Bank Credit Agreement). The Applicable Margin for Base Rate loans will vary from 0% to .75% and the Applicable Margin for the Eurodollar Loans will vary from .75% to 1.75%, each based on the Company's consolidated level of debt as compared to consolidated EBITDA ("Leverage Ratio") and the type of loan. Availability under the New Bank Credit Agreement will be subject to an unused commitment fee which will be a percentage of the unutilized revolving loan commitment. This percentage will vary from .3% to .5% based on the Company's Leverage Ratio. Availability under the New Bank Credit Agreement will generally be reduced to the extent of the net proceeds of a sale of assets by the Company, the net proceeds of an issuance of debt by the Company or 50% of the net proceeds of an issuance of equity by the Company. Availability will also be reduced by $50 million in 1999 and $50 million in 2000. The New Bank Credit Agreement is expected to terminate in

2001. The Company will be permitted to make acquisitions under the New Bank Credit Agreement up to $25 million per acquisition without consent of the Required Banks (as defined in the New Bank Credit Agreement) and up to $50 million per acquisition if, on a pro forma basis giving effect to such acquisition, the Company's Leverage Ratio is less than 3.0 to 1.0. If the New Bank Credit Agreement had been in place on March 31, 1996, the initial interest rate would have been 7.5%. As a result of the New Bank Credit Agreement, the Company's effective interest rate under its senior credit facility is expected to be reduced by 156 basis points contemporaneously with the Offering.

  On May 29, 1996, the Company signed a definitive agreement to acquire Niagara for a purchase price of approximately $50 million. In addition, the Company will enter into a one-year consulting services agreement with the former chief executive officer of Niagara pursuant to which the Company will make a $5.0 million payment at the closing of the Niagara Acquisition. The Company expects the Niagara Acquisition to be completed by the middle of July 1996. The Company expects to use existing cash balances as well as borrowings under New Bank Credit Agreement to fund the Niagara Acquisition. In the event the sale of the Personalizing Division is completed prior to the Offering, the Company has obtained the consent of its lenders under the Bank Credit Agreement to use the net proceeds from the sale to fund substantially all of the Niagara Acquisition. Otherwise, the Company will use the proceeds from the sale of the Personalizing Division to repay indebtedness.

INFLATION

  The Company believes that inflation has not had a material impact on its results of operations for the three years ended December 31, 1995.

CHANGES IN ACCOUNTING STANDARDS

  The Company has elected not to early adopt the provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation." The Company will adopt the reporting provisions of SFAS 123 in 1996. The Company expects the adoption to have no effect on its financial condition or results of operations.

                                   INDUSTRY

OFFICE PRODUCTS

  The North American office products industry, excluding contract office furniture and business machines, generates approximately $60 billion to $70 billion in annual sales at retail prices. The Company believes that the market has grown at an approximate average annual rate of 4% from 1992 to 1995. Office products include paper, envelopes, writing products, writing instruments, mailroom supplies, filing supplies, organizers, desktop accessories, business forms, binders, tape, printed products, staples and fastening products and other consumable items. The Company believes that the market for these products is approximately $30 billion to $35 billion at wholesale prices.

  The Company participates in the writing products, filing supplies and envelope segments of the industry. The writing products segment includes writing pads, notebooks, jotter pads, easels, flip charts, data pads, message pads, wire notebooks, certain business forms, specialty computer forms, business machine paper and other categories, including a wide range of stock keeping units ("SKUs") based on size, quality, finish, thickness, reusability/refillability and various customized features. The key raw materials for writing products are tablet and form grades of paper. The Company estimates that the writing products segment at wholesale prices is approximately $2.87 billion in size.

  The filing supplies segment includes suspension (hanging) files, expandable folders, manila folders, index cards, labels and related products. Estimated by the Company at approximately $1.5 billion at wholesale prices, the filing supplies segment is characterized by manufacturers with national brand coverage, large-scale production capabilities, wide-area distribution systems and standardized products. The key raw materials for filing supplies are paperboard, bristols, metal and plastics, all of which are available from a large number of suppliers.

  The envelope segment includes both standard size and specialty envelopes such as catalog mailing envelopes, envelopes closable by metal clasp or button-and-string, and giant, X-ray, remittance and overnight delivery envelopes. Envelopes are made from mill branded and commodity grades of paper or from Tyvek (R) (a high density polyurethane-based product made by Du Pont) and other non-woven material. According to the Envelope Manufacturers Association of America, the United States envelope market in 1995 was estimated to be approximately $2.8 billion dollars in net sales or 168.6 billion units at the manufacturers' level. The historical growth rate for envelopes has shown high correlation with that of Gross Domestic Product ("GDP").

  The Company believes that demand for writing products, filing supplies and envelopes has not been significantly affected by the growth in electronic office tools such as e-mail and personal digital assistants and the Company does not expect these tools to have a significant impact on such demand for the foreseeable future.

DISTRIBUTION

  Office products are distributed from the manufacturer to the end-user through several different channels, including retail channels such as national office product superstores, mass merchandisers and warehouse clubs; commercial channels such as national contract stationers; paper merchants/distributors; and other channels such as regional distributors, school campuses and direct mail. Office products, including writing products, filing supplies and a relatively small portion of envelopes, were traditionally distributed through contract stationers, wholesalers and independent dealers. Envelopes have been distributed primarily through paper merchants/distributors. Since the mid-1980s, the office products industry has experienced significant changes in the channels through which office products are distributed such as the emergence of new channels, including national office product superstores, national contract stationers and mass merchandisers, and consolidation within these and other channels. As a result of these changes, approximately 6,800 office product distributors existed in 1994 compared with approximately 13,300 in 1987.

  Retail Channels. The Company estimates that total 1995 sales of office products to end-users in North America through retail channels were approximately $20 billion to $25 billion. Office products retailers typically serve small and medium-sized businesses, home offices and individuals. The national office products superstores have experienced significant consolidation in recent years, with today's three dominant operators (Office Depot, OfficeMax and Staples) emerging from approximately 17 different superstore operators in 1986. Over the past three years, Office Depot, OfficeMax and Staples have each experienced average annual growth rates in excess of 30%. In addition, mass merchandisers (such as Wal-Mart) and warehouse clubs (such as Sam's Warehouse Club) are significant and growing retailers of office products, although both carry a smaller assortment than do the superstores. The three dominant national office superstores currently account for approximately 17% of total retail office products sales and approximately 6% of total office products sales. In addition to the growth experienced by these operators within the retail channel, the retail channel as a whole has also captured significant market share from other distribution channels.

  Commercial Channels. The Company estimates that total 1995 sales of office products to end-users in North America through commercial channels were approximately $25 billion to $30 billion. Commercial distributors typically serve large and medium-sized business customers through product catalogs and direct sales forces. Generally, commercial distributors stock products in distribution centers and deliver them to customers on a next-day basis against orders received electronically, by telephone or fax, or taken by a salesperson on the customer's premises. A growing segment within commercial channels is the contract stationer channel. Major contract stationers purchase in large quantities directly from manufacturers, rely upon wholesaler intermediaries to only a limited extent for inventory backup and product breadth, and offer significant volume-related discounts and a high level of service to their customers. Most contract stationers operate in only one or very few major metropolitan areas. There has been significant consolidation of contract stationers into national companies in recent years, and the Company expects this consolidation trend to continue. Major national participants include Boise Cascade Office Products, BT Office Products, Corporate Express, U.S. Office Products and the contract stationer divisions of Office Depot and Staples. These national contract stationers now account for approximately 25% of commercial office products sales and approximately 11% of total office products sales. Given this consolidation and opportunity for growth, suppliers capable of distributing a broad and deep product line nationwide, such as the Company, are best positioned to serve major contract stationers.

  Paper Merchants/Distributors Channel. According to industry sources, the paper merchant/distributor channel has been experiencing 6% to 7% growth over the past three years. Paper merchants/distributors sell a wide range of products including stationery, envelopes, and invitations and announcements to printers, thermographers, office products companies and large end-users. Total 1995 net sales of envelopes by the paper merchant/distributor channel are estimated to have been approximately $855 million. Envelopes, invitations and announcements made from branded paper are purchased from manufacturers that have been "designated" by paper mills to convert their proprietary paper into such products. A paper mill generally "designates" two manufacturers for its mill branded paper. A "designated" manufacturer has an advantage in purchasing branded paper directly from the mills at more favorable prices than from paper merchants/distributors and in accessing a dependable paper supply. Envelope manufacturers which supply a complete product offering of mill branded, specialty and commodity envelopes are best positioned to serve these paper merchants/distributors. The paper merchant/distributor channel has also experienced, and is continuing to experience, significant consolidation, with ResourceNet, Unisource and Zellerbach emerging as the channel's leaders.

  Other Channels. The Company estimates that total sales of office products to end-users in North America through other channels, such as regional distributors, school campuses and direct mail, are approximately $5 billion to $10 billion.

  The Company's strategy with respect to each of these distribution channels is to focus on the most rapidly growing customers, particularly dominant industry participants leading the trend towards consolidation such as Office Depot, OfficeMax, Staples, Wal-Mart and Sam's Warehouse Club in the retail channel; Boise Cascade Office Products, BT Office Products, Corporate Express, U.S. Office Products and the contract stationer divisions of Office Depot and Staples in the contract stationers channel; and ResourceNet, Unisource and Zellerbach in the paper merchant/distributor channel. The Company also believes there is significant opportunity to distribute envelope product lines through the rapidly growing retail channel under the Ampad and private label names. Prior to the Acquisition, Williamhouse sold envelopes primarily through the paper merchant/distributor channel. See "Business--Growth Strategy."

                                   BUSINESS

  The Company is one of the largest manufacturers and marketers of nationally branded and private label paper-based office products (excluding computer forms and copy paper) in the $60 billion to $70 billion North American office products industry. The Company offers a broad product line including writing pads, file folders, envelopes and other office products. Through its Ampad division, the Company is among the largest and most important suppliers of pads and other paper-based writing products, filing supplies and envelopes to many of the largest and fastest growing office products distributors. Acquired in October 1995, the Company's Williamhouse division is the leading supplier of mill branded, specialty and commodity envelopes to paper merchants/distributors. The Company's strategy is to grow by focusing on the largest and fastest growing office product distribution channels, making acquisitions, introducing new product lines, broadening product distribution across its channels and maintaining its position among the lowest-cost manufacturers in the industry. As a result of this strategy, the Company's sales have grown at a compound annual rate of approximately 34% from 1992 to 1995. For the year ended December 31, 1995, the Company had net sales of $617.2 million and income from operations of $57.3 million on the pro forma basis described herein. See "Unaudited Pro Forma Financial Data."

COMPETITIVE STRENGTHS

  The combination of the Company's products and customers distinguishes it as a leading manufacturer and marketer of paper-based office products (excluding computer forms and copy paper) in North America. The Company attributes this position and its continued opportunities for growth and profitability to the following competitive strengths:

 . Market Leader. The Company has achieved market leadership in core products sold to customers in the largest and fastest growing office products channels by offering one of the broadest assortments of high quality products in the industry. Furthermore, the Company enjoys national brand awareness in many of its product lines, including Ampad, Century, Embassy, Evidence, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

 . Well-Positioned and Diversified Customer Base. The Company has substantial opportunities for growth within several distribution channels of the office products industry. The Company has focused on the largest and fastest growing office products channels. Several of the Company's largest customers, such as Boise Cascade Office Products, BT Office Products, Corporate Express, Office Depot, OfficeMax and Staples, are expected by industry analysts to experience annual revenue growth of 15% to 35% over the next five years. The Company's Williamhouse division maintains particularly strong relationships with the largest and fastest growing paper merchants/distributors in the market, including ResourceNet, Unisource and Zellerbach. The Company also maintains strong customer relationships across all of the other office products distribution channels, including mass merchandisers, warehouse clubs, office products wholesalers and independent dealers.

 . National Scale and Service Capability. The Company's extensive product line, multiple brands and broad price point coverage provide significant advantages and economies of scale in selling to and servicing its customers. The Company has become an increasingly important strategic partner to its customers as they seek higher value-added products, simplify their purchasing organizations and consolidate their relationships among selected national suppliers. The Company's national presence and network of 22 strategically located facilities have enabled it to maintain rapid and efficient order fulfillment standards. In addition, the Company's advanced EDI capabilities enable it to meet its customers' EDI requirements, executing automated transactions rapidly, efficiently and accurately.

 . Innovation/New Products. The Company has introduced several innovative products as part of its marketing strategy to differentiate itself from other suppliers and enhance profitability. Recent examples include Gold Fibre classic and designer notebooks, Papers with a Purpose, World Fibre ground-wood writing pads and Peel

 & Seel envelopes. Products introduced since 1992 accounted for over $70 million of the Company's 1995 net sales. The Company's brand recognition and presence with its national customers allows it to more easily introduce new or acquired product lines to those customers.

 . Low-Cost Manufacturer. The Company believes it is among the lowest-cost manufacturers of paper-based office products in the industry. The Company ensures its low-cost manufacturing position through its paper purchasing and distribution advantages as well as its maintenance of modern and efficient manufacturing technology and a high quality workforce. The Company has been successful in reducing costs with each of its acquisitions in the last three years by continually streamlining its manufacturing processes and overhead structure. From 1992 to 1995, the Company reduced its fixed manufacturing costs from 7.4% to 5.2% of net sales and its selling, general and administrative expenses from 10.5% to 7.2% of net sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."

 . Purchasing Advantages. The Company has strong relationships with most of the country's largest paper mills, many of which have been conducting business with the Company for more than 30 years. The Company is one of the largest purchasers of the principal paper grades used in its manufacturing operations. In addition, the Company has the largest number of designated mill relationships which involve some of the largest and most recognized paper mill brands such as Hammermill, Hopper, Neenah and Strathmore. These relationships afford the Company certain paper purchasing advantages, including stable supply and favorable pricing arrangements.

 . Proven Management Team With Successful Track Record. The Company's senior operating management team averages over 25 years each in the paper products industry. Management has succeeded in increasing sales and operating profitability by recognizing and acting on the transition to the fastest growing distribution channels, introducing higher value-added products, acquiring complementary product lines (Karolton in December 1993, SCM in July 1994 and certain product lines of Huxley and Globe-Weis in July 1994 and August 1995, respectively), improving manufacturing processes and reducing overhead and administrative costs. Upon completion of the Offering, the Company's senior management team will collectively own 865,516 shares of Common Stock (438,427 shares if the U.S. Underwriters' over-allotment is exercised in full) and hold currently exercisable options to purchase an additional 2,156,000 shares of Common Stock. Assuming an initial public offering price of $16.00 per share, these holdings represent on a fully-diluted basis approximately 10.3% of the outstanding Common Stock (8.9% if the U.S. Underwriters' over-allotment is exercised in full).

GROWTH STRATEGY

  The Company's strategy is to maintain and strengthen its leadership position by focusing on the following:

 . Focus on Rapidly Growing Customers. The Company serves many of the largest and best positioned customers in the office products market segment including national office products superstores, mass merchandisers and warehouse clubs, national contract stationers and national paper merchants/distributors. For 1995 on a pro forma basis, approximately 15.3% of the Company's net sales were to national office product superstores, 7.8% to mass merchandisers and warehouse clubs, 9.1% to national contract stationers and 19.7% to the three largest national paper merchants/distributors. Anticipating further consolidation in the office products industry, the Company expects that its national scope and broad product line will be increasingly important in meeting the needs of its customers. The Company will continue to target those customers driving consolidation in the office products industry.

 . Continue to Introduce New Products. New, higher value-added products give the Company a greater selection to offer its customers and improve product line profitability for both the Company and its customers. The Company plans to differentiate itself from other suppliers and improve profitability through product innovation, differentiation and line extensions.

 . Pursue Complementary Product Line and Strategic Acquisitions. The office products industry is highly fragmented despite continuing consolidation among its manufacturers. The Company is leading consolidation among manufacturers of writing products, filing supplies and envelopes. The SCM and Williamhouse acquisitions broadened the Company's product line to include filing products and envelopes and enhanced its presence in the growing distribution channels. The Globe-Weis acquisition and the Company's agreement to acquire Niagara demonstrate its commitment to strengthening its competitive and strategic position within its markets. The Company believes that there are significant opportunities to acquire companies in both its existing and complementary product lines. In addition, the Company intends to enter new office products markets through acquisitions of established companies in those markets.

 . Broaden Product Distribution. The Company's market presence and distribution strengths uniquely position it to sell new or acquired product lines across its distribution channels, including national office products superstores, national contract stationers, office product wholesalers and mass merchandisers. As an important part of its growth strategy, for example, the Company has successfully introduced the envelope product lines acquired in the Acquisition, previously distributed primarily through paper merchants/distributors, to the Ampad division's distribution channels under the Ampad and private label names. The Company estimates that this market opportunity is approximately $350 million in annual net sales.

 . Continue to Reduce Costs. The Company has identified and is in the process of implementing cost reductions in connection with the Acquisition that are expected to result in approximately $7.4 million of annual cost savings following the adoption of such measures. In addition, management plans to implement further identified cost reductions beyond 1996.

PENDING ACQUISITION

  On May 29, 1996, the Company executed a purchase agreement to acquire Niagara for an aggregate purchase price of approximately $50 million, plus $5.0 million to be paid under a one-year consulting services agreement. Niagara supplies mill branded, specialty and commodity envelopes to paper merchants/distributors through four manufacturing facilities located near Buffalo, Chicago, Dallas and Denver. Niagara had 1995 net sales of approximately $106 million and operating income of approximately $8.5 million. The Company expects the Niagara Acquisition to be completed by the middle of July 1996. The Company believes that the Niagara Acquisition will strengthen the Company's distribution capabilities in the Midwest, provide additional manufacturing capacity and provide opportunities to achieve operating improvements through the consolidation of Niagara's operations with those of the Company. The completion of the Niagara Acquisition is subject to certain conditions. Although the Company regularly engages in discussions with companies regarding potential acquisitions, it currently does not have any agreements or understandings relating to acquisitions other than the Niagara Acquisition.

SALE OF PERSONALIZING DIVISION

  The Company's management identified the Personalizing Division of Williamhouse as a nonstrategic asset following the Acquisition and has decided to pursue a sale of the Personalizing Division. As a result, the financial statements of the Company included elsewhere in this Prospectus reflect the Personalizing Division as "Assets held for Sale" as of December 31, 1995 and March 31, 1996. On June 6, 1996, the Company signed a definitive agreement with a potential buyer to sell the Personalizing Division. Under the terms of the agreement, the Company will receive approximately $60 million in gross proceeds (subject to certain closing adjustments) from the sale of the Personalizing Division, which it expects to complete by the end of June 1996. The sales agreement is subject to certain conditions, some of which are outside the control of the Company. As a result, no assurance can be given that the proposed sale will be completed or, if completed, will be on the terms outlined herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

PRODUCTS AND SERVICES

  Pads and Other Paper-Based Writing Products. The Company is one of the largest manufacturers and marketers of paper-based writing products (excluding computer forms and copy paper) in North America, offering more than 2,200 SKUs of writing pads, notebooks and specialty papers. Many of the Company's writing products are available in multiple sizes, grades of paper (including recycled), and colors and with glued, perforated tops or wire binding. All writing products are offered under the Ampad brand name or a retailer's private label. During the past three years, the Company has focused on the introduction of new and innovative products such as Gold Fibre classic and designer notebooks, Papers with a Purpose and World Fibre ground-wood writing pads. The Company has also created innovative packaging, especially for sale through warehouse clubs (bulk and crate packaging), superstores and mass merchandisers.

  Filing Supplies. The Company is one of the three largest manufacturers of filing supplies in North America. The product line includes more than 800 SKUs of filing supplies including file folders, hanging files, index cards and expandable folders under the SCM and Globe-Weis brand names. The Company has been expanding its market share in filing supplies by focusing its sales efforts on large retail customers and contract stationers, where its writing products enjoy the leading market share position.

  Envelopes. The Company is the largest manufacturer of envelopes serving the paper merchant/distributor channel and sold over 10 billion envelopes in 1995. The Company's broad envelope product line includes products manufactured from mill branded paper, which is paper unique in color and texture to a particular mill, typically with an identifying watermark. The Company is the designated envelope manufacturer for 33 mill brands, which is approximately twice as many as its nearest competitor. These brands include the Hammermill, Strathmore and Beckett divisions of International Paper Company, the Hopper division of Georgia Pacific Corporation, the Neenah division of Kimberly-Clark Corporation and the Gilbert division of Mead.

  The Company also produces a wide variety of standard size and specialty envelopes made from commodity paper and Tyvek (R) (a high density polyurethane based product made by Du Pont), including booklet and catalog mailing envelopes, envelopes closable by metal clasp or button-and-string, Peel & Seel (pressure sensitive adhesion) envelopes, and giant, X-ray and remittance envelopes. The Company offers in excess of 30,000 SKUs of envelopes (which the Company believes is more than any of its competitors), providing its customers with a wide choice of paper grades, colors and sizes.

  Invitations and Announcements. The Company is among the largest manufacturers of invitations and announcements, Christmas and holiday cards, and presentation folders. These products are sold principally to paper merchants/distributors, personalizing businesses (including the Personalizing Division), and other wholesale outlets throughout the United States. The Company offers a wide variety of such products, primarily made from the same mill branded grades of paper used in manufacturing envelopes.

  The following chart illustrates the Company's principal products and customers and selected brands in its primary business segments:


                          AMERICAN PAD & PAPER COMPANY


           AMPAD DIVISION                   WILLIAMHOUSE DIVISION

                                  Products
           ------------------------------------------------------
           .Pads and Notebooks              . Envelopes
                                            . Invitations
           .Filing Supplies
                                            . Announcements
           .Envelopes
                                            . Christmas and Holiday
                                              Cards

                                 Customers
           ------------------------------------------------------
           .Retailers                       . Paper
                                              Merchants/Distributors
                                            . Jobbers
           .Contract Stationers
                                            . Personalizing Businesses
           .Wholesalers
           .Buying Groups

                              Selected Brands
           ------------------------------------------------------
           .Ampad(R)                        . Century(TM)
                                            . Huxley(TM)
           .Embassy(R)
                                            . Karolton(R)
           .Evidence(R)
                                            . Kent(R)
           .Globe-Weis(R)
                                            . Peel & Seel(R)
           .Gold Fibre(R)
                                            . Williamhouse(TM)
           .SCM(TM)
           .World Fibre(TM)

SALES, DISTRIBUTION AND MARKETING

  The Company markets its broad range of products to a wide variety of customers. In 1995, only two customers accounted for more than ten percent of the Company's net sales. The Company's aggregate net sales to Sam's Warehouse Club/Wal-Mart and Office Depot accounted for approximately 14.8% and 12.7% of the Company's net sales for 1995, respectively.

  The Company markets its writing products and filing supplies through virtually every channel of distribution for paper-based office products including the largest mass merchant retailers, office product superstores, warehouse clubs, major contract stationers, paper merchants/distributors and other traditional outlets for office supplies such as office product wholesalers, independent dealers, buying groups and mail order firms.

  The Company sells its envelopes principally to paper merchants/distributors and other wholesale outlets throughout the United States, primarily through an in-house sales force. In addition, mill branded products are sold directly to personalizing businesses (including the Personalizing Division). The Company currently employs sales representatives at 20 locations throughout the United States and sells products to over 2,000 paper merchants/distributors in the United States and Canada. As an important part of its growth strategy, the Company has successfully introduced the envelope product lines acquired in the Acquisition, previously distributed primarily through paper merchants, to its existing office products distribution channels under the Ampad and private label names. The Company estimates that this market opportunity is approximately $350 million in net sales.

  The following chart illustrates some of the Company's key customers:

                                 KEY CUSTOMERS

     Office Products          Mass Merchandisers: Paper Merchants/Distributors:
      Superstores:                 Wal-Mart                ResourceNet
      Office Depot                                          Unisource
        OfficeMax                                          Zellerbach
         Staples

  Contract Stationers:          Office Products         Warehouse Clubs:
   Boise Cascade Office          Wholesalers:         Sam's Warehouse Club
         Products                S.P. Richards
   BT Office Products          United Stationers
    Corporate Express
      Office Depot*
        Staples*
- --------
* Contract stationers division

  The Company has targeted and will continue to target those customers driving consolidation in the office products industry and believes that it is uniquely positioned to meet the special requirements of these customers in the growing distribution channels of the office products industry. These customers seek suppliers, such as the Company, who are able to offer broad product lines, higher value-added innovative products, national distribution capabilities, low costs and reliable service. Furthermore, as these customers continue to grow and they consolidate their supplier bases, the Company's ability to meet their special requirements will be an increasingly important competitive advantage. Recognizing Ampad's potential for growth through the changing distribution channels, Bain Capital and management purchased the Company from Mead in 1992. Since that time, management has enhanced the Company's scale, broadened its product line, expanded upon its national presence and strengthened its distribution capabilities through acquisition and innovation while simultaneously delivering higher customer service levels. As a result, the Company's sales through the most rapidly growing retail and commercial channels increased from $8.8 million in 1992 to $134.8 million ($164.5 million on a pro forma basis) in 1995. For the same period, the Company's sales to the three largest paper merchants/distributors increased from $75.6 million to $100.6 million.

COMPETITION

  The markets for the Company's products are highly competitive. Competition is based largely on a company's ability to offer a broad range of products on a regional or national scale at competitive prices and to deliver these products on a timely basis. The Company has many local and regional competitors. The markets in which the Company operates have become increasingly characterized by a limited number of large companies selling under recognized trade names. These larger companies, including the Company, have the economies of scale, national presence, management information systems and breadth of product line required by the major customers. In addition to branded product lines, manufacturers also produce private-label products, especially in the context of broader supply relationships with office product superstores and contract stationers.

  The writing products industry is fragmented, ranging from large national manufacturers to localized jobbers and printers. A few manufacturers, including the Company, have developed strong brand name recognition for a limited number of product lines. Other national companies include Mead, the Tops division of Wallace Computer Services, the Stuart Hall division of Newell Co. and Pen-Tab Industries.

  In the filing supplies segment, the Company's key domestic competitors include Smead Manufacturing and Esselte A.B.

  Envelope manufacturers compete in three distinct channels. In the paper merchant/distributor channel, where the Company competes, manufacturers sell a wide variety of mill branded, specialty and commodity envelope products to paper merchants/distributors. The Company's principal competitor in this channel is New York/National Envelope Group of National Envelope Corporation, a private company. Other competitors in this channel include Niagara (pending acquisition by the Company) and Murray Envelope Corp. In the direct channel, manufacturers sell customized envelopes directly to high volume corporate users and mass mailers. Mail-Well is the leading company in this channel. In the office products channel, manufacturers including Westvaco and Quality Park produce commodity mailing envelopes for retail sale.

INTELLECTUAL PROPERTY

  The Company registers some of its material trademarks, tradenames and copyrights and has acquired patent protection for some of its proprietary processes. In the opinion of management, the Company has current trademark rights to conduct its business as now constituted. The Company has the right to use the Globe-Weis(R) name on a non-exclusive basis through August 1998, pursuant to the Company's purchase of certain file folder and hanging file assets from Atapco. The Company does not expect that the loss of the right to use the Globe-Weis name will have a material adverse effect on its results of operations.

EMPLOYEES

  As of March 31, 1996, the Company employed a total of 3,198 full-time persons, including 3,170 manufacturing, sales and administrative personnel and 28 corporate staff members. In addition, the Personalizing Division (currently held as "Assets Held for Sale") had 1,832 employees at March 31, 1996. The Company expects to add approximately 650 employees as a result of the Niagara Acquisition (including 140 employees covered by a collective bargaining agreement). All the Company's operations are non-union except for the operations at the facilities located in Fresno, California; Scottdale, Pennsylvania; Miamisburg, Ohio; and Appleton, Wisconsin which have, in total, approximately 900 union employees. The collective bargaining contracts covering the Company's employees will expire as follows: the Miamisburg contract expires December 31, 1996; the Appleton contract expires March 31, 1997; and the Scottdale contract expires April 30, 1998. The Company is currently in the process of closing its Fresno facility, at which approximately 74 unionized members are employed. With the exception of a strike at the Company's Indiana plant, as described below, there have been no work stoppages at any Company facility during the last five years. The Company believes that its relations with its employees and unions are satisfactory.

  In July 1994, the Company acquired the writing products and filing supplies assets of SCM. Work rules and associated costs at SCM's plant in Indiana were less favorable than those at other plants of the Company. As a result of management's effort to bring the labor agreement at the Indiana plant more in line with market labor agreements, a labor strike occurred on September 1, 1994. Consequently, the Company closed the Indiana plant on February 15, 1995 and moved the equipment to other facilities operated by the Company. By July 1995, all machinery and equipment previously operated in Indiana was available for production in other facilities of the Company.

PROPERTIES AND FACILITIES

  As of March 31, 1996, the Company operated manufacturing, distribution, office and warehouse space in the United States with a total floor area of approximately 3,499,716 square feet. Of this footage, approximately 989,500 square feet are leased and approximately 2,510,216 square feet are owned. The Personalizing Division operates through 10 primary facilities with a total floor space of approximately 736,500 square feet. As a result of the Niagara Acquisition, the Company expects to acquire four manufacturing facilities and two warehouses with a total floor area of approximately 470,000 square feet. The manufacturing facilities are located near Buffalo, Chicago, Dallas and Denver and the warehouses are located near Denver and Kent, Washington.

  To provide a cost efficient supply of products to its customers, the Company maintains centralized management of nationwide manufacturing and distribution facilities. Since 1992, the Company has consolidated ten manufacturing and distribution facilities into five facilities. The Company's management is evaluating the potential closure of additional space acquired pursuant to the Acquisition. All of the Company's owned facilities are pledged as collateral under the Bank Credit Agreement and are expected to be similarly pledged under the New Bank Credit Agreement.

  The Company believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current and projected manufacturing and distribution needs in the foreseeable future. The following table describes the principal properties of the Company (other than sales service centers, sales office space, temporary warehouse space and facilities associated with the Personalizing Division) as of March 31, 1996:

                              BUSINESS    OWNED OR   EXPIRATION OF      SQUARE
           LOCATION          DIVISION (1)  LEASED      LEASE (2)          FEET
           --------         ------------- -------- -----------------    -------
   CALIFORNIA
     Fresno................       A        Leased        1997(a)         42,900
     Fresno................       A        Leased        1997(a)         84,200
     City of Industry......       W        Owned                         85,000
     City of Industry......       W        Leased        2008(b)(c)     105,000
     West Sacramento.......       W        Leased        2000(c)         37,000
     Rancho Cucamonga......       W        Leased        1996(c)         12,800
   COLORADO
     Denver................       W        Leased        1998(c)         21,100
   GEORGIA
     Moultrie..............       W        Owned                         50,000
   ILLINOIS
     Mattoon...............       A        Leased   month-to-month       29,200
     Mattoon...............       A        Owned                        261,800
     Mattoon...............       A        Leased  3 month renewable     25,200
                                                         term
     Mattoon...............       A        Leased        1996(c)         58,900
     Chicago...............       W        Leased        1996(c)         33,000
     Chicago...............       W        Owned          (d)           200,000
   MASSACHUSETTS
     Westfield.............       A        Owned                        128,000
     Holyoke...............       A        Owned          (d)           572,416
     Millbury..............       W        Leased        1996(c)         30,100
   MISSISSIPPI
     Kosciusko.............       A        Leased        1997(a)(c)(e)   70,600
   NEW JERSEY
     Bloomfield............       W        Leased        2003            94,000
   NEW YORK
     New York City.........       W        Leased        2009            22,000
   OHIO
     Miamisburg............       W        Leased        1998(c)(f)     177,000
   PENNSYLVANIA
     Scottdale.............       W        Owned                        400,000
     Mt. Pleasant..........       W        Leased        1999(c)         11,000
   TENNESSEE
     Morristown............       W        Owned                        140,000

                                      BUSINESS    OWNED OR EXPIRATION OF SQUARE
               LOCATION              DIVISION (1)  LEASED    LEASE (2)     FEET
               --------             ------------- -------- ------------- -------
   TEXAS
     Dallas........................   Corporate    Leased      1998       14,500
                                    Headquarters
     Corsicana.....................       W        Owned                 250,000
   UTAH
     North Salt Lake City..........       A        Owned                 110,000
     North Salt Lake City..........       A        Leased      2001(g)    97,000
   WASHINGTON
     Kent..........................       W        Leased      1999       24,000
   WISCONSIN
     Appleton......................       W        Owned                 313,000

- --------
(1) "A" indicates operations associated with the Company's Ampad division and "W" indicates operations associated with the Company's Williamhouse division.
(2) (a)Sublease.
  (b)Lease contains option to purchase.
  (c)Lease or sublease contains an extension or renewal option.
  (d)Two properties owned at this location.
  (e)Sublease contains option to assume prime lease.
  (f)Lease contains a right of first refusal.
  (g)Two leases at this location.

LEGAL PROCEEDINGS

  The Company is a party to various litigation matters incidental to the conduct of its business. Management does not believe that the outcome of any of the matters in which it is currently involved will have a material adverse effect on the financial condition or results of operations of the Company. See "--Environmental, Health and Safety Matters."

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

  The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations impose limitations on the discharge of pollutants and establish standards for management of waste. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company has made and will continue to make capital and other expenditures to comply with such requirements. The Company spent approximately $7,200 in 1995 on environmental capital projects. The Company estimates that its environmental capital expenditures will be approximately $100,000 in each of 1996 and 1997. In 1996, the Company expects to make capital expenditures to upgrade waste water treatment equipment at one of its facilities. Thereafter, the Company expects to incur moderate environmental capital expenditures, which will be higher than historical levels as a result of the Company's increased size. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from the Company's properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of the Company's properties, the Company may be held liable and the amount of such liability could be material.

  The City of Industry, California facility of the Company's Williamhouse division is located within an area of regional groundwater contamination designated as the San Gabriel Valley National Priority List Area. The Company does not believe its operations have contributed to the contamination and to date the Company has not received a notice of potential liability with respect to that site.

  The Company is aware that one of Niagara's facilities has been the subject of certain soil and groundwater investigations and that the prior owner of such facility has indemnified Niagara for certain environmental liabilities associated with historical use of the property. The Company currently believes that any environmental liabilities associated with such facility would not be material.

  The Company's Ampad division has been named a potentially responsible party ("PRP") under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), at five waste disposal sites. The Company settled its liability at four of these sites as a de minimis party. At the Spectron site in Elkton, Maryland, the Company paid approximately $1,300 in 1989 as a de minimis settlement for an initial removal action at the site. In 1995, the Company received a notice of a remedial action at the site, and based upon its allocation in 1989, expects to be eligible for a de minimis or de micromis settlement. The Company is aware that Niagara has been named a PRP at the Envirotek II site in Tonawanda, New York with respect to which Niagara expects to be eligible for a de minimis settlement. Although the Company endeavors to manage its wastes carefully, because CERCLA liability is strict and retroactive, it is possible that in the future the Company may be identified as a PRP with respect to other waste disposal sites.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information with respect to the Directors and executive officers of the Company.

NAME                                    AGE                POSITION
- ----                                    ---                --------
Charles G. Hanson, III(1)..............  55 Chief Executive Officer and Director
Russell M. Gard(1).....................  48 Chief Operating Officer and Director
Gregory M. Benson......................  41 Executive Vice President, Chief
                                             Financial Officer, Director of
                                             Strategic Planning and Acquisitions,
                                             Secretary and Director
Timothy E. Needham.....................  47 Executive Vice President
John J. Grymes.........................  38 President--Williamhouse Division
H. Craig Stoudt........................  40 President--Ampad Division
Robert C. Gay(1)(2)....................  44 Director
Jonathan S. Lavine(3)..................  30 Director
Marc B. Wolpow(1)(2)(3)................  37 Director

- --------
(1) Member of the Executive Committee.
(2) Member of the Compensation Committee.
(3) Member of the Audit Committee.

  The Company anticipates that at least two additional Directors will be appointed by the Board of Directors following the completion of the Offering. The Company expects that one or more of such Directors will also be appointed to the Audit and Compensation Committees.

  CHARLES G. HANSON, III has served as Chief Executive Officer and Director of the Company since 1992. From 1992 to 1995, Mr. Hanson also served as Chairman of the Board, Chief Executive Officer and Director of Ampad Corporation. Mr. Hanson was formerly the President and Chief Operating Officer of Stuart Hall Co. Inc. and Group Vice President of Pen-Tab Industries, Inc.

  RUSSELL M. GARD has served as Chief Operating Officer and Director of the Company since 1992. From 1992 to 1995, Mr. Gard also served as President, Chief Operating Officer and Director of Ampad Corporation. From 1990 to 1992, Mr. Gard was the Executive Vice President of Pen-Tab Industries, Inc. Mr. Gard served as the Chief Executive Officer of Herlitz International from 1988 to 1990.

  GREGORY M. BENSON has served as Executive Vice President and Director of Strategic Planning and Acquisitions since May 1996 and as Chief Financial Officer, Secretary and Director of the Company since 1992. From 1992 to 1995, Mr. Benson served as Chief Financial Officer, Chief Administrative Officer and Director of Ampad Corporation. Mr. Benson was at GE Capital Corporation from 1977 to 1992.

  TIMOTHY E. NEEDHAM has served as Executive Vice President since 1995. Mr. Needham served as Chairman of the Board of Williamhouse prior to the Acquisition and as a director from 1993 to 1995. From 1987 to 1995, Mr. Needham served as President of Williamhouse and from 1992 to 1995, as Chief Operating Officer of Williamhouse.

  JOHN J. GRYMES has served as President of the Company's Williamhouse division since May 1996 and served as Vice President of Sales--Williamhouse from November 1995 to May 1996. Mr. Grymes served as Vice President and National Sales Manager of Williamhouse Sales prior to the Acquisition from 1991 to 1995. From 1987 to 1991, Mr. Grymes served as Eastern Regional Sales Manager of Williamhouse Sales.

  H. CRAIG STOUDT has served as President of the Company's Ampad division since May 1996 and served as Vice President, Sales and Marketing of the Company since 1994. From 1990 to 1994, prior to the SCM Acquisition, Mr. Stoudt served as Vice President, Sales of SCM Office Supplies, Inc. Mr. Stoudt served as Director of Sales, Boorum Division of Esselte Pendaflex from 1989 to 1990.

  ROBERT C. GAY has served as Director of the Company since 1992. Mr. Gay has been a Managing Director of Bain Capital since 1993 and has been a General Partner of Bain Venture Capital since 1989. From 1988 through 1989, Mr. Gay was a principal of Bain Venture Capital. Mr. Gay is Vice Chairman of the Board of Directors of IHF Capital, Inc., parent of ICON Health & Fitness Inc. In addition, Mr. Gay is a director of Alliance Entertainment Corp., GT Bicycles, Inc., GS Industries, Inc. and its subsidiary GS Technologies Operating Co., Inc., and Physio-Control International Corporation.

  JONATHAN S. LAVINE has served as Director of the Company since 1995. Mr. Lavine has been a Principal at Bain Capital since 1995 and was an associate at Bain Capital from 1993 to 1995. In 1992, Mr. Lavine was a consultant at McKinsey & Co. Mr. Lavine attended the Harvard Business School from 1990 to 1992. Previously, Mr. Lavine worked in the mergers and acquisitions department of Drexel Burnham Lambert, Incorporated. Mr. Lavine is also a director of Clarity Telecom, Inc.

  MARC B. WOLPOW has served as Director of the Company since 1995. Mr. Wolpow has been a Managing Director of Bain Capital since 1993 and was a Principal of Bain Venture Capital from 1990 through 1992. From 1988 to 1990, Mr. Wolpow was a Vice President in the corporate finance department of Drexel Burnham Lambert, Incorporated. Mr. Wolpow is also a director of Waters Corporation and FTD, Inc.

  Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until a successor is duly elected and qualified. Executive officers of the Company are duly elected by the Board of Directors to serve until their respective successors are elected and qualified. There are no family relationships between any of the Directors or executive officers of the Company.

  Prior to the completion of the Offering, the Board will be divided into three classes, as nearly equal in number as possible, with each Director serving a three year term and one class being elected at each year's annual meeting of stockholders. Messrs. Lavine and Benson will be in the class of directors whose term expires at the 1997 annual meeting of the Company's stockholders. Messrs. Wolpow and Gard and one of the additional directors anticipated to be appointed by the Board following the Offering will be in the class of directors whose term expires at the 1998 annual meeting of the Company's stockholders. Messrs. Gay and Hanson and one of the additional directors anticipated to be appointed by the Board following the Offering will be in the class of directors whose term expires at the 1999 annual meeting of the Company's stockholders. At each annual meeting of the Company's stockholders, successors to the class of Directors whose term expires at such meeting will be elected to serve for three year terms and until their successors are elected and qualified.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation earned for years ended December 31, 1993, 1994 and 1995 (as applicable) for the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of the end of the last fiscal year. The amounts shown include compensation for services in all capacities that were provided to the Company.

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION               AWARDS
                             -------------------------    ----------------------  ALL OTHER
                                                          SECURITIES UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)         OPTIONS (#)          ($)(7)
- ---------------------------  ---- ---------- ---------    ---------------------- ------------
Charles G. Hanson, III....   1995  $250,000  $809,859(4)          55,801(5)        $10,595
  Chief Executive Officer
Russell M. Gard...........   1995   225,000   723,837(4)          55,409(5)          7,553
  Chief Operating Officer
Gregory M. Benson.........   1995   175,000   400,000(4)          53,386(5)          6,683
  Executive Vice President
   and Chief
  Financial Officer
Timothy E. Needham(1)(2)..   1995   300,000    75,000                 62(6)          2,012
  Executive Vice President   1994   280,000   105,000                  0             1,912
                             1993   260,000    58,500                 48(6)          2,169
Edward Norton(1)(3).......   1995   300,000    75,000                152(6)          4,342
                             1994   192,500    39,375                  0             4,973
                             1993   175,000    40,000                 90(6)          3,869

- --------
(1) For the first ten months of fiscal year 1995 (i.e., before the Transactions), Williamhouse paid the compensation for Messrs. Needham and Norton. After the Transactions, the Company paid such compensation. The compensation stated in the table for these executive officers includes amounts received from both the Company and Williamhouse for fiscal year 1995. Prior to its Acquisition, Williamhouse filed periodic reports under the Exchange Act and in connection therewith was previously required to disclose the compensation of Messrs. Needham and Norton for 1994 and 1993. As a result, such information is included herein.

(2) Prior to November 1995, Mr. Needham was Chairman of the Board of
    Williamhouse.

(3) Prior to November 1995, Mr. Norton was President of Williamhouse. Effective May 1996, Mr. Norton resigned his position with the Company.

(4) Bonus levels were established by the Board based on the Company substantially exceeding operating targets established at the beginning of the year.

(5) Such options were granted prior to the Recapitalization. Number shown incorporates the effects of the stock split and the Preferred Stock conversion pursuant to the Recapitalization. See "The Recapitalization."

(6) Options were for common stock of WR Acquisition, Inc., the former parent corporation of Williamhouse ("WR Acquisition").

(7) The amounts shown for "All Other Compensation" for Messrs. Hanson, Gard and Benson include $4,595, $1,553 and $683, respectively, representing life insurance premiums paid by the Company for such individuals, and $6,000 representing a car allowance for each such individual. The amounts shown for 1995 for Mr. Norton include $3,992, representing the taxable portion of split dollar life insurance paid by Williamhouse; the amount for Mr. Needham includes $1,662, representing the taxable portion of group life insurance premiums paid by Williamhouse for Mr. Needham. All other amounts shown for Messrs. Needham and Norton represent a $350 contribution made by the Company on the behalf of each such individuals to Williamhouse's 401(k) Plan.

  The amounts shown for "All Other Compensation" for 1994 for Mr. Norton include $4,723, representing the taxable portion of split dollar life insurance premiums paid by Williamhouse; the amounts for

  Mr. Needham include $1,662, representing the taxable portion of group term life insurance premiums paid by Williamhouse for Mr. Needham. All other amounts shown ($250 for each of Messrs. Needham and Norton) represent amounts contributed by Williamhouse on behalf of the named individuals to Williamhouse's 401(k) Plan.

  The amounts shown for "All Other Compensation" for 1993 for Mr. Norton include $3,719, representing the taxable portion of split dollar life insurance premiums paid by Williamhouse; the amounts for Mr. Needham include $2,019 representing the taxable portion of group term life insurance premiums paid by Williamhouse for Mr. Needham. All other amounts shown ($150 for each of Messrs. Needham and Norton) represent amounts contributed by Williamhouse on behalf of the named individuals to Williamhouse's 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information regarding stock options granted by the Company or WR Acquisition, as the case may be, to Mr. Hanson and the other named executives who received stock options during the last fiscal year.

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                               AT ASSUMED ANNUAL RATES
                                                                                             OF STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                                    FOR OPTION TERM(6)
                          -----------------------------------------------------------------  ----------------------------
                                          % OF TOTAL
                           NUMBER OF        OPTIONS                  MARKET
                          SECURITIES      GRANTED TO                PRICE ON
                          UNDERLYING       EMPLOYEES  EXERCISE OR    DATE OF
                            OPTIONS           IN      BASE PRICE      GRANT      EXPIRATION
          NAME            GRANTED (#)     FISCAL YEAR   ($/SH)      ($/SH)(5)       DATE      0%($)    5%($)     10%($)
          ----            -----------     ----------- -----------   ---------    ----------  -------- -------- ----------
Charles G. Hanson, III..    55,801(1)(2)     33.9%     $    0.02(2)     $9.08(2)        (3)  $505,557 $768,051 $1,241,918
Russell M. Gard.........    55,409(1)(2)     33.7           0.02(2)      9.08(2)        (3)   502,006  762,655  1,233,193
Gregory M. Benson.......    53,386(1)(2)     32.4           0.02(2)      9.08(2)        (3)   483,677  734,810  1,188,169
Timothy E. Needham......      62.0(4)        11.2       1,312.50     2,625.00       2005        --       --        --
Edward Norton...........     152.0(4)        27.4       1,312.50     2,625.00       2005        --       --        --

- --------
(1) Options for Common Stock of the Company.
(2) Such options were granted prior to the Recapitalization. Number shown incorporates the effect of the stock split and the Preferred Stock conversion pursuant to the Recapitalization. See "The Recapitalization."
(3) Options will expire 15 months after the date of the termination of the executive officer's employment with the Company or any of its subsidiaries for any reason.
(4) Options for common stock of WR Acquisition, the former parent corporation of Williamhouse.
(5) Market price was determined in good faith by the Company's Board of Directors on the date of grant.
(6) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission (the "Commission"). Actual gains, if any, on stock options exercises depend on future performance of the Company's stock and overall market conditions. For purposes of this calculation, the option terms were assumed to be ten years. See Note (3). The potential realizable value at assumed appreciation rates on options for common stock of WR Acquisition held by Messrs. Needham and Norton were not calculated. All such options were exercised immediately prior to the Acquisition.

FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning options exercised during or held outstanding at the end of the last fiscal year by Mr. Hanson and the other named executives. All outstanding options are currently exercisable. There were no options exercised in the last fiscal year for securities of the Company. The options listed in the table under the heading "Shares Acquired on Exercise" were sold to the Company in connection with the Transactions and the amounts received as a result of such sales are listed in the table under the heading "Value Realized." See "Stock Options--Option Repurchases."

                                                             NUMBER OF SECURITIES
                              SHARES                              UNDERLYING         VALUE OF UNEXERCISED
                             ACQUIRED                        UNEXERCISED OPTIONS         IN-THE-MONEY
       NAME               ON EXERCISE (#) VALUE REALIZED ($)   AT FY-END (#)(3)   OPTIONS AT FY-END ($)(1)(3)
       ----               --------------- ------------------ -------------------- ---------------------------
Charles G. Hanson, III..     1,780.25(2)      $3,406,400           813,937                $7,245,267
Russell M. Gard.........     1,690.95(2)       3,251,379           773,115                 6,918,791
Gregory M. Benson.......     1,244.42(2)       2,401,584           568,947                 5,112,134
Timothy E. Needham......       372.00(4)       1,737,238              --                      --
Edward Norton...........       302.00(4)       1,371,708              --                      --
Martin R. Lewis.........       448.00(4)       2,045,895              --                      --

- --------
(1) Assumes a fair market value for the Common Stock at December 31, 1995 equal to $9.08 after giving effect to the Recapitalization.
(2) Number represents options for shares of Preferred Stock repurchased by the Company in connection with the Transactions and does not take into effect the Recapitalization.
(3) Such options were granted prior to the Recapitalization. Number shown incorporates the effects of the stock split and the Preferred Stock conversion pursuant to the Recapitalization. See "The Recapitalization."
(4) Options for common stock of WR Acquisition, the former parent corporation of Williamhouse.

DIRECTOR COMPENSATION

  Directors of the Company currently do not receive a salary or an annual retainer for their services. The Company expects that following the Offering, non-employee Directors will be paid an annual retainer of approximately $20,000, plus reimbursement for expenses incurred in attending Board meetings. In addition, such Directors will receive options to purchase Common Stock under the Company's Non-Employee Director Plan. Directors who are also employees of the Company will not receive any additional compensation for serving on the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors currently has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) an Executive Committee.

  The Audit Committee will make recommendations to the Board of Directors regarding the independent auditors to be nominated for election by the stockholders and will review the independence of such auditors, approve the scope of the annual audit activities of the independent auditors, approve the audit fee payable to the independent auditors and review such audit results. Price Waterhouse LLP presently serves as the independent auditors of the Company. The Audit Committee is currently comprised of Messrs. Lavine and Wolpow. The Company expects that one or more of the two additional Directors will be appointed to the Audit Committee following the Offering.

  The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet corporate objectives. In addition, the Compensation Committee will review the Chief Executive Officer's recommendations on (i) compensation of all officers of the Company and (ii) adopting and changing major Company compensation policies and practices, and report its recommendations to the whole Board of Directors for approval and authorization. The Board may also establish other committees to assist in the discharge of its responsibilities. The Compensation Committee is currently comprised of Messrs. Gay and Wolpow. The Company expects that one or more of the two additional Directors will be appointed to the Compensation Committee following the Offering.

  The Executive Committee reviews the Company's strategic planning processes and has the power to exercise the authority of the Board on specific matters assigned to it by the Board from time to time. The Executive Committee is currently comprised of Messrs. Hanson, Gard, Gay and Wolpow.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

  The Compensation Committee of the Board of Directors is currently comprised of Messrs. Gay and Wolpow, each of which formerly served as an officer of the Company. Messrs. Gay and Wolpow are both Managing Directors of Bain Capital, which is a party to Management Advisory Agreement with the Company. See "Certain Relationships and Related Transactions--Management Advisory Agreement."

MANAGEMENT AGREEMENTS

  Employment Agreements. In June 1996, the Company and Mr. Hanson entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Hanson agreed to serve as the Chief Executive Officer of the Company for a period of three years. Under the Employment Agreement, Mr. Hanson will receive
(i) an annual base salary equal to at least $450,000, (ii) an annual bonus up to 100% of his annual base salary (upon the Company achieving certain operating targets) and (iii) certain fringe benefits. Mr. Hanson will be entitled to receive a payment of $2.5 million upon a "change of control" of the Company (defined to include a person or group (other than Bain Capital) becoming an owner of more than 50% of the outstanding Common Stock or nominating a majority of the Directors who are then elected to the Board). If Mr. Hanson's employment is terminated for any reason prior to the termination of such agreement other than for Cause (as defined therein) or his resignation, he will be entitled to receive his base salary and fringe benefits for 24 months following such termination in addition to 50% of his bonus for the year in which his employment was terminated if the termination is during the first six months of the year or 100% if such termination was during the last six months of the year. Mr. Hanson has agreed not to compete with the Company for a period of two years following his termination of employment with the Company and not to disclose any confidential information at any time without the prior written consent of the Company.

  Mr. Hanson will participate on a pro rata basis in the over-allotment option granted to the U.S. Underwriters in the Offering. Except with respect to foregoing, Mr. Hanson has agreed under the Employment Agreement not to participate in any secondary offering of Common Stock or exercise any registration rights granted to him under the Registration Agreement (as defined) for a period ending on the earlier of (i) one year following the Offering or (ii) upon completion of a secondary offering. During such period, Mr. Hanson's estate may require the Company to purchase certain of his shares of Common Stock in the event Mr. Hanson dies during such period.

  Mr. Gard has entered into an employment agreement with the Company containing substantially similar terms. Under such agreement, Mr. Gard has agreed to serve as the Chief Operating Officer of the Company for (i) an annual base salary equal to at least $400,000, (ii) an annual bonus up to 100% of his annual base salary (upon the Company achieving certain operating targets) and (iii) certain fringe benefits. In addition, Mr. Gard will likewise participate on a pro rata basis in the over-allotment option granted to the U.S. Underwriters in the Offering and has also agreed not to participate in any secondary offering of Common Stock or exercise any registration rights granted to him under the Registration Agreement.

  1992 Management Agreements. The Company, Mr. Hanson, and Tyler Capital Fund, L.P., Tyler Massachusetts, L.P., and Tyler International, L.P.-II (collectively, the "Tyler Entities") entered into a Management Agreement, dated as of December 31, 1992 (the "Management Agreement"), pursuant to which Mr. Hanson purchased from the Tyler Entities (i) 1,800 shares of Class P Common Stock, (ii) 16,200 shares of Common Stock, and (iii) 15% subordinated Ampad promissory notes ("Ampad Notes") in the aggregate principal amount of $46,034.53, for an aggregate purchase price of $106,034.53. The Management Agreement also contained certain provisions relating to the terms of Mr. Hanson's employment, which have been superseded by the terms of the Employment Agreement. In connection with Mr. Hanson's relocation from New York to Dallas, Mr. Hanson received a $117,000 loan from the Company. At December 31, 1995, an aggregate of $112,000 remained outstanding under the loan (the largest amount during the last fiscal year). Interest on the loan accrues at an annual rate of 6.19%. In June 1996, the loan was forgiven in lieu of a bonus payment Mr. Hanson was otherwise entitled to receive.


  Messrs. Gard and Benson entered into similar management agreements with the Company and the Tyler Entities. Pursuant to their agreements, Messrs. Gard and Benson each purchased from the Tyler Entities (i) 1,800 shares of Class P Common Stock, (ii) 16,200 shares of Common Stock, and (iii) Ampad Notes in the aggregate principal amount of $40,000, for an aggregate purchase price of $100,000. Mr. Gard's management agreement has been superseded by his employment agreement. Mr. Benson's management agreement entitles him to receive an annual base salary of at least $175,000, a bonus of up to 100% of his average base salary and a severance payment if Mr. Benson's employment is terminated either without cause or due to death or permanent disability. Mr. Benson has agreed to certain restrictions on his ability to compete with the Company following his termination of employment.

  1992 IRA Note Purchases. The Company, Mr. Hanson, the Tyler Entities and Mr. Hanson's Individual Retirement Account ("IRA") entered into a Note Purchase Agreement dated as of December 31, 1992 (the "IRA Note Purchase Agreement") pursuant to which Mr. Hanson's IRA purchased on his behalf from the Tyler Entities Ampad Notes in the aggregate principal amount of $13,965.47. Covenants contained in the IRA Note Purchase Agreement are similar to those in the Management Agreement described above. Messrs. Gard and Benson entered into similar IRA note purchase agreements with the Company, the Tyler Entities and their respective IRAs. Pursuant to Messrs. Gard's and Benson's agreements, the IRA of each purchased on their behalf from Tyler Entities Ampad Notes in the aggregate principal amount of $20,000.00.

  Change in Control Agreements. Prior to the Acquisition, WR Acquisition, the former parent corporation of Williamhouse, entered into change in control agreements (the "Change in Control Agreements") with Timothy E. Needham, Edward Norton and certain other officers of Williamhouse. As a result of the Acquisition, WR Acquisition became a wholly owned subsidiary of the Company. The term of each Change in Control Agreement will continue until the expiration of thirty-six (36) months after the Acquisition. Generally, each officer or employee is entitled to receive, upon termination of employment during the term of the Change in Control Agreements (unless such termination is because of death or disability, by the Company for "Cause" (as defined in the Change in Control Agreements), or by the officer or employee other than for "Good Reason" (as defined in the Change in Control Agreements)), (i) a lump sum severance payment equal to thirty-six (36) months of his or her current annual base salary, as it may subsequently be increased, (ii) all amounts accrued (but not paid) under any compensation plan of the Company plus a lump sum payment equal to three times the average annual amount accrued under any such plan for the three fiscal years preceding such termination,
(iii) continued coverage for three years under Company's medical and disability plans and (iv) certain other specified payments. To date, the Company has paid approximately $2.25 million under such Change in Control Agreements and believes, based on current compensation levels, that the maximum amount of the severance payments that could be paid under the Change in Control Agreements will not exceed $11 million.

STOCK OPTIONS

  1992 Key Employees Stock Option Plan. On July 31, 1992, the Board of Directors of the Company adopted the Ampad Holding Corporation 1992 Key Employees Stock Option Plan, which authorizes grants of stock options (including options that are intended to qualify as "incentive stock options" within the meaning of

Section 422 of the Internal Revenue Code) and the sales of Common Stock to current or future employees, directors, consultants or advisers of the Company or its subsidiaries. The 1992 Stock Plan authorizes the granting of stock options for up to an aggregate of 200,000 shares of Common Stock (without giving effect to the Recapitalization). The number of shares issuable under the 1992 Stock Plan is subject to adjustment upon the occurrence of certain events (including, but not limited to, reorganizations, recapitalizations and stock dividends) to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. Under the 1992 Stock Plan, the Board is authorized to grant options for, or sell any class or classes of Common Stock at any time prior to the termination of the 1992 Stock Plan in such quantity, at such price, on such terms and subject to such conditions as established by the Board. The Company has not sold any shares of Common Stock under the 1992 Stock Plan.

  Currently, all options granted pursuant to the 1992 Stock Plan are exercisable and expire 15 months after the termination of the option holder's employment with the Company or any of its subsidiaries. Furthermore, pursuant to all existing agreements under which options have been granted under the 1992 Stock Plan, option holders are required to consent to a sale of all or substantially all of the assets or outstanding capital stock of the Company to any person or entity if such sale is approved by the Board or the holders of a majority of the Common Stock then outstanding. After giving effect to the Recapitalization, the following options issued under the 1992 Stock Plan will be outstanding: Mr. Hanson--options to purchase 813,937 shares of Common Stock at a weighted average purchase price of approximately $.18 per share; Mr. Gard--options to purchase 773,115 shares of Common Stock at a weighted average purchase price of approximately $.16 per share; and Mr. Benson--options to purchase 568,947 shares of Common Stock at a weighted average purchase price of approximately $.09 per share. See "Fiscal Year-End Option Values."

  At the time of the issuance of the Preferred Stock, the Company granted options to purchase Preferred Stock to its existing option holders pursuant to the anti-dilution provisions of the 1992 Stock Plan. In December 1995, the Company repurchased certain of these options in connection with the Company's redemption of a portion of its Preferred Stock. Messrs. Hanson, Gard and Benson received approximately $3.4 million, $3.3 million and $2.4 million, respectively, as a result of such repurchases. All outstanding options to purchase Preferred Stock will be converted into options to purchase shares of Common Stock in connection with the Recapitalization.

  1996 Stock Plan. Prior to the consummation of the Offering, the Company plans to adopt the American Pad & Paper Company 1996 Key Employees Stock Incentive Plan. The 1996 Stock Plan will provide for the granting to employees and other key individuals who perform services for the Company the following types of incentive awards: options to purchase Common Stock, stock appreciation rights with respect to the Common Stock, restricted shares of Common Stock, performance grants and other types of awards that the Compensation Committee deems to be consistent with the purposes of the 1996 Stock Plan. The 1996 Stock Plan will afford the Company flexibility in tailoring incentive compensation to support corporate and business objectives, and to anticipate and respond to changing business environments and competitive compensation practices.

  An aggregate of 1,500,000 shares of Common Stock of the Company will be reserved for issuance under the 1996 Stock Plan. Except for any other adjustments made by the Board of Directors relating to a stock split or certain other changes in the number of shares of Common Stock, or to reflect extraordinary corporate transactions, further increases in the number of shares authorized for issuance under the 1996 Stock Plan must be approved by the stockholders of the Company.

  Non-Employee Director Plan. Prior to the consummation of the Offering, the Company plans to adopt the American Pad & Paper Company Non-Employee Director Stock Option Plan. Pursuant to the Non-Employee Director Plan, each Director (other than Directors who are employees of the Company) will receive a one-time option grant to purchase 25,000 shares of Common Stock upon effectiveness of the Non-Employee Director Plan or, for new Directors, upon being elected to the Board. In addition, each Director will receive an annual grant of options to purchase 2,000 shares of Common Stock beginning on such Director's fourth anniversary of being elected to the Board. The initial one-time grants will vest over three years with 50% vesting in the first year and 25% in the remaining two years. The annual grants will vest in three equal installments. The exercise price for all options granted under the Non-Employee Director Plan will be at fair market value as of the time of such grant. Options granted under the Non-Employee Director Plan will generally terminate ten years after the date of the grant. An aggregate of 350,000 shares of Common Stock will be reserved for issuance under the Non-Employee Director Plan.

STOCK PURCHASE PLAN

  Prior to consummation of the Offering, the Company expects to adopt the American Pad & Paper Company Management Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan is designed to provide equity incentives to selected members of the Company's management, including employee Directors and executive officers. The eligible participants will be selected by the Compensation Committee upon the recommendation of the Company's Chief Executive Officer. It is currently anticipated that approximately 35 management employees will initially be eligible to participate in the Purchase Plan. Under the Purchase Plan, eligible participants will be able to elect to purchase shares of Common Stock in lieu of up to 25% of their annual incentive bonuses. The Common Stock will be sold under the Purchase Plan at a 25% discount from the fair market value on the date of purchase. The aggregate maximum number of shares of Common Stock that will be reserved and available for issuance under the Purchase Plan will be 250,000 shares.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The table below sets forth certain information regarding the equity ownership of the Company as of June 1, 1996 and immediately following the Offering, assuming in each case the effectiveness of the Recapitalization, by
(i) each person or entity who beneficially owns five percent or more of the Common Stock, (ii) each Director and executive officer named in the Summary Compensation Table, (iii) all Directors and current executive officers of the Company as a group and (iv) each Selling Stockholder. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

                             COMMON STOCK OWNED                         COMMON STOCK OWNED
                           PRIOR TO THE OFFERING                      AFTER THE OFFERING (1)
                          ---------------------------                ------------------------
                          NUMBER OF     PERCENTAGE OF SHARES BEING   NUMBER OF  PERCENTAGE OF
    NAME AND ADDRESS        SHARES         SHARES     OFFERED (1)      SHARES      SHARES
    ----------------      ----------    ------------- ------------   ---------- -------------
PRINCIPAL STOCKHOLDERS:
Bain Capital Funds......  13,151,040(2)     91.2%      3,030,807(3)  10,120,233     37.6%
c/o Bain Venture Capital
Two Copley Place
Boston, Massachusetts
 02116
DIRECTORS AND EXECUTIVE OFFICERS:
Charles G. Hanson, III
 (4)(5).................   1,102,442         7.2             --       1,102,442      4.0
Russell M. Gard (4)(6)..   1,061,621         7.0             --       1,061,621      3.8
Gregory M. Benson
 (4)(7).................     857,453         5.7             --         857,453      3.1
Robert C. Gay (8)(9)....  13,151,040        91.2       3,030,807     10,120,233     37.6
Jonathan S. Lavine
 (8)(10)................     986,309         6.8         227,306        759,003      2.8
Marc B. Wolpow (8)(11)..     986,309         6.8         227,306        759,003      2.8
Timothy E. Needham......         --          --              --             --       --
Edward Norton...........         --          --              --             --       --
All Directors and
 executive officers as a
 group (9 persons)(12)..  16,172,556        97.5%      3,030,807     13,141,748     45.2
OTHER SELLING STOCKHOLD-
 ERS:
Karl E. Lutz (13).......     120,211          *           27,704         92,507        *
Frederick H. Potts......     288,505         2.0%         66,489        222,016        *

- --------
  * Represents less than one percent.
 (1) Assumes no exercise of the U.S. Underwriters' over-allotment option and does not give effect to any purchases, if any, by such persons named in the table in the Offering. The Selling Stockholders (including Messrs. Hanson, Gard and Benson) have granted the U.S. Underwriters an option to purchase up to an aggregate of 2,343,750 additional shares to cover over-allotments, if any.
 (2) Includes 9,617,552 shares held by Tyler Capital Fund, L.P.; 1,970,570 shares held by Tyler Massachusetts, L.P.; 576,609 shares held by Tyler International, L.P.-II; 820,854 shares held by BCIP Associates ("BCIP Associates"); and 165,455 shares held by BCIP Trust Associates, L.P. ("BCIP Trust" and, collectively with BCIP Associates and the Tyler entities, the "Bain Capital Funds").
 (3) Bain Capital Funds will sell their shares in the Offering on a pro rata basis.
 (4) The address of such person is c/o the Company, 17304 Preston Road, Dallas, Texas 75252.
 (5) Includes 813,937 shares of Common Stock that can be acquired through currently exercisable options.
 (6) Includes 773,115 shares of Common Stock that can be acquired through currently exercisable options.
 (7) Includes 568,947 shares of Common Stock that can be acquired through currently exercisable options.
 (8) The address of such person is c/o Bain Venture Capital, Two Copley Place, Boston, Massachusetts 02116.
 (9) Mr. Gay is a Director of the Company. Mr. Gay is also a general partner of Bain Venture Capital, the general partner of the Tyler entities, and a general partner of BCIP Associates and BCIP Trust. Accordingly, Mr. Gay may be deemed to beneficially own shares owned by the Bain Capital Funds, although Mr. Gay disclaims beneficial ownership of any such shares.
(10) Mr. Lavine is a Director of the Company. Mr. Lavine is also a general partner of BCIP Associates and BCIP Trust. Accordingly, Mr. Lavine may be deemed to beneficially own shares owned by BCIP Associates and BCIP Trust, although Mr. Lavine disclaims beneficial ownership of any such shares.

(11) Mr. Wolpow is a Director of the Company. Mr. Wolpow is also a general partner of BCIP Associates and BCIP Trust. Accordingly, Mr. Wolpow may be deemed to beneficially own shares owned by BCIP Associates and BCIP Trust, although Mr. Wolpow disclaims beneficial ownership of any such shares.
(12) Includes shares which may be deemed to be beneficially owned by Messrs. Gay, Lavine and Wolpow as a result of their relationships with the Bain Capital Funds and shares that Messrs. Hanson, Gard and Benson can acquire through currently exercisable options.
(13) Karl E. Lutz, P.C. is partner of Kirkland & Ellis. Kirkland & Ellis has provided legal services to the Company over the past three years and expects to continue to do so in the future. Certain of Mr. Lutz's shares are held by an individual retirement account for his sole benefit.

  The Selling Stockholders (including Messrs. Hanson, Gard and Benson) have granted the U.S. Underwriters an option to purchase up to an aggregate of 2,343,750 additional shares to cover over-allotments, if any. The following table sets forth certain information regarding the equity ownership of the Company assuming the U.S. Underwriters' option is exercised in full:

                                                    COMMON STOCK
                               NUMBER OF     OWNED AFTER THE OFFERING(1)
                            SHARES OFFERED   --------------------------------
                           IN OVER-ALLOTMENT  NUMBER OF        PERCENTAGE OF
      NAME                      OPTION         SHARES             SHARES
      ----                 ----------------- ---------------- ---------------
Bain Capital Funds........     1,858,889            8,261,344            30.7%
Charles G. Hanson, III....       155,829              946,613             3.4
Russell M. Gard...........       150,059              911,561             3.3
Gregory M. Benson.........       121,201              736,252             2.7
Karl E. Lutz..............        16,992               75,516              *
Fredrick H. Potts.........        40,780              181,236              *

- --------
 *  Represents less than one percent.
(1) Assumes the U.S. Underwriters' over-allotment is exercised in full.

  The Company has agreed to pay all of the expenses of the Selling Stockholders in the Offering other than underwriting discounts and commissions. In the event the Underwriters' over-allotment is not exercised in full, the number of shares to be sold by the Selling Stockholders named above will be reduced proportionally.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION ARRANGEMENTS

  In connection with the Acquisition, members of Williamhouse's management received substantial payments for their equity interests in Williamhouse. Messrs. Needham and Norton received approximately $1,737,238 and $1,371,708, respectively, at the closing of the Acquisition for their shares of Williamhouse and pursuant to other equity-based arrangements. Bain Capital was paid a fee of $5 million by the Company for, among other things, its services in analyzing, negotiating and arranging the financing for the Acquisition. Prior to the Acquisition, the Company recapitalized its Common Stock and Class P Common Stock into Common Stock, Class P Common Stock and approximately $200 million aggregate liquidation value of Preferred Stock. In connection with such recapitalization, the Company declared a dividend on its Class P Common Stock and Common Stock of one share of Preferred Stock for each ten shares of Class P Common Stock and Common Stock. In December 1995, the Company redeemed on a pro rata basis a portion of such Preferred Stock with an aggregate liquidation value of approximately $70.6 million. At the same time, the Company declared a cash dividend of approximately $4.5 million on its Class P Common Stock and, thereafter, converted all outstanding Class P Common Stock on a share-for-share basis into Common Stock. The executive officers of the Company received an aggregate of 5,400 shares of Preferred Stock as a result of the Preferred Stock Dividend and cash consideration of approximately $267,819 as a result of the redemption of certain of their shares of Preferred Stock. In addition, approximately $8,901,520 was used by the Company to repurchase from the executive officers of the Company options to acquire Preferred Stock. See "Management--Stock Options--1992 Key Employees Stock Option Plan."

MANAGEMENT ADVISORY AGREEMENT

  In October 1995, the Company entered into a ten-year Management Advisory Agreement (the "Advisory Agreement") with Bain Capital to replace Bain Capital's prior agreement with the Company. Pursuant to the Advisory Agreement, Bain Capital provides management consulting, advisory services and support, negotiation and analysis of financial alternatives, acquisitions and dispositions and other services as agreed upon by the Company and Bain Capital. Under the Advisory Agreement, the Company (i) paid Bain Capital in connection with the offering of the Notes, in the aggregate, a cash financial advisory fee of $2.0 million, plus its out-of-pocket expenses and (ii) agreed to pay Bain Capital an aggregate annual fee of no less than $2.0 million, plus its out-of-pocket expenses. For the years ended December 31, 1995, 1994 and 1993, the Company paid Bain Capital $937,000, $684,000 and $431,000, respectively, in financial advisory fees pursuant to the Advisory Agreement or the prior agreement. Prior to the completion of the Offering, the Company and Bain Capital expect to amend and restate the Advisory Agreement to provide for an initial term of four years, subject to automatic one-year extensions beyond the initial term (not to exceed an aggregate of eight years) on each anniversary of the effective date of such agreement so long as Bain Capital continues to own at least 5% of the outstanding Common Stock. Under the amended Advisory Agreement, the Company will pay Bain Capital (i) an annual cash advisory fee of $2 million, plus out-of-pocket expenses, (ii) an aggregate fee of approximately $2.0 million, plus its out-of-pocket expenses in connection with the Proposed Equity Offering and (iii) a transaction fee in connection with the consummation of each acquisition, divestiture or financing by the Company or its subsidiaries in an amount equal to 1% of the aggregate value of such transaction. In connection therewith, the Company expects to pay Bain Capital transaction fees of approximately $3.0 million, plus its out-of-pocket expenses, in connection with the entering into of the New Bank Credit Agreement, approximately $300,000 for its services rendered in connection with the sale of the Personalizing Division and $550,000 for its services rendered in connection with the Niagara Acquisition. The Company believes that the fees received for the professional services rendered are at least as favorable to the Company as those which could be negotiated with a third party.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK CREDIT AGREEMENT

  On October 31, 1995, the Company and APPC entered into a Bank Credit Agreement with Bankers Trust Company, as agent for various lending institutions thereto (the "Agent"), providing for Term Loans of $245.0 million in the form of a multi-tranche facility, a revolving credit facility of $45.0 million and an IRB Letter of Credit facility of approximately $13.4 million. The Company used borrowings under the Bank Credit Agreement to provide funding necessary to consummate the Acquisition, with the revolving credit facility being used for working capital needs. Indebtedness under the Bank Credit Agreement is guaranteed by the Company and all current and future domestic subsidiaries of the Company except for the SPC (as defined), and is secured by
(i) a perfected security interest in substantially all the assets and property (other than certain equipment secured by purchase money security interests) of the Company and its subsidiaries except for the SPC, and (ii) a first priority perfected pledge of all capital stock of the immediate parent corporation of APPC, the Company and its current subsidiaries except for the SPC.

  The maturity and interest rates of the Term Loans under the Bank Credit Agreement vary by tranche. The overall effective interest rate for borrowings under the Term Loans as of March 31, 1996 was 9.0%. The revolving credit facility is a five-year facility bearing interest at a floating rate based, at the Company's option, on either the Eurodollar plus 275 basis points (subject to an interest rate reduction of 25 to 50 basis points if the Company meets certain financial ratios) or the bank base rate plus 175 basis points (subject to an interest rate reduction of 25 to 50 basis points if the Company meets certain financial ratios). The revolving credit facility includes a letter of credit sublimit of $20 million. APPC is required to pay the lenders under the Bank Credit Agreement in the aggregate a commitment fee equal to 0.5% per annum, payable on a quarterly basis, on the daily average unused portion of this facility. As of March 31, 1996, the Company did not have any outstanding borrowings under the revolving credit facility.

  The Bank Credit Agreement requires APPC to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined therein), minimum interest coverage and maximum leverage ratio. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

  The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults, failure of any guaranty or security agreement supporting the Bank Credit Agreement to be in full force and effect and change of control of the Company.

NEW BANK CREDIT AGREEMENT

  Contemporaneously with the Offering, the Company intends to (i) refinance and retire all remaining indebtedness under the Bank Credit Agreement with a portion of the proceeds of the Offering, and (ii) enter into the New Bank Credit Agreement. The New Bank Credit Agreement will be a revolving credit facility with a maximum availability of $300 million with the following principal terms: Loans will be made under the New Bank Credit Agreement directly to APPC and will be guaranteed by the Company and each of its subsidiaries (other than the SPC). Loans made under the New Bank Credit Agreement will bear interest at a rate per annum equal to, at the Company's option, (i) the Base Rate plus the Applicable Margin or (ii) the Eurodollar Rate plus the Applicable Margin (as each term is defined in the New Bank Credit Agreement). The Applicable Margin for the Base Rate loans will vary from 0% to .75% and the Applicable Margin for Eurodollar Loans will vary from
 .75% to 1.75%, each based on the Company's Leverage Ratio and the type of loan. Availability under the New Bank Credit Agreement will be subject to an unused commitment fee which will be a percentage of the unutilized revolving loan commitment. This percentage will vary from .3% to .5% based on the Company's Leverage Ratio.

  Availability under the New Bank Credit Agreement will generally be reduced to the extent of the net proceeds of a sale of assets by the Company, the net proceeds of an issuance of debt by the Company or 50% of the net proceeds of an issuance of equity by the Company. Availability will also be reduced by $50 million in 1999 and $50 million in 2000. The New Bank Credit Agreement is expected to terminate in 2001. The Company will be permitted to make acquisitions under the New Bank Credit Agreement up to $25 million per acquisition without the consent of the Required Banks and up to $50 million per acquisition if, on a pro forma basis giving effect to such acquisition, the Company's Leverage Ratio is less than 3.0 to 1.0. The New Bank Credit Agreement will be secured to the same extent as the Bank Credit Agreement and will contain similar restrictive covenants, financial tests and events of default. The foregoing description of the material terms of the New Bank Credit Agreement is qualified in its entirety by reference by the executed term sheet relating to the New Bank Credit Agreement, which has been filed as an exhibit to the registration statement to which this Prospectus is a part.

NOTES

  The Notes were issued pursuant to the Indenture, dated as of December 1, 1995, by and among APPC, certain subsidiary guarantors and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The net proceeds to APPC from the sale of the Notes were approximately $194 million (after deducting the initial purchasers' discount and certain fees and expenses). The net proceeds of such sale were used to (i) repurchase the Old Debentures of Williamhouse, (ii) to pay a cash dividend on the Class P Common Stock, (iii) to redeem a portion of the Preferred Stock, (iv) to pay related fees and expenses and (v) to provide for working capital. The Notes are limited in aggregate principal amount to $200 million and mature on November 15, 2005. Interest on the Notes accrues at the rate of 13% per annum and will be payable semi-annually in cash on each May 15 and November 15 commencing on May 15, 1996.

  The Notes are redeemable, at APPC's option, in whole at any time or in part from time to time, on and after November 15, 2000, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

              YEAR                      PERCENTAGE
              ----                      ----------
              2000.....................  106.500%
              2001.....................  104.333
              2002.....................  102.167
              2003 and thereafter......  100.000

  At any time, or from time to time, on or prior to November 15, 1998, APPC may, at its option, use the net cash proceeds of one or more public equity offerings (as defined in the Indenture) to redeem up to 35% of the aggregate principal amount of Notes originally issued at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on November 15 of the year set forth below, plus, in each case, accrued interest to the date of redemption:

              YEAR                      PERCENTAGE
              ----                      ----------
              1995.....................   111.0%
              1996.....................   113.0
              1997.....................   113.0

provided that at least $100 million aggregate principal amount of Notes remains outstanding immediately after any such redemption.

  The Notes are unsecured obligations of APPC, ranking subordinate in right of payment to all Senior Debt of APPC. As of March 31, 1996, APPC had approximately $253.5 million of Senior Debt and the Subsidiary Guarantors (as defined) had approximately $8.6 million of Senior Debt (excluding guarantees of Senior Debt). As of March 31, 1996, the Company had approximately $45.7 million available to be drawn under the revolving credit portion and letter of credit facility of the Bank Credit Agreement. Each subsidiary of APPC (other than the SPC) (collectively, the "Subsidiary Guarantors") has fully and unconditionally guaranteed, on a senior subordinated basis, jointly and severally, the performance of APPC's obligations under the Indenture and the Notes. The guarantees are subordinated to Senior Debt of the Subsidiary Guarantors on the same basis as the Notes are subordinated to the Senior Debt of APPC. Under the Indenture (without giving effect to the restrictions in the Bank Credit Agreement), the Company could have incurred approximately $74 million of additional indebtedness, including indebtedness senior in right of payment to the Notes, at March 31, 1996.

  The Indenture provides that upon the occurrence of a "change of control," each holder will have the right to require that APPC purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase. "Change of Control" is defined under the Indenture to mean: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (other than to Bain Capital and certain related parties); (ii) the liquidation or dissolution of the Company; (iii) any person or group (other than Bain Capital and certain related parties) becoming the owner of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted such Board of Directors at the beginning of such period without the approval of a majority of such Board of Directors then still in office.

  The Indenture governing the Notes contains certain covenants, including limitations on the incurrence of indebtedness, the making of restricted payments, transactions with affiliates, the existence of liens, disposition of proceeds of asset sales, the making of guarantees by subsidiaries, transfer and issuances of stock of subsidiaries, the imposition of dividend or other payment restrictions on subsidiaries, certain mergers and sales of assets, the application of proceeds from an initial public offering, and the ability of APPC to pay dividends to the Company. See "Risk Factors--Dividend Policy; Restrictions on Payment of Dividends." Such provisions of the Indenture may, in certain circumstances, make it more difficult or discourage a takeover of the Company, whether favored or opposed by management of the Company.

  The foregoing description of the material terms of the Indenture is qualified in its entirety by reference to the Indenture, which has been filed on an exhibit to the registration statement to which this Prospectus is a part.

ACCOUNTS RECEIVABLE FACILITY

  The Accounts Receivable Facility was established simultaneously with the consummation of the Acquisition. Pursuant to the Accounts Receivable Facility, the Company and its subsidiaries are deemed to have sold to a wholly owned special purpose corporation of the Company (the "SPC") all of the receivables generated by the Company and its subsidiaries upon the creation of such receivables. The SPC then transfers the receivables purchased from the Company and its subsidiaries each day to a master trust (the "Trust"). The SPC is operated in a fashion intended to ensure that its assets and liabilities are distinct from those of the Company and its other affiliates, and that its assets are not available to satisfy claims of creditors of the Company and its subsidiaries.

  At the time of the Acquisition, the Company sold all of its receivables to the SPC. The SPC, in turn, transferred the receivables to the Trust in exchange for a "Variable Funding Certificate" and a "Transferor Certificate," each representing an undivided interest in the securities and other assets of the Trust. Immediately thereafter, the SPC sold the Variable Funding Certificate to Bankers Trust Company.

  The Trust has issued an aggregate principal amount of $60 million Class A Variable Rate Trade Receivables Backed Certificates, Series 1996-1 (the "Class A Certificates") and Class Board Variable Rate Trade Receivables Backed Certificates, Series 1996-1 (the "Class B Certificates"). The Class A Certificates are "revolving" certificates, the principal amount of which may be increased or decreased by the SPC, subject to certain standard conditions precedent. The Class B Certificates have a fixed principal amount and are subordinated to the Class A Certificates. The Class A Certificates and the Class B Certificates have a term of approximately 4 1/2 years until their scheduled amortization dates. The interest rate of the Class A Certificates is equal to a reserve-adjusted Eurodollar rate or an alternate base rate plus a given spread. The interest rate of the Class B Certificates is equal to a reserve-adjusted Eurodollar rate plus a given spread. The Company expects that the Class A Certificates have been rated AAA and the Class B Certificates have been rated BBB by Standard & Poor's Rating Group. The SPC used the proceeds of the issuance of the Class A Certificates and Class B Certificates to repay the Variable Funding Certificate described in the preceding paragraph.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  At the time of the Offering the total amount of authorized capital stock of the Company will consist of 75,000,000 shares of Common Stock, par value $0.01 per share, and 150,000 shares of preferred stock, par value $0.01 per share (the "Serial Preferred Stock"). Upon completion of the Offering, 26,925,272 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. As of March 31, 1996, there were 900,000 shares of Common Stock and 58,449 shares of Preferred Stock outstanding (each before giving effect to the Recapitalization) and each were held by 11 holders of record. The discussion herein describes the Company's capital stock, the Restated Certificate of Incorporation and By-laws as anticipated to be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate of Incorporation and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  The Restated Certificate of Incorporation and By-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Serial Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Serial Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

  The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "AGP."

SERIAL PREFERRED STOCK

  The Company currently has an aggregate of 58,449 shares of Preferred Stock outstanding. All of the outstanding Preferred Stock will be converted into shares of Common Stock prior to the completion of the Offering contemplated hereby. See "The Recapitalization."

  The Company's Board of Directors may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Serial Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Serial Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Serial Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Serial Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Board of Directors of the Company, without stockholder approval, may issue shares of Serial Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Serial Preferred Stock outstanding, and the Company has no present intention to issue any shares of Serial Preferred Stock.

CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

  The Restated Certificate of Incorporation provides for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered terms. Approximately one-third of the Board will be elected each year. See "Management." Under the Delaware General Corporation Law, directors serving on a classified board can only be removed for cause. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  The Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Restated Certificate of Incorporation and the By-laws provides that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors or by the chief executive officer of the Company. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

  The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board.

  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

  The Restated Certificate of Incorporation and By-laws provide that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Restated Certification of Incorporation and By-laws could enable a minority of the Company's stockholders to exercise veto power over any such amendments.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder," owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a Person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated Certificate of Incorporation limits the liability of Directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Restated Certificate of Incorporation will provide that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current Directors and executive officers prior to the completion of the Offering.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors--Potential Adverse Impact of Shares Eligible for Future Sale."

  Upon completion of the Offering, the Company expects to have 26,925,272 shares of Common Stock outstanding. In addition, 2,156,000 shares of Common Stock will be issuable upon the exercise of outstanding stock options. Of the shares outstanding after the Offering, the 15,625,000 shares of Common Stock (17,968,750 shares if the Underwriters' over-allotment is exercised in full) sold in the Offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate"), as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the volume limitations of Rule 144. An aggregate of 11,300,272 shares of Common Stock held by existing stockholders upon completion of the Offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 269,253 shares immediately after the Offering) or the average weekly reported volume of trading of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other restrictions described above. In June 1995, the Commission proposed reducing the two and three year bidding periods under Rule 144 described above to one and two years respectively. Ninety days after the date of this Prospectus, approximately 11,300,272 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described above.

  Any employee of the Company who purchased his or her shares of Common Stock or received an option to purchase Common Stock pursuant to a written compensation plan or contract while the Company was not subject to the reporting requirements of the Exchange Act may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits Affiliates to sell their Rule 701 shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the Company became subject to the reporting requirements of the Exchange Act. All of the outstanding options are currently exercisable by the holders thereof. The shares of Common Stock issuable upon the exercise of the outstanding options will be eligible for sale in the public market 90 days after the date of this Prospectus pursuant to Rule 701 under the Securities Act, subject to the volume limitations and other restrictions of Rule 144 described above.

  Notwithstanding the foregoing, in connection with the Offering, the Company's executive officers, Directors and certain existing stockholders of the Company, who own in aggregate approximately 13,456,272 shares of Common Stock (including 2,156,000 shares which can be acquired through currently exercisable options), have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated ("Morgan Stanley") on behalf of the Underwriters, they will not (a) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or (b) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement (as defined), (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option sold or granted pursuant to an existing benefit plan of the Company and outstanding on the date of this Prospectus or
(iii) transfer of shares of Common Stock in a bona fide charitable distribution or any estate planning distribution.

REGISTRATION AGREEMENT

  The Company and substantially all of its existing stockholders, including the Bain Capital Funds and management, have entered into a registration agreement (the "Registration Agreement"). Under the Registration Agreement, the holders of a majority of the registrable securities owned by the Bain Capital Funds and related investors have the right at any time, subject to certain conditions, to require the Company to register any or all of their shares of Common Stock under the Securities Act on Form S-1 (a "Long-Form Registration") on three occasions at the Company's expense and on Form S-2 or Form S-3 (a "Short-Form Registration") on an unlimited number of occasions at the Company's expense. The Company is not required, however, to effect any such Long-Form Registration or Short-Form Registration within six months after the effective date of a prior demand registration and may postpone the filing of such registration for up to six months if the holders of a majority of the registrable securities agree that such a registration would likely have a material adverse effect on the Company. In addition, all holders of registrable securities are entitled to request the inclusion of any shares of Common Stock subject to the Registration Agreement in any registration statement at the Company's expense whenever the Company proposes to register any of its securities under the Securities Act, subject to certain conditions. In connection with all such registrations, the Company has agreed to indemnify all holders of registrable securities against certain liabilities, including liabilities under the Securities Act. Beginning 180 days after the date of the Prospectus, the holders of an aggregate of 11,078,256 shares of Common Stock will have demand registration rights pursuant to the Registration Agreement.

                      CERTAIN MATERIAL FEDERAL INCOME TAX
                   CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

  The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person or entity that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change either retroactively or prospectively. EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

  Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-United States Holder on Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  The Company currently does not intend to pay dividends on the Common Stock. See "Dividend Policy." In the event that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and an Internal Revenue Service Form 4224 (or, if and when the Proposed Regulations become effective, an Internal Revenue Service Form W-8) is filed with the payor. Dividends that are effectively connected with the conduct of a trade or business within the United States are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. A foreign corporation receiving effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of the foreign corporation's effectively connected earnings and profits, subject to certain adjustments.

  Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-United States Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-United States Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-United States Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity. Certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption.

  A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not and does not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes.

  If an individual Non-U.S. Holder falls under clause (i) above, he or she will be taxed on his or her net gain derived from the sale at regular graduated U.S. federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which gain may be offset by U.S. capital losses. If a Non-U.S. Holder that is a foreign corporation falls under clause
(i) above, it will be taxed on its gain at regular graduated U.S. federal income tax rates and may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified in an applicable income tax treaty. If the Company is a "U.S. real property holding corporation" at any time during the five-year period ending on the date of the disposition, a Non-U.S. Holder who has held more than 5% of the Common Stock at any time during the shorter of the five-year period ending on the date of the disposition (taking into account certain attribution rules) or such holder's holding period will be taxed on its gain at regular graduated U.S. federal income tax rates or, if higher, the graduated rates used for alternative minimum tax purposes.

FEDERAL ESTATE TAX

  An individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

  Under Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld, if any, with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

  Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) will generally not apply to dividends paid to Non-U.S. Holders outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding. In that regard, under temporary United States Treasury regulations, backup withholding will not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" or have failed to provide, in the manner required, certain identifying information.

  In general, backup withholding and information reporting will not apply to a payment of the proceeds of a disposition of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

  Payment by a United States office of a broker of the proceeds of a disposition of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption.

  The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions under which a Non-United States Holder would be subject to backup withholding in the absence of the required certification.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITERS

  Under the terms and subject to the conditions in the Underwriting Agreement, dated the date of this Prospectus (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell 12,500,000 and 3,125,000 shares, respectively, of the Company's Common Stock and the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Alex. Brown & Sons Incorporated, BT Securities Corporation, CS First Boston Corporation, Goldman, Sachs & Co., Salomon Brothers Inc and Wasserstein Perella Securities, Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Alex. Brown & Sons Incorporated, Bankers Trust International PLC, CS First Boston Limited, Goldman Sachs International, Salomon Brothers International Limited and Wasserstein Perella Securities, Inc. are serving as International Representatives, have severally agreed to purchase, the respective number of shares of Common Stock set forth opposite their names below:

                                                                      NUMBER OF
                                    NAME                                SHARES
                                    ----                              ----------
       U.S. Underwriters:
         Morgan Stanley & Co. Incorporated...........................
         Alex. Brown & Sons Incorporated.............................
         BT Securities Corporation...................................
         CS First Boston Corporation.................................
         Goldman, Sachs & Co. .......................................
         Salomon Brothers Inc........................................
         Wasserstein Perella Securities, Inc. .......................
                                                                      ----------
           Subtotal.................................................. 12,500,000
                                                                      ----------
       International Underwriters:
         Morgan Stanley & Co. International Limited..................
         Alex. Brown & Sons Incorporated.............................
         Bankers Trust International PLC.............................
         CS First Boston Limited.....................................
         Goldman Sachs International.................................
         Salomon Brothers International Limited......................
         Wasserstein Perella Securities, Inc. .......................
                                                                      ----------
           Subtotal..................................................  3,125,000
                                                                      ----------
           Total..................................................... 15,625,000
                                                                      ==========

  The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters". The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any U.S. Shares (as defined below) being sold by it for the account of anyone other than a United States or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions, (a) it is not purchasing any International Shares (as defined below) being sold by it for the account of any United States or Canadian Person and (b) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter shall apply only to shares purchased by it in its capacity as a U.S. Underwriter,
(ii) made by it in its capacity as an International Underwriter shall apply only to shares purchased by it in its capacity as an International Underwriter, and (iii) do not restrict its ability to distribute any prospectus relating to the shares of Common Stock to any person. The foregoing limitations do not apply to stabilization actions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters under the Underwriting Agreement are referred to herein as the U.S. Shares and the International Shares, respectively.

  Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares so sold shall be the Price to Public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or any province or territory thereof and has represented that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such shares of Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares of Common Stock in Canada or to, or for the benefit of, any resident of Canada in contravention of the securities laws of Canada or any province or territory thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province of Canada in which such offer is made, and that such dealer will deliver to any other dealer to whom it sells any of such shares of Common Stock a notice to the foregoing effect.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that (a) it has not offered or sold and will not, during the period of six months from the date of the Offering, offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, going or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995) (the "Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988, or to any person to whom the document may lawfully be issued or passed on.

  Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the shares of Common Stock acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter further agrees to send to any dealer who purchases from it any of the shares of Common Stock a notice stating in substance that, by purchasing such shares, such dealer represents and agrees that it has not offered or sold and will not offer or sell any of such shares, directly or indirectly in Japan or to or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer whom it sells any of such shares of Common Stock a notice containing substantially the same statement as contained in the foregoing.

  The Underwriters propose to offer part of the shares of Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession
not in excess of $    a share below the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

  At the request of the Company, the U.S. Underwriters have reserved for sale, at the initial public offering price, up to 781,250 shares to be issued by the Company and offered hereby for Directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Pursuant to the Underwriting Agreement, the Selling Stockholders have granted the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 2,343,750 additional shares of Common Stock at the Price to Public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the Offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

  The Company, all of the Company's executive officers and Directors and certain other stockholders of the Company, who will own after the Offering in the aggregate approximately 13,456,272 shares of Common Stock (including 2,156,000 shares which can be acquired through currently exercisable options) have agreed that, without the prior written consent of Morgan Stanley, they will not (a) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement; (ii) the issuance by the Company of shares of Common Stock upon the exercise of an option sold or granted pursuant to an existing employee benefit plan of the Company and outstanding on the date of this Prospectus or (iii) transfer of shares of Common Stock in a bona fide charitable distribution or any estate planning distribution.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "AGP." In order to meet the requirements for listing of the Common Stock on that exchange, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The rules of the National Association of Securities Dealers, Inc. (the "NASD") provide that no NASD member shall participate in a public offering of an issuer's securities where more than 10% of the net offering proceeds are intended to be paid to members participating in the distribution of the offering or associated or affiliated persons of such members, unless a "qualified independent underwriter" shall have been engaged on the terms provided in such rules. BT Securities Corporation ("BT Securities") may be deemed to be participating in such a transaction if greater than 10% of the net proceeds from the sale of the Common Stock is used to repay outstanding indebtedness of the Company to Bankers Trust Company, an affiliate of BT Securities, under the Bank Credit Agreement.

  In view of such potential use of proceeds, the Offering is being conducted in accordance with the rules of the NASD and Morgan Stanley is acting as "qualified independent underwriter" within the meaning of such rules. In connection therewith, Morgan Stanley has participated in the preparation of the Registration Statement of which this Prospectus forms a part. It has exercised its usual standards of "due diligence" with respect thereto and has recommended the maximum price at which the Common Stock may be offered hereby. Morgan Stanley will receive no separate fee for its services as qualified independent underwriter, although the Company has agreed to reimburse its expenses incurred as a result of such engagement. Pursuant to the provisions of Schedule E, NASD members may not execute transactions in Common Stock offered hereby to any accounts over which they exercise discretionary authority without the prior written approval of the customer, in accordance with Section 12 of Schedule E of the NASD Bylaws.

  BT Securities and its affiliates have from time to time in recent years performed various investment banking, banking and other financial advisory services for the Company for which it has received customary compensation. Such services included BT Securities acting as placement agent for the private placement of the Notes of APPC and for the private placement of Class A and Class B Variable Funding Certificates of the SPC. Bankers Trust Company, an affiliate of BT Securities, is the holder of the outstanding Variable Funding Certificates of the SPC. Wasserstein Perella Securities, Inc. has also received certain fees in connection with financial advisory services performed in connection with the Acquisition and related financings and acted as placement agent for the private placement of the Notes.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the shares of Common Stock of the Company. Consequently, the initial public offering price was determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the initial public offering price were the Company's record of operations, the Company's current financial condition and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities market and the market prices of similar securities of companies considered comparable to the Company. There can be no assurance that a regular trading market for the shares of Common Stock will develop after the Offering or, if developed, that a public trading market can be sustained. There can also be no assurance that the prices at which the Common Stock will sell in the public market after the Offering will not be lower than the price at which it is issued by the Underwriters in the Offering.

                                    EXPERTS

  The Company's consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The WR Acquisition, Inc. consolidated balance sheets as of October 31, 1995 and December 31, 1994, and the statements of operations, cash flows and changes in stockholders' equity (deficiency) for the ten months ended October 31, 1995 and each of the two years ended December 31, 1993 and 1994 have been included in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent accountants, appearing elsewhere herein, on the authority of said firm as experts in auditing and accounting.

  The Globe-Weis statements of net sales and cost of sales for the nine months ended July 31, 1994 and the twelve months ended July 31, 1995 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Niagara Envelope Company, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis, New York, New York (a partnership which includes professional corporations). Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. Karl E. Lutz, whose professional corporation is a partner of Kirkland & Ellis, beneficially owns 120,211 shares of Common Stock and is a Selling Stockholder.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock being offered in the Offering. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

  Upon completion of the Offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the Commission. In addition, APPC and certain of its wholly owned subsidiaries are expected to be subject to the information requirements of the Exchange Act upon the effectiveness of their Registration Statement on Form S-1 (Commission File No. 333-3006) ("Exchange Offer Registration Statement") relating to the offering to exchange of the Notes for Notes registered under the Securities Act. The Registration Statement and the Exchange Offer Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company or APPC with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or any part thereof may also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The Unaudited Pro Forma Consolidated Statement of Income for the year ended December 31, 1995 gives effect to (i) the Transactions, (ii) the Globe-Weis Acquisition, (iii) the pending sale of the Personalizing Division, (iv) the Recapitalization, (v) the refinancing of the Bank Credit Agreement, (vi) the Niagara Acquisition and (vii) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if they had occurred on January 1, 1995. The Unaudited Pro Forma Consolidated Statement of Income for the three months ended March 31, 1996 gives effect to (i) the Recapitalization, (ii) the refinancing of the Bank Credit Agreement, (iii) the pending sale of the Personalizing Division, (iv) the Niagara Acquisition and
(v) the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if they had occurred on January 1, 1996. The unaudited pro forma financial data are based on the historical financial statements of the Company, Williamhouse and Niagara and the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Consolidated Statements of Income do not (a) purport to represent what the Company's results of operations actually would have been if the foregoing transactions occurred as of the dates indicated or what such results will be for any future periods, or (b) give effect to certain non-recurring charges resulting from the Transactions, the refinancing of the Bank Credit Agreement and the Offering, including certain non-cash compensation charges directly related to the Acquisition and an extraordinary charge from the write-off of deferred financing fees and direct expenses resulting from the refinancing of the Bank Credit Agreement, a portion of the Notes and existing Ampad, Williamhouse and Niagara debt.

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1996 gives effect to (i) the Recapitalization, (ii) the refinancing of the Bank Credit Agreement, (iii) the Niagara Acquisition and (iv) the Offering and the application of the net proceeds therefrom to the Company as described under "Use of Proceeds," as if such transactions had occurred as of March 31, 1996. The historical financial statements of the Company already reflect (i) the Transactions, (ii) the Globe-Weis Acquisition and (iii) the pending disposal of the Personalizing Business as of March 31, 1996. The historical financial statements and the Unaudited Pro Forma Consolidated Statements of Income reflect the preliminary allocation of purchase price to the Company's tangible and intangible assets and liabilities. The final allocation of purchase price, and the resulting amortization expense may differ somewhat from the preliminary estimates primarily due to the final allocation being based on the actual proceeds to be received from the disposal of the Personalizing Division. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of the Notes to Consolidated Financial Statements of the Company included herein.

  The unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements of the Company, Williamhouse and Niagara and the accompanying notes thereto included elsewhere in this Prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                        HISTORICAL
                                                       WILLIAMHOUSE  HISTORICAL
                          THE COMPANY                    FOR THE      NIAGARA
                          FOR THE YEAR                  TEN-MONTH     FOR THE
                             ENDED       GLOBE-WEIS    PERIOD ENDED  YEAR ENDED  TRANSACTIONS
                          DECEMBER 31,  ACQUISITION    OCTOBER 31,  DECEMBER 31,  AND OTHER         COMPANY
                              1995     ADJUSTMENTS(1)      1995         1995     ADJUSTMENTS       PRO FORMA
                          ------------ --------------  ------------ ------------ ------------      ---------
Net sales...............    $259,341      $32,600        $219,366     $105,860     $   --          $617,167
Cost of sales...........     211,814       32,860         152,781       82,193        (375)(4)      481,804
                                                                                     2,339 (6)
                                                                                     1,108 (6)
                                                                                      (916)(13)
                            --------      -------        --------     --------     -------         --------
Gross profit............      47,527         (260)         66,585       23,667      (2,156)         135,363
Selling, general and
 administrative
 expenses...............      18,545          358          39,866       15,187       1,820 (2(b))    74,678
                                                                                     1,000 (3)
                                                                                     2,862 (3)
                                                                                    (7,029)(5)
                                                                                     1,063 (10)
                                                                                    (1,828)(11)
                                                                                      (974)(11)
                                                                                     5,000 (12)
                                                                                      (192)(13)
                                                                                    (1,000)(14)
Non-recurring
 compensation charge....      27,632          --            9,544                  (33,809)(9)        3,367
                            --------      -------        --------     --------     -------         --------
Income (loss) from
 operations.............       1,350         (618)         17,175        8,480      30,931           57,318
Interest expense........      13,657          --           11,615          922       4,759 (2(a))    30,953
Other (income) expense..        (735)         --             (124)         217         --              (642)
                            --------      -------        --------     --------     -------         --------
Income (loss) before
 income taxes...........     (11,572)        (618)          5,684        7,341      26,172           27,007
Provision for (benefit
 from) income taxes.....      (6,538)        (247)(7)       2,224        2,762      11,613 (8)        9,814
                            --------      -------        --------     --------     -------         --------
Net income (loss) from
 continuing operations
 and before
 extraordinary items....    $ (5,034)     $  (371)       $  3,460     $  4,579     $14,559         $ 17,193
                            ========      =======        ========     ========     =======         ========
Pro forma net earnings per common and common equivalent share from continuing operations
 and before extraordinary items(15)........................................................            $.59
                                                                                                   ========
Pro forma weighted average number of common and common equivalent shares outstanding(15)...          29,063
                                                                                                   ========


                            See accompanying notes.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                           THE COMPANY    NIAGARA
                          FOR THE THREE   FOR THE
                             MONTHS     THREE MONTHS
                              ENDED        ENDED     TRANSACTIONS
                            MARCH 31,    MARCH 31,    AND OTHER        COMPANY
                              1996          1996     ADJUSTMENTS      PRO FORMA
                          ------------- ------------ ------------     ---------
Net sales...............    $121,418      $28,317                     $149,735
Cost of sales...........      97,889       23,314       $  277 (6)     121,245
                                                          (235)(13)
                            --------      -------       ------        --------
Gross profit............      23,529        5,003          (42)         28,490
Selling, general and
 administrative
 expenses...............      11,026        2,423           93 (3)      14,493
                                                         1,250 (12)
                                                           (49)(13)
                                                          (250)(14)
                            --------      -------       ------        --------
Income from operations..      12,503        2,580       (1,086)         13,997
Interest expense........      12,542          147       (4,951)(2(a))    7,738
Other (income) expense..        (269)           4                         (265)
                            --------      -------       ------        --------
Income before income
 taxes..................         230        2,429        3,865           6,524
Provision for income
 taxes..................         102          911        1,583 (8)       2,596
                            --------      -------       ------        --------
Net income from
 continuing operations
 and before
 extraordinary items....    $    128      $ 1,518       $2,282        $  3,928
                            ========      =======       ======        ========
Pro forma net earnings per common and common equivalent
 share(15)......................................................          $.14
                                                                      ========
Pro forma weighted average number of common and common
 equivalent shares outstanding(15)..............................        29,063
                                                                      ========


                            See accompanying notes.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996
                            (DOLLARS IN THOUSANDS)

  The Unaudited Pro Forma Consolidated Statements of Income give effect to the following unaudited pro forma adjustments:

  (1) Reflects the inclusion of Globe-Weis unaudited historical results of operations for the seven and one-half months ended August 15, 1995. Globe-Weis' results after August 15, 1995 are included in the Company's historical results. Operating data for preacquisition periods for Globe-Weis are set forth below:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
       Net sales..............................................      $32,600
       Cost of sales(a).......................................       32,860
                                                                    -------
       Gross profit (loss)....................................         (260)
       Selling, general and administrative expenses(a)........          358
                                                                    -------
       Income (loss) from operations..........................      $  (618)
                                                                    =======

- --------
(a) Certain reclassifications were made to the unaudited historical results of operations to conform to the Company's presentation.

(2(a)) Addition to pro forma interest expense is summarized below. The adjustments set forth below adjust historical interest expense for the year ended December 31, 1995 and the period ended March 31, 1996 to reflect use of the proceeds from the Offering, the assumption and contemporaneous refinancing of all but $3,900 of Niagara's indebtedness, and the refinancing of the Bank Credit Agreement with the proceeds from the New Bank Credit Agreement.

                                                  YEAR ENDED      PERIOD ENDED
                                               DECEMBER 31, 1995 MARCH 31, 1996
                                               ----------------- --------------
     Elimination of Ampad, Williamhouse and
      Niagara historical interest expense....      $(26,194)        $(12,689)
                                                   --------         --------
     Interest on the Notes after retirement
      of $70,000 from proceeds of the Offer-
      ing....................................        16,900            4,225
     Interest on $10,628 of existing IRB and
      other debt (Avg. 5.175%)...............           550              137
     Interest on net borrowings of $176,867
      under New Bank Credit Agreement at
      LIBOR (5.50%) plus 1.75% (including
      additional borrowings of $32,992
      related to the Niagara Acquisition)....        12,823            3,206
     Interest on $3,900 of IRB debt assumed
      in Niagara Acquisition.................           205               51
     Bank fees on IRB letters of credit at
      2.00% on $8,049 of outstanding debt....           161               40
     Interest on unused New Bank Credit
      Agreement commitment of $115,084 at
      0.50%..................................           575              144
     Annual administrative fee on New Bank
      Credit Agreement.......................           200               50
     Interest on amount of debt to be repaid
      from the proceeds from the sale of the
      Personalizing Division ($46,800 at an
      interest rate of LIBOR (5.50%) plus
      1.75%). (The Company has signed a
      letter of intent to sell the
      Personalizing Division and is required,
      pursuant to the Bank Credit Agreement,
      to use any proceeds from asset sales to
      pay down debt.)........................        (3,393)            (848)
                                                   --------         --------
     Cash interest expense...................        28,021            7,005
     Amortization of debt issuance costs on
      New Bank Credit Agreement ($8,500 over
      five years)............................         1,700              425
     Amortization of remaining debt issuance
      costs from Notes after write-off of
      debt issuance costs of Notes repaid
      ($6,135 over ten years)................           614              153
     Amortization of debt issuance costs from
      Accounts Receivable Facility ($2,676
      over five years).......................           535              134
     Amortization of other debt issuance
      costs..................................            83               21
                                                   --------         --------
     Pro forma interest expense..............        30,953            7,738
                                                   --------         --------
     Adjustment for net increase (decrease)..      $  4,759         $ (4,951)
                                                   ========         ========

(2(b)) In conjunction with entering into the Bank Credit Agreement, the Company also entered into a $45,000 off-balance sheet Accounts Receivable Facility. The interest rate on this facility is LIBOR (5.50%) plus 0.563% (6.063%) per annum. In accordance with SFAS No. 77, this discount rate on $45,000 equates to an annual charge of $2,728 to selling, general and administrative expenses as a "loss on sale" on receivables. The pro forma adjustment reflects the incremental charge above the historical discount recorded in 1995 by the Company ($423), offset by a $485 decrease in the discount that will result from an estimated $8,000 reduction in the Accounts Receivable Facility arising from the sale of the Personalizing Division.

(3) Reflects the annual goodwill amortization ($2,988) and annual trade names amortization ($1,200) resulting from the purchase of Williamhouse and the annual goodwill amortization resulting from the Niagara Acquisition ($372). The Williamhouse acquisition resulted in an allocation of $37,900 to trade names and to goodwill of approximately $119,500. The Niagara Acquisition is expected to result in additional goodwill of $14,887. Trade names are being amortized over periods ranging from fifteen to forty years. Goodwill is being amortized over a forty year period. The pro forma adjustment for the year ended December 31, 1995 represents amortization expense for the ten-month period prior to the Williamhouse acquisition plus the annual amortization expense from the Niagara Acquisition. The adjustment for the three months ended March 31, 1996 represents amortization expense for the period resulting from the Niagara Acquisition.

(4) Reflects the estimated recurring cost savings relating to manufacturing operations from conforming health, welfare and other employee benefit programs (assumed to be 50% allocated to cost of sales) related to the Williamhouse acquisition. The Company capped the cost of the employee benefit programs by increasing the use of managed care, obtaining a contractually guaranteed premium and increasing employee contributions to the plan.

(5) Reflects the estimated recurring cost savings relating to selling, general and administrative ("SG&A") activities from management's consolidation plans as described below:

                                                        YEAR ENDED DECEMBER 31,
                                                                 1995
                                                        -----------------------
     Elimination of Williamhouse's New York City
      headquarters facility, including the facility's
      occupancy and maintenance costs as well as
      workforce reductions, primarily executive,
      legal, accounting and tax functions and
      associated direct overhead costs (net of
      increase in Ampad's Dallas, Texas headquarters
      staff)..........................................          $4,912
     Consolidation of regional data processing centers
      from three to one locations and elimination of
      redundant regional administrative positions by
      consolidating accounting, accounts payable,
      credit and collections functions in either
      Williamhouse's regional headquarters or Ampad's
      Dallas headquarters.............................             729
     Consolidation of sales and marketing
      organizations, along with sales distribution and
      promotional activity program changes(a).........           1,013
     Cost reductions arising from conforming health,
      welfare and other employee benefit programs
      (assumed to be 50% allocated to SG&A) (See (4)
      above)..........................................             375
                                                                ------
                                                                $7,029
                                                                ======

    --------
    (a) The staff reductions in the sales and marketing organization principally represents excess sales force. The Williamhouse sales force had not been reduced in recognition of the continuing consolidation in the industry. Management does not expect to experience any decline in sales volumes or revenues as a result of these actions.

 (6) Represents additional depreciation expense resulting from the write-up of property, plant and equipment to fair market value for the Williamhouse acquisition and the Niagara Acquisition as summarized below:

                                              ESTIMATED              ADDITIONAL
                                             USEFUL LIFE FAIR VALUE    ANNUAL
                                              IN YEARS    WRITE-UP  DEPRECIATION
                                             ----------- ---------- ------------
       Williamhouse:
         Land...............................     --       $ 1,443      $  --
         Buildings..........................      40        1,664          42
         Machinery and Equipment............      12       33,178       2,765
                                                          -------      ------
                                                          $36,285      $2,807
                                                          =======      ======

    The adjustment for the Niagara Acquisition represents the additional depreciation on the write-up of Niagara's historical fixed assets and the additional depreciation on assets Niagara will acquire from affiliated parties prior to closing of the acquisition as follows:

                                              ESTIMATED              ADJUSTMENT
                                             USEFUL LIFE FAIR VALUE  TO ANNUAL
                                              IN YEARS   ADJUSTMENT DEPRECIATION
                                             ----------- ---------- ------------
       Historical Niagara assets:
         Buildings..........................      40      $(2,204)     $  (55)
         Machinery and equipment............      12        6,266         522
         Furniture and fixtures.............       5         (170)        (34)
         Other..............................       3          (90)        (30)
       Affiliated party assets:
         Land...............................     --         1,501         --
         Buildings..........................      40        3,932          98
         Machinery and equipment............      12        7,269         607
                                                          -------      ------
                                                          $16,504      $1,108
                                                          =======      ======

    The adjustment for the year ended December 31, 1995 represents the additional depreciation expense on the write-up of the Williamhouse assets for the ten months prior to acquisition plus the annual additional depreciation expense related to Niagara. The adjustment for the period ended March 31, 1996 represents one quarter of the additional annual depreciation expense resulting from the Niagara Acquisition.

 (7) Reflects tax provision for pro forma adjustments to income before income taxes using an estimated effective income tax rate of 40%, which approximates the Company's combined statutory rate (35% federal plus 5% state). The amount is calculated as a loss before income taxes of $618 multiplied by the statutory rate of 40%.

 (8) Reflects the income tax adjustment required to result in a pro forma provision (benefit) based on: (i) Ampad's, Williamhouse's and Niagara's respective historical tax provisions (benefit) using historical amounts and (ii) the direct tax effects of the pro forma adjustments described herein. The primary reason for the difference between the historical rate and the pro forma effective rate is that the goodwill resulting from the Williamhouse acquisition and the Niagara Acquisition is not tax deductible and, pursuant to SFAS No. 109, deferred taxes are not recognized on non-tax deductible goodwill in purchase accounting.

 (9) Represents the elimination of a portion of non-recurring stock option-related compensation expense to certain members of the Company's management directly related to the Williamhouse acquisition.

(10) Represents the additional annual management fee above the historical fee paid by Ampad to equal an agreed upon prospective annual fee of $2,000 to be charged by Bain Capital for consulting and financial services to be provided to the Company.

(11) Represents the elimination of historical amortization of Williamhouse deferred financing fees of $974 (which Williamhouse historically classified in SG&A) and the elimination of the one-time charge of $1,828 to write-off the remaining balance relating to refinanced debt.

(12) Represents the annual and one quarter amounts, respectively, of amortization of the purchase price allocated to a one year management services agreement resulting from the Niagara Acquisition. The Company does not expect this charge to be recurring.

(13) Represents the elimination of historical rent expense related to property and equipment leased by Niagara from affiliated parties. Such assets will be acquired by Niagara contemporaneously with the Niagara Acquisition (see note (6) above).

(14) Represents reductions to selling, general and administrative expenses resulting from the elimination of certain Niagara executive compensation and related benefits.

(15) Pro forma net earnings per share from continuing operations and before extraordinary items has been computed using the weighted average number of common shares and common share equivalents outstanding during the period presented, adjusted for the Recapitalization and the Offering. Common share equivalents result from outstanding options to purchase Common Stock and have been determined using the treasury stock method.

           UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                              MARCH 31, 1996
                                 ---------------------------------------------
                                     HISTORICAL
                                 -------------------
                                  AMERICAN
                                 PAD & PAPER         TRANSACTION      COMPANY
                                   COMPANY   NIAGARA ADJUSTMENTS     PRO FORMA
                                 ----------- ------- -----------     ---------
             ASSETS
 Current assets:
  Cash.........................   $  20,108  $   606  $(20,108)(1)   $    606
  Restricted cash..............      10,759                            10,759
  Accounts receivable, net.....      18,407   11,202                   29,609
  Inventories..................      93,166   11,028     2,668 (3)    106,862
  Prepaid expenses and other
   current assets..............       2,026      372                    2,398
  Assets held for sale.........      43,572                            43,572
  Management services agree-
   ment........................                          5,000 (4)      5,000
  Deferred income taxes, net...      14,744      216                   14,960
                                  ---------  -------  --------       --------
    Total current assets.......     202,782   23,424   (12,440)       213,766
 Property and equipment, net...     106,758   11,326    16,504 (5)    134,588
 Intangible assets, net........      37,392      316                   37,708
 Debt issuance costs, net......      32,524            (14,228)(6)     18,296
 Goodwill, net.................     119,655             14,887 (2)    134,542
 Other.........................       1,683    1,350                    3,033
                                  ---------  -------  --------       --------
    Total......................   $ 500,794  $36,416  $  4,723       $541,933
                                  =========  =======  ========       ========
 LIABILITIES AND STOCKHOLDERS'
        EQUITY (DEFICIT)
 Current liabilities:
  Current portion of long-term
   debt........................   $  13,066  $   650  $(11,600)(7)   $  2,116
  Accounts payable.............      36,689    6,782                   43,471
  Accrued expenses.............      43,271    2,638     6,000 (2)     51,909
  Income taxes payable.........         518      953                    1,471
                                  ---------  -------  --------       --------
    Total current liabilities..      93,544   11,023    (5,600)        98,967
  Long-term debt...............     440,453    6,725  (127,883)(7)    319,295
  Deferred income taxes........      29,911      439   (11,983)(8)     18,367
  Other........................       3,179    1,475                    4,654
                                  ---------  -------  --------       --------
    Total liabilities..........     567,087   19,662  (145,466)       441,283
                                  ---------  -------  --------       --------
 Commitments and contingen-
  cies.........................
 Stockholders' equity (defi-
  cit):
  Niagara stockholders'
   equity......................               16,754   (16,754)(9)
  Preferred stock, 150,000
   shares authorized, 58,449
   shares issued and
   outstanding and no shares
   outstanding on a pro forma,
   as adjusted basis...........     113,887           (113,887)(10)       --
  Common stock, voting, $.01
   par value, 75,000,000
   shares authorized, 900,000
   shares issued and
   outstanding and 26,925,272
   outstanding on a pro forma,
   as adjusted basis...........           9                260 (11)       269
  Additional paid-in capital...      14,240            298,827 (11)   313,067
  Accumulated (deficit)........    (194,429)           (18,257)(12)  (212,686)
                                  ---------  -------  --------       --------
    Total stockholders' equity
     (deficit).................     (66,293)  16,754   150,189        100,650
                                  ---------  -------  --------       --------
    Total liabilities and
     stockholders' equity (def-
     icit).....................   $ 500,794  $36,416  $  4,723       $541,933
                                  =========  =======  ========       ========

                            See accompanying notes.

      NOTES TO UNAUDITED PRO FORMA AS ADJUSTED CONSOLIDATED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the following unaudited pro forma adjustments:

(1) Represents Company cash-on-hand used in the Niagara Acquisition (see notes
    (2) and (7) below).

(2) Reflects management's preliminary allocation of purchase price for the Niagara Acquisition in accordance with the purchase method of accounting as follows:

      Purchase price:
        Cash portion of purchase price (including $5,000 payment
        for management services agreement)........................  $ 55,000
        Estimated fees and expenses...............................     2,000
        Less purchase price reduction for debt assumed:
         Niagara historical debt..................................    (7,375)
         Incremental debt incurred to acquire assets of affiliated
         parties (see note (7) below).............................   (12,702)(a)
                                                                    --------
           Total..................................................  $ 36,923
                                                                    ========
      Allocated as follows:
        Existing book value of Niagara............................  $ 16,754
        Increase in inventory to estimated fair market value (see
         note (3) below)..........................................     2,668
        Estimated increase in property and equipment to fair mar-
         ket value (see note (5) below)...........................     3,802
        Acquisition of property and equipment from Niagara affili-
         ated parties contemporaneously with the acquisition (see
         note (5) below)..........................................    12,702 (a)
        Assumption of incremental debt issued by Niagara to ac-
         quire property and equipment from affiliated parties con-
         temporaneously with the acquisition (see note (7) be-
         low).....................................................   (12,702)(a)
        Management services agreement (see note (4) below)........     5,000
        Transaction related liabilities including severance and
         change in control benefits...............................    (6,000)
        Increase in net deferred tax liabilities (see note (8) be-
         low).....................................................      (188)
        Increase in goodwill......................................    14,887
                                                                    --------
           Total..................................................  $ 36,923
                                                                    ========

     --------
     (a) Contemporaneously with the Niagara Acquisition, Niagara will acquire certain assets currently used in operations that are leased from affiliated parties. Niagara will incur debt, pre-closing, under its existing credit facilities to acquire the assets.

(3) Represents the estimated write-up of work-in-progress and finished goods inventory in connection with the purchase price allocation. Since the Company calculates inventory under the LIFO method, this write-up will not result in a charge to cost of sales in any period following the Niagara Acquisition unless base year inventory levels are reduced. In any event, any resulting one-time charge would not be reflected in the accompanying Unaudited Pro Forma Consolidated Statements of Income due to its unusual, non-recurring nature.

(4) Represents the contractual payment at closing of $5,000 for a one-year management services agreement in connection with the Niagara Acquisition.

(5) Represents the estimated write-up in value of property and equipment to fair market value in connection with the purchase price allocation for the Niagara Acquisition of $3,802. Also represents the value of property and equipment to be acquired from affiliated parties of Niagara contemporaneously with the Niagara Acquisition of $12,702.

(6) Represents elimination of $22,728 of unamortized debt issuance costs related to early extinguishment of Term Loans under the Bank Credit Agreement and partial redemption of the Notes offset by incurrence of $8,500 of new debt issuance costs related to, and funded by, borrowings under the New Bank Credit Agreement.

(7) Represents the change in long-term debt (and reclassification of current portion to long-term debt) as a result of the Refinancing, Offering and Niagara Acquisition as follows:

      Sources of funds:
        Net cash proceeds from the Offering........................ $185,200
        Net cash proceeds from the New Bank Credit Agreement
         (including $32,992) of incremental borrowings to fund a
         portion of the Niagara Acquisition........................  176,867(a)
        Borrowings under Niagara facilities, pre-closing, to fund
         purchase of property and equipment from affiliated
         parties...................................................   12,702(a)
        Cash on hand used to fund Niagara Acquisition..............   20,108
                                                                    --------
          Total sources of funds................................... $394,887
                                                                    ========
      Uses of funds:
        Repayment of Term Loans under Bank Credit Agreement as of
         March 31, 1996............................................ $242,875(a)
        Repayment of a portion of the Notes........................   70,000(a)
        Payment of redemption premium on the Notes.................    7,700
        Repayment of Niagara debt assumed..........................   16,177(a)
        Debt issuance costs related to the New Bank Credit Agree-
         ment......................................................    8,500
        Purchase of affiliated party property and equipment by Ni-
         agara.....................................................   12,702
        Niagara cash purchase price (see note (2) above)...........   36,923
                                                                    --------
          Total uses of funds...................................... $394,887
                                                                    ========

- --------
  (a) The sum of the net decrease of indebtedness amounts to $139,483.

(8) Represents the federal income tax benefit on the $22,728 extraordinary loss for write-off of debt issuance costs and the $7,700 call premium on the Notes of $12,171 (see note (6) above). Additionally reflects the net amount of deferred tax liabilities resulting from the allocation of purchase price for the Niagara Acquisition of $188 (see note (2) above).

(9) Represents elimination of Niagara's historical stockholders' equity resulting from the application of purchase accounting in connection with the Niagara Acquisition.

(10) Adjusted to give effect to the Recapitalization (see note (11) below).

(11) Represents the estimated net proceeds from the Offering to the Company of $187,200 less $2,000 of fees (reduction in additional paid-in capital) to be paid to Bain Capital in connection with the Offering. Also reflects conversion of $113,887 of Preferred Stock to Common Stock to give effect to the Recapitalization (see note (10) above).

(12) Represents the extraordinary loss of $22,728 of debt issuance costs write-off (see note (6) above), and $7,700 call premium on the Notes, net of $12,171 of related federal income tax benefit (at a 40% effective tax rate).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                          AMERICAN PAD & PAPER COMPANY
                                AND SUBSIDIARIES

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................  F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and March 31,
 1996 (unaudited)........................................................  F-3
Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995 and for the three months ended March 31, 1995 and
 1996 (unaudited)........................................................  F-4
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995 and for the three months ended March 31, 1995 and
 1996 (unaudited)........................................................  F-5
Consolidated Statements of Changes in Stockholders' Equity (Deficit) for
 the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996 (unaudited).................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                                                                          PAGE
                                                                          ----
Independent Auditors' Report............................................. F-29
Consolidated Balance Sheets at December 31, 1994 and October 31, 1995.... F-30
Consolidated Statements of Operations for the years ended December 31,
 1993 and 1994 and for the ten months ended October 31, 1995............. F-32
Consolidated Statements of Stockholders' Equity (Deficiency) for the
 years ended December 31, 1993 and 1994 and for the ten months ended Oc-
 tober 31, 1995.......................................................... F-33
Consolidated Statements of Cash Flows for the years ended December 31,
 1993 and 1994 and for the ten months ended October 31, 1995............. F-34
Notes to Consolidated Financial Statements............................... F-35

                                   GLOBE-WEIS

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-53
Statements of Net Sales and Cost of Sales for the nine months ended July
 31, 1994 and twelve months ended July 31, 1995.......................... F-54
Notes to Statements of Net Sales and Cost of Sales....................... F-55

                         NIAGARA ENVELOPE COMPANY, INC.

                                                                          PAGE
                                                                          ----
Report of Independent Accountants........................................ F-56
Consolidated Balance Sheets at December 31, 1994 and 1995................ F-57
Consolidated Statements of Income and Retained Earnings for the years ended December 31, 1993, 1994 and 1995.................................. F-58
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995..................................................... F-59
Notes to Consolidated Financial Statements............................... F-60
Consolidated Balance Sheets at March 31, 1995 and 1996 (unaudited)....... F-67
Consolidated Statements of Income and Retained Earnings for the three months ended March 31, 1995 and 1996 (unaudited)........................ F-68
Consolidated Statements of Cash Flows for the three months ended March
 31, 1995 and 1996 (unaudited)........................................... F-69
Notes to Consolidated Financial Statements (unaudited)................... F-70

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of American Pad & Paper Company
(formerly Ampad Holding Corporation)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of American Pad & Paper Company (formerly Ampad Holding Corporation) and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Dallas, Texas March 19, 1996, except as to Note 16

which is as of June 6, 1996 and the
pro forma equity presentation in Note 2 which is as of June 4, 1996.

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                                       PRO FORMA
                                                                                                        EQUITY
                                                                                                       MARCH 31,
                                                       DECEMBER 31,                                      1996
                                    ----------------------------------------------------   MARCH 31,  (UNAUDITED)
            A S S E T S                       1994                       1995                1996      (NOTE 2)
            -----------             ----------------------------------------------------  ----------- -----------
                                                                                          (UNAUDITED)
Current assets:
  Cash............................  $                      4  $                   18,341   $  20,108
  Restricted cash (Note 2)........                        60                       3,619      10,759
  Accounts receivable, net (Note
   4).............................                    16,965                      25,943      18,407
  Refundable income taxes.........                                                 3,657
  Inventories (Note 5)............                    32,974                      93,061      93,166
  Prepaid expenses and other
   current assets.................                       831                         927       2,026
  Assets held for sale (Note 3)...                       724                      42,578      43,572
  Deferred income taxes, net (Note
   11)............................                                                15,009      14,744
                                    ------------------------  --------------------------   ---------
    Total current assets..........                    51,558                     203,135     202,782
Property and equipment, net (Notes
 3 and 6).........................                     8,889                     106,768     106,758
Intangible assets, net of
 accumulated amortization of $200
 and $508, respectively (Note 3)..                                                37,700      37,392
Deferred income taxes, net (Note
 11)..............................                     4,312
Debt issuance costs, net of
 accumulated amortization of
 $1,430, $846 and $2,054,
 respectively (Note 8)............                       958                      32,929      32,524
Goodwill, net of accumulated
 amortization of $114, $793 and
 $1,521, respectively (Note 3)....                     2,409                     120,383     119,655
Other.............................                       107                       3,441       1,683
                                    ------------------------  --------------------------   ---------
    Total.........................                   $68,233                    $504,356   $ 500,794
                                    ========================  ==========================   =========
 L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y  (D E F I C I T)
 ------------------------------------------------------------------------------------
Current liabilities:
  Revolving line of credit (Note
   8).............................                   $22,767  $                            $
  Current portion of long-term
   debt (Note 8)..................                     2,772                      11,834      13,066
  Accounts payable................                    15,240                      37,048      36,689
  Accrued expenses (Note 7).......                     7,928                      44,835      43,271
  Income taxes payable............                                                   494         518
  Deferred income taxes, net (Note
   11)............................                     1,681
                                    ------------------------  --------------------------   ---------
   Total current liabilities......                    50,388                      94,211      93,544
Long-term debt (Note 8)...........                    19,889                     443,794     440,453
Deferred income taxes (Note 11)...                                                30,070      29,911
Other.............................                       689                       2,702       3,179
                                    ------------------------  --------------------------   ---------
   Total liabilities..............                    70,966                     570,777     567,087
                                    ------------------------  --------------------------   ---------
Commitments and contingencies
 (Note 12)
Stockholders' equity (deficit)
 (Note 9)
  Preferred stock, 150,000 shares
   authorized, 58,449 shares
   issued and outstanding.........                                               113,887     113,887
  Class P common stock, $.01 par
   value; 100,000 shares
   authorized, 90,000 shares
   outstanding at December 31,
   1994 and no shares outstanding
   at December 31, 1995 and March
   31, 1996.......................                         1
  Common stock, voting, $.01 par
   value, 2,000,000 shares
   authorized, 810,000, 900,000
   and 900,000 shares,
   respectively, issued and
   outstanding on an actual basis
   and 75,000,000 shares
   authorized and 14,425,272
   shares issued and outstanding
   on a pro forma basis...........                         8                           9           9        144
  Additional paid-in capital......                     2,991                      14,240      14,240    127,992
  Accumulated deficit.............                    (5,733)                   (194,557)   (194,429)  (194,429)
                                    ------------------------  --------------------------   ---------   --------
   Total stockholders' equity
    (deficit).....................                    (2,733)                    (66,421)    (66,293)   (66,293)
                                    ------------------------  --------------------------   ---------   --------
   Total liabilities and
    stockholders' equity
    (deficit).....................                   $68,233  $                  504,356   $ 500,794
                                    ========================  ==========================   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               THREE MONTHS
                                                                  ENDED
                              YEARS ENDED DECEMBER 31,          MARCH 31,
                            ------------------------------  -------------------
                              1993      1994       1995      1995       1996
                            --------  --------  ----------  -------  ----------
                                                               (UNAUDITED)
Net sales.................  $104,277  $120,443    $259,341  $47,691    $121,418
Cost of sales.............    88,491   113,394     211,814   42,394      97,889
                            --------  --------  ----------  -------  ----------
  Gross profit............    15,786     7,049      47,527    5,297      23,529
Operating expenses:
  Selling and marketing...     4,920     5,059       6,254    1,162       3,328
  General and
   administrative.........     5,845     5,556      12,291    1,587       7,698
  Nonrecurring
   compensation charge
   (Note 9)...............                          27,632
                            --------  --------  ----------  -------  ----------
Income (loss) from
 operations...............     5,021    (3,566)      1,350    2,548      12,503
Other income (expense):
  Interest................    (3,320)   (4,560)    (13,657)  (1,656)    (12,542)
  Other income, net.......       167        90         735       65         269
                            --------  --------  ----------  -------  ----------
Income (loss) before
 income taxes.............     1,868    (8,036)    (11,572)     957         230
Provision (benefit) for
 income taxes.............        64      (488)     (6,538)     366         102
                            --------  --------  ----------  -------  ----------
Income (loss) before
 extraordinary item.......     1,804    (7,548)     (5,034)     591         128
Extraordinary loss from
 extinguishment of debt
 (net of income tax
 benefit of $6,434).......                          (9,652)
                            --------  --------  ----------  -------  ----------
Net income (loss).........  $  1,804  $ (7,548) $  (14,686) $   591  $      128
                            ========  ========  ==========  =======  ==========
Pro forma income (loss)
 per share (unaudited):
  Income (loss) before
   extraordinary item
   (unaudited)............                      $     (.33)          $      .01
  Extraordinary item
   (unaudited)............                            (.62)
                                                ----------           ----------
  Net income (loss)
   (unaudited)............                      $     (.95)          $      .01
                                                ==========           ==========
Pro forma weighted average
 shares outstanding
 (unaudited)..............                      15,539,989           16,562,493
                                                ==========           ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             THREE MONTHS
                                                                 ENDED
                              YEARS ENDED DECEMBER 31,         MARCH 31,
                             ----------------------------  ------------------
                              1993      1994      1995       1995      1996
                             -------  --------  ---------  --------  --------
                                                              (UNAUDITED)
Cash flows from operating
 activities:
 Net income (loss).......... $ 1,804  $ (7,548) $ (14,686) $    591  $    128
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used in)
  operating activities:
 Depreciation...............     159       828      3,369       490     1,984
 Amortization of goodwill
  and intangible assets.....               114        879        38     1,036
 Noncash portion of
  nonrecurring compensation
  charge....................                       25,998
 Extraordinary loss on
  extinguishment of debt....                        9,652
 Noncash interest expense
  and accretion of
  discount..................     584       135                   32
 Amortization of debt
  issuance costs............     619       696      1,538       206     1,208
 Gain on sale of assets.....    (159)      (83)      (140)      (68)      (16)
 Changes in assets and
  liabilities, net of
  effects of acquisitions:
  Decrease (increase) in
   restricted cash..........     (48)      (12)    (3,559)      (19)   (7,140)
  Decrease (increase) in
   accounts receivable......    (944)    2,457    (18,466)   (5,038)    7,536
  Decrease in refundable
   income taxes.............                          101               3,657
  Decrease (increase) in
   inventories..............  (5,006)    1,655      2,256    (5,728)     (105)
  Decrease (increase) in
   prepaid expenses and
   other....................   1,173      (302)       905      (712)   (1,099)
  Decrease (increase) in
   deferred tax asset,
   net......................      64      (488)   (13,141)      347       106
  Increase (decrease) in
   accounts payable ........   2,565     3,433      4,979     1,747      (359)
  Increase (decrease) in
   accrued expenses ........  (2,225)   (2,782)     4,877    (2,174)   (1,540)
  Decrease (increase) in
   other assets.............    (250)                 154               1,756
  Increase (decrease) in
   other liabilities .......     (92)       11         (7)      (26)      477
                             -------  --------  ---------  --------  --------
   Net cash provided by
    (used in) operating
    activities..............  (1,756)   (1,886)     4,709   (10,314)    7,629
                             -------  --------  ---------  --------  --------
Cash flows from investing
 activities:
 Purchase of the stock of
  WR, including acquisition
  costs.....................                     (122,655)
 Purchases of property and
  equipment.................  (1,656)     (942)    (3,919)     (809)   (2,321)
 Purchase of net assets,
  including acquisition
  costs.....................           (13,744)    (7,046)
 Proceeds from sale of
  assets....................   1,166        83        140        68        16
 Net cash generated from
  (used by) assets held for
  sale......................                        2,213                (646)
                             -------  --------  ---------  --------  --------
   Net cash used in
    investing activities....    (490)  (14,603)  (131,267)     (741)   (2,951)
                             -------  --------  ---------  --------  --------
Cash flows from financing
 activities:
 Proceeds from sale of
  accounts receivable.......                       45,000
 Net borrowings (repayments)
  under line of credit......   3,937     7,057    (22,767)   11,813
 Proceeds from long-term
  debt......................            11,252    430,052              25,272
 Repayment of long-term
  debt......................  (1,725)   (1,192)  (186,546)     (758)  (27,380)
 Redemption premiums and
  penalties included in
  extraordinary loss........                      (10,812)
 Debt issuance costs........              (628)   (35,032)               (803)
 Redemption of preferred
  stock.....................                      (61,478)
 Redemption of Class P
  common stock .............                       (4,464)
 Redemption of preferred
  stock options.............                       (9,188)
 Proceeds from exercise of
  preferred stock options...                          130
                             -------  --------  ---------  --------  --------
   Net cash provided by
    (used in) financing
    activities..............   2,212    16,489    144,895    11,055    (2,911)
                             -------  --------  ---------  --------  --------
   Net increase (decrease)
    in cash.................     (34)      --      18,337       --      1,767
Cash, beginning of period...      38         4          4         4    18,341
                             -------  --------  ---------  --------  --------
Cash, end of period......... $     4  $      4  $  18,341  $      4  $ 20,108
                             =======  ========  =========  ========  ========
Supplemental disclosure of
 cash flow information:
 Cash paid during the period
  for:
 Interest................... $ 2,113  $  3,575  $   9,127  $    203  $  4,578
                             =======  ========  =========  ========  ========
 Income taxes............... $   --   $     29  $      99  $      3  $     23
                             =======  ========  =========  ========  ========
Supplemental disclosure of
 noncash investing and
 financing activities:
 Payment-in-kind interest
  expense................... $   482  $    --   $     --   $    --   $    --
                             =======  ========  =========  ========  ========
 Notes payable issued in
  consideration of purchase
  price..................... $   --   $    --   $  36,115  $    --   $    --
                             =======  ========  =========  ========  ========
 Notes payable issued in
  consideration for
  equipment ................ $   --   $    544  $   1,721  $  1,721  $    --
                             =======  ========  =========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                CLASS P                                RETAINED
                          PREFERRED STOCK     COMMON STOCK    COMMON STOCK             EARNINGS
                          -----------------  --------------- -------------- PAID-IN  (ACCUMULATED
                          SHARES    AMOUNT   SHARES   AMOUNT SHARES  AMOUNT CAPITAL    DEFICIT)    TOTAL
                          -------  --------  -------  ------ ------- ------ -------  ------------ --------
Balance at December 31,
 1992...................           $          90,000   $ 1   810,000  $ 8   $ 2,991   $      11   $  3,011
Net income..............                                                                  1,804      1,804
                          -------  --------  -------   ---   -------  ---   -------   ---------   --------
Balance at December 31,
 1993...................                      90,000     1   810,000    8     2,991       1,815      4,815
Net loss................                                                                 (7,548)    (7,548)
                          -------  --------  -------   ---   -------  ---   -------   ---------   --------
Balance at December 31,
 1994...................                      90,000     1   810,000    8     2,991      (5,733)    (2,733)
Preferred stock dividend
 (Note 9)...............   90,000   175,365                                  (2,991)   (172,374)
Grant of stock options
 (Note 9)...............                                                     25,998                 25,998
Redemption of preferred
 stock (Note 9).........  (31,551)  (61,478)                                                       (61,478)
Accrual of preferential
 distribution on Class P
 common stock...........                                                      1,764      (1,764)
Redemption of Class P
 common stock (Note 9)..                     (90,000)   (1)   90,000    1    (4,464)                (4,464)
Redemption of preferred
 stock options (Note
 9).....................                                                     (9,188)                (9,188)
Proceeds from exercise
 of preferred stock
 options (Note 9).......                                                        130                    130
Net loss................                                                                (14,686)   (14,686)
                          -------  --------  -------   ---   -------  ---   -------   ---------   --------
Balance at December 31,
 1995...................   58,449   113,887                  900,000    9    14,240    (194,557)   (66,421)
Net income (unaudited)..                                                                    128        128
                          -------  --------  -------   ---   -------  ---   -------   ---------   --------
Balance at March 31,
 1996 (unaudited).......   58,449  $113,887      --    --    900,000   $9   $14,240   $(194,429)  $(66,293)
                          =======  ========  =======   ===   =======  ===   =======   =========   ========



  The accompanying notes are an integral part of these consolidated financial statements.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS

 Organization and Basis of Presentation

  American Pad & Paper Company (formerly Ampad Holding Corporation and referred to hereafter as "the Company") was incorporated on June 2, 1992 as a holding company to acquire all of the outstanding stock of Ampad Corporation ("Ampad"), the surviving entity from the merger between Ampad Acquisition Corporation and Ampad. The Company had no operations through July 31, 1992.

  On October 3, 1995, the Company agreed to acquire in a merger transaction all of the outstanding stock of WR Acquisition, Inc. ("WR") (the "Acquisition"). In a series of transactions, the Company exchanged 100% of the stock of its wholly-owned subsidiary, Ampad, for newly-issued shares of WR. WR then contributed Ampad to its wholly-owned subsidiary, Williamhouse-Regency of Delaware, Inc., renamed American Pad & Paper Company of Delaware, Inc. ( referred to hereafter on a pre-October 31, 1995 basis as "Williamhouse-Regency" and on a post-October 31, 1995 basis as "Delaware") in exchange for a right to receive $140 million of merger consideration. The Company, principally using bank borrowings by Delaware aggregating $245 million, funded WR's right to receive the merger consideration and WR in turn repurchased 100% of the WR shares not owned by the Company. The transaction was accounted for as a purchase of the stock of WR by the Company. As a result of the transactions, the Company now owns 100% of WR which in turn owns 100% of Delaware.

  The financial statements of the Company now present 100% of the historical accounts and operations of the Company and Ampad as well as the newly-acquired accounts of Williamhouse-Regency and its wholly-owned subsidiaries as of October 31, 1995, along with Williamhouse-Regency's consolidated operating results for the post-October 31, 1995 period (Note 3). Additionally, the consolidated financial statements include the accounts of Notepad Funding Corporation, a special purpose corporation utilized in the accounts receivable facility (Note 4). All significant intercompany balances have been eliminated. Certain prior year amounts have been reclassified for comparative purposes.

  Bain Capital, Inc. (Bain Capital) and its related investors, along with certain members of management, own all of the voting capital stock and preferred stock of the Company.

 Business

  The Company is one of the largest manufacturers and marketers of paper-based office products (excluding computer forms) in North America. It offers a broad assortment of products through two complementary businesses: Ampad (writing pads, file folders and other paper-based office products) and Williamhouse (envelopes). The Regency business (personalized stationery and invitations and greeting cards) was identified by the Company's management as of the acquisition date as a nonstrategic business to be sold and is consequently being held for sale as of December 31, 1995 and March 31, 1996 (unaudited) (Note 3). The Company's products are distributed through large mass merchant retailers, office product superstores, warehouse clubs, major contract stationers, office products wholesalers and independent dealers. Substantially all sales are to customers within the United States.

 Interim Financial Information

  The financial statements for the three months ended March 31, 1996 and 1995 are unaudited but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. Financial disclosures herein relating to matters subsequent to March 19, 1996 are unaudited.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Significant accounting policies followed in the preparation of the consolidated financial statements are as follows:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents and Restricted Cash

  The Company considers all highly-liquid, interest-bearing instruments with an original maturity of three months or less to be cash equivalents. Restricted cash of $3,619 as of December 31, 1995 and $10,759 as of March 31, 1996 (unaudited) represents funds the Company, as servicer, has made available to the trustee of the trust that purchased the Company's trade accounts receivable (Note 4), in the event of nonperformance, defaults or other losses related to such receivables.

 Revenue Recognition

  The Company recognizes revenue upon shipment of the product. All risks and rewards of ownership pass to the customer upon shipment. Damaged or defective products may be returned to the Company for replacement or credit. The Company also offers sales rebates to customers based on level of sales activity. The effects of returns and discounts are estimated and recorded at the time of shipment. Volume rebates are estimated and recorded based on sales activity.

 Concentration of Credit Risk

  The Company sells its products into various wholesale and retail channels, primarily for the commercial office products marketplace. Management believes its credit policies are prudent and reflect normal industry terms and business risks. The Company performs credit evaluations of its customers and does not require collateral. Historically, the Company has not experienced significant losses related to individual customers or groups of customers in any particular industry or geographic area. An allowance is maintained at a level which management believes is sufficient to cover potential credit losses including potential losses on receivables sold.

 Inventories

  Inventories, which consist primarily of paper and converted paper products, are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets. Repairs and maintenance costs are expensed as incurred.

 Goodwill and Intangible Assets

  Goodwill represents the cost in excess of fair value of the net assets of companies acquired in purchase transactions. Goodwill is amortized using the straight-line method over periods ranging from 20 to 40 years (Note 3). Intangible assets represent trade names acquired in the WR acquisition (Note
3). Trade names are amortized

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) using the straight-line method. Trade names in the aggregate gross amount of $31,700 are amortized over 40 years. Trade names in the aggregate gross amount of $6,200 are amortized over 15 years. The Company periodically reviews goodwill and other intangible assets to assess recoverability. Impairment is measured based on the expected undiscounted cash flows of the operations giving rise to the goodwill and other intangible assets compared to the carrying cost of the related assets including goodwill and other intangible assets. Based upon its most recent analysis, the Company believes that no impairment of goodwill or intangible assets exists at December 31, 1995. Amortization expense was $114 in 1994, $879 in 1995 and $38 and $1,036 for the three months ended March 31, 1995 and 1996, respectively (unaudited). There was no amortization expense in 1993.

 Debt Issuance Costs

  Costs associated with debt issuances are capitalized and amortized to interest expense using the effective interest method over the terms of the related debt agreements (Note 8).

 Income Taxes

  The Company accounts for income taxes following the liability method, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and tax operating loss and credit carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

 Derivatives

  Premiums paid for interest rate cap agreements are amortized as interest expense over the term of the agreement. Amounts receivable under interest rate cap agreements are recorded as a reduction of interest expense (Note 8).

 Fair Value of Financial Instruments

  Carrying values of cash, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying value of senior bank debt bearing interest at floating rates approximates fair value. The carrying value at December 31, 1995 of the 13% Senior Subordinated Notes approximates fair value as the notes were issued in a private placement offering near the end of 1995.

 Earnings per share (unaudited)

  Given the changes in the Company's capital structure to be effected in connection with the anticipated initial public offering of the Company's common stock, historical earnings per common share amounts are not presented in the consolidated financial statements as they are not considered to be meaningful. Pro forma earnings per share (unaudited) is presented and reflects conversion of the preferred stock into common stock for the same periods outstanding as the underlying common stock on which the preferred stock was issued (Note 9).

  The pro forma weighted average shares outstanding (unaudited) gives effect to the 8.1192-for-one stock split and has been adjusted to reflect as outstanding, using the treasury stock method at the estimated initial public

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) offering price, all shares issuable upon the exercise of stock options granted subsequent to April 25, 1995 (one year prior to the initial public offering filing date pursuant to the Securities and Exchange Commission's rules). The 1992 and 1994 stock option grants were not included in the 1995 calculation because they are antidilutive.

 Pro Forma Equity Presentation (unaudited)

  Pro forma stockholders' equity (unaudited) as of March 31, 1996 is presented to reflect, upon the closing of the initial public offering of the Company's common stock, the effect of the 8.1192-for-one stock split and the conversion of the preferred stock into common stock at a conversion rate based on an assumed initial public offering price of $16.00 per share. The pro forma stockholders' equity (unaudited) does not reflect the estimated net offering proceeds.

3. ACQUISITIONS

 WR Acquisition, Inc./Williamhouse-Regency

  The Company acquired WR and its wholly-owned subsidiary Williamhouse-Regency through a merger transaction effective October 31, 1995 (Note 1). The transaction was accounted for under the purchase method of accounting. Accordingly, the aggregate acquisition cost was allocated to the net assets acquired based on the fair market value of such net assets in accordance with Accounting Principles Board Opinion (APB) No. 16. The aggregate acquisition cost totaled $147,853 and consisted of cash of $140,000 and direct acquisition costs of $7,853. The acquisition was entirely financed through the Bank Credit Agreement (Note 8) and an off-balance sheet accounts receivable facility (Note
4). The aggregate acquisition cost has been preliminarily allocated to the assets acquired and liabilities assumed as follows: accounts receivable of $39,174; inventories of $49,496; prepaid expenses and other assets of $8,699; net assets held for sale of $40,851; property and equipment of $88,688; identifiable intangible assets of $37,900; deferred income tax liability of $27,644; accounts payable of $17,518; accrued expenses of $36,482; noncurrent liabilities of $2,019 and assumed debt of $152,905. The aggregate acquisition costs exceeded fair market value of the net assets acquired by $119,613. Accordingly, goodwill was recorded in accordance with APB No. 16 and is being amortized over 40 years. The operating results of Delaware have been included in the accompanying consolidated financial statements since the date of acquisition. The businesses acquired include the Williamhouse division, a manufacturer of a wide range of mill branded, specialty and commodity envelopes; and the Regency division, which provides custom imprinting services.

  The Regency personalized stationery and invitations division (the Personalizing Division) acquired in the Acquisition was held for sale at December 31, 1995 and March 31, 1996 (unaudited). The purchase price allocated to the net assets acquired includes the expected proceeds from sale plus the net cash flows expected to be generated from the Personalizing Division from date of acquisition through the expected date of sale (the holding period), offset by interest expense incurred during the holding period on debt incurred to finance the purchase of the Personalizing Division. During the period from acquisition through December 31, 1995 and the three month period ended March 31, 1996 (unaudited), the Personalizing Division had an operating loss of $913 and operating income of $2,011, respectively, and interest carrying costs of $556 and $942, respectively, which have been excluded from the statement of operations and included as adjustments to the carrying amount of the net assets held for sale in the consolidated balance sheet at December 31, 1995 and March 31, 1996 (unaudited).

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Certain costs are expected to be incurred in connection with integrating and consolidating certain plant, administrative and sales functions of Williamhouse-Regency with the Company, and the closure of Williamhouse-Regency's corporate headquarters and the associated net reduction of approximately 200 employees. Such costs, aggregating $17,500, include lease termination expenses, severance and contractual change of control benefits, the liability for which was included in the purchase price allocation within accrued expenses. Substantially all such actions are expected to be completed prior to October 31, 1996.

 Globe-Weis

  Effective August 16, 1995, the Company acquired the inventories and certain equipment of the file folder and hanging file folder product lines of Globe-Weis's ("Globe") office products division from Globe's parent. For financial reporting purposes, this acquisition was accounted for under the purchase method of accounting. Accordingly, the aggregate acquisition cost was allocated to the net assets acquired based on the fair value of such net assets in accordance with APB No. 16. The aggregate acquisition costs totaled $19,669 and consisted of cash of $6,622, notes issued to the seller of $10,958 and direct acquisition and financing costs of $2,089. The Company principally financed the acquisition through its financing arrangement with a commercial lender as described in Note 8 and notes issued to the seller. The allocation of the aggregate acquisition costs was as follows: inventories of $12,848, equipment of $5,156, and debt issuance costs of $1,665. The purchase agreement provides for a purchase price adjustment mechanism pending receipt of final priced inventory listings from Globe. The purchase price has not yet been finalized. The purchase price allocation was based on management's estimate of the final purchase price. Management does not believe the actual purchase price will vary significantly from their estimate. The operating results of this acquisition have been included in the accompanying consolidated financial statements since the date of acquisition.

 SCM Office Supplies

  Effective July 5, 1994, the Company acquired the assets and assumed certain liabilities of SCM Office Supplies, Inc. For financial reporting purposes, this acquisition was accounted for under the purchase method of accounting. Accordingly, the aggregate acquisition cost was allocated among the net assets acquired based on the fair market value of such net assets in accordance with APB No. 16. The aggregate acquisition cost totaled $14,372 and consisted of cash of $12,880 and direct acquisition and financing costs of $1,492. The Company principally financed the acquisition through its financing arrangement with a commercial lender as described in Note 8. The allocation of the aggregate acquisition cost to the assets acquired and liabilities assumed was as follows: accounts receivable of $7,922, inventories of $6,857, prepaid expenses and other assets of $16, debt issuance costs of $628, property and equipment of $5,441, net deferred income tax assets of $1,553, accounts payable of $4,235, and accrued liabilities of $6,333. The aggregate acquisition cost exceeded fair market value of the net assets acquired by approximately $2,523. Accordingly, goodwill was recorded in accordance with APB No. 16. The goodwill is being amortized over 20 years. The operating results of this acquisition have been included in the accompanying consolidated financial statements since the date of acquisition.

  The following summary presents the results of operations for the years ended December 31, 1994 and 1995, on an unaudited pro forma basis, as if the WR, Globe and SCM acquisitions had occurred as of January 1, 1994 (with appropriate adjustments for amortization of intangible assets, interest expense, elimination of duplicate selling and administrative expenses and the related income tax effects). The pro forma operating results are for illustrative purposes only and do not purport to be indicative of the actual results which would have occurred had the transactions been consummated as of those earlier dates, nor are they indicative of results of operations which may occur in the future.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                          -------------------
                                                            1994       1995
                                                          ---------  --------
                                                             (UNAUDITED)
   Net sales.............................................  $454,667  $511,307
                                                          =========  ========
   Income (loss) before income taxes and extraordinary
    item................................................. $ (25,700) $  4,108
                                                          =========  ========
   Net income (loss) before extraordinary item........... $ (18,300) $  3,428
                                                          =========  ========
   Net income (loss) from continuing operations after
    extraordinary item................................... $ (18,300) $ (6,224)
                                                          =========  ========

4. ACCOUNTS RECEIVABLE

  Accounts receivable consist of the following:

                                                  DECEMBER 31,
                                                ------------------   MARCH 31,
                                                  1994      1995       1996
                                                --------  --------  -----------
                                                                    (UNAUDITED)
   Accounts receivable--trade..................  $17,376   $25,539    $17,263
   Accounts receivable--other..................       64     2,013      2,795
   Less allowance for doubtful accounts and
    reserves for customer deductions and cash
    discounts..................................     (475)   (1,609)    (1,651)
                                                --------  --------    -------
                                                $ 16,965  $ 25,943    $18,407
                                                ========  ========    =======

  The Company sold an undivided ownership interest in a revolving pool of trade accounts receivable for $45,000 in October 1995. The sold accounts receivable are excluded from receivables in the accompanying balance sheets. The full amount of the allowance for doubtful accounts has been retained because the Company has retained substantially the same risk of credit loss as if the receivables had not been sold through the recourse provision of the receivable sale agreement. Under the agreement, the maximum amount of the purchaser's investment is subject to change based on the level of eligible receivables and restrictions on concentrations of receivables.

  The total cost of the program was $423 in 1995 and $323 for the three months ended March 31, 1996 (unaudited) and is included in general and administrative expenses in the consolidated statement of operations. The agreement expires in 2000.

  Bad debt expense for 1993, 1994, 1995 and for the three months ended March 31, 1995 and 1996 (unaudited) was immaterial.

5. INVENTORIES

  Inventories consist of the following:

                                                 DECEMBER 31,
                                               ------------------   MARCH 31,
                                                 1994      1995       1996
                                               --------  --------  -----------
                                                                   (UNAUDITED)
   Raw materials and semi-finished goods .....  $15,784   $36,129    $33,368
   Work in process............................    2,689     7,114      9,203
   Finished goods.............................   20,467    60,266     59,409
                                               --------  --------    -------
                                                 38,940   103,509    101,980
   LIFO reserve...............................   (5,966)  (10,448)    (8,814)
                                               --------  --------    -------
                                               $ 32,974  $ 93,061    $93,166
                                               ========  ========    =======

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In connection with the Acquisition (Note 3), Williamhouse-Regency's total inventories for financial accounting purposes were written up by $13,948 to fair market value at October 31, 1995, including reversal of $6,695 related to Williamhouse-Regency's historical LIFO reserves. Since the Company is on the LIFO method of accounting, such write-up will form the historical base year cost for the acquired inventories and will not impact the statement of operations unless a decrement of base inventory quantities occurs. During the two months subsequent to October 31, 1995, certain acquired inventory quantities were liquidated and $453 of the fair value write-up was charged to cost of sales.

  Inventory quantities of Ampad were reduced during 1995 which resulted in liquidation of LIFO inventory layers carried at lower costs which prevailed in prior years. The effect of the liquidation of Ampad inventory in 1995 was to decrease cost of sales by $557 and to increase net income by $334. There were no liquidations of LIFO inventories in 1994 or 1993.

6. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following:

                                   ESTIMATED      DECEMBER 31,
                                USEFUL LIVES IN -----------------   MARCH 31,
                                     YEARS       1994      1995       1996
                                --------------- -------  --------  -----------
                                                                   (UNAUDITED)
   Land........................                 $    31  $  4,949   $  4,961
   Buildings...................         40          642    22,997     22,866
   Machinery and equipment.....      10-12        6,274    71,094     70,302
   Office furniture and fix-
    tures......................        3-5        2,891     5,747      6,432
   Construction in progress....                     261     6,560      8,760
                                                -------  --------   --------
                                                 10,099   111,347    113,321
   Less accumulated deprecia-
    tion and amortization......                  (1,210)   (4,579)    (6,563)
                                                -------  --------   --------
                                                $ 8,889  $106,768   $106,758
                                                =======  ========   ========


  In connection with the Acquisition (Note 3), acquired property, plant and equipment was appraised at $36,285 in excess of historical book value as of October 31, 1995, including $1,443, $1,664 and $33,178 allocated to land, buildings and machinery and equipment, respectively.

  Depreciation expense was $159 in 1993, $828 in 1994, $3,369 in 1995 and $490
and $1,984 for the three months ended March 31, 1995 and 1996, respectively (unaudited).

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31,
                                                      --------------  MARCH 31,
                                                       1994   1995      1996
                                                      ------ ------- -----------
                                                                     (UNAUDITED)
Acquisition integration costs........................ $2,003 $17,567   $15,534
Sales volume discounts...............................  2,436  11,414     5,211
Salaries and wages...................................  1,148   6,682     5,395
Interest.............................................    472   3,748    10,651
Other................................................  1,869   5,424     6,480
                                                      ------ -------   -------
                                                      $7,928 $44,835   $43,271
                                                      ====== =======   =======

8. BORROWINGS

  Long-term debt of the Company, which was incurred entirely by Delaware and is subject to mandatory repayments under certain conditions (as described below), consists of the following:

                                                  DECEMBER 31,
                                                -----------------   MARCH 31,
                                                 1994      1995       1996
                                                -------  --------  -----------
                                                                   (UNAUDITED)
Senior bank debt:
  Term Loan A due 1996-2000.................... $        $ 69,843   $ 92,875
  Term Loan B due 1996-2002....................            65,000     65,000
  Term Loan C due 1996-2003....................            45,000     45,000
  Term Loan D due 1996-2004....................            40,000     40,000
13% Senior Subordinated Notes due 2005.........           200,000    200,000
WR seller notes payable due January 1996.......            25,157
Industrial revenue bonds.......................             8,049      8,049
Capitalized lease obligations..................             2,579      2,480
Floating rate bank debt........................  16,458
15% subordinated notes payable to stockholders
 and management................................   3,563
8.5% to 15% Ampad seller notes.................   2,485
Other..........................................     155                  115
                                                -------  --------   --------
                                                 22,661   455,628    453,519
Less: current portion..........................  (2,772)  (11,834)   (13,066)
                                                -------  --------   --------
                                                $19,889  $443,794   $440,453
                                                =======  ========   ========

Future maturities of long-term debt at December 31, 1995 are as follows:

   1996................................................................ $ 11,834
   1997................................................................   16,787
   1998................................................................   21,179
   1999................................................................   27,654
   2000................................................................   31,162
   Thereafter..........................................................  347,012
                                                                        --------
                                                                        $455,628
                                                                        ========

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Senior Bank Debt

  The Company entered into a bank credit agreement effective October 31, 1995 consisting of $245,000 of term loans in the form of a multitranche facility, a $45,000 revolving credit facility and an IRB Letter of Credit Facility of $13,400 (the "Bank Credit Agreement"). Interest rates on the term loans are floating and based, at the Company's option, on either the Eurodollar rate (as defined in the agreement) plus 275 to 400 basis points or the bank base rate (as defined in the agreement) plus 175 to 300 basis points. The basis point additions vary by tranche. Interest is payable quarterly under the bank base rate option and on the last day of the selected interest period under the Eurodollar rate option. If the interest period on Eurodollar loans exceeds three months, then interest payments are due every three months (at December 31, 1995, the Company selected the Eurodollar rate option). The effective interest rates by tranche at December 31, 1995 and March 31, 1996 (unaudited) are as follows:

                                                              MARCH 31, 1996
                                     DECEMBER 31, 1995         (UNAUDITED)
                                   ---------------------- ----------------------
                                   EURODOLLAR  BANK BASE  EURODOLLAR  BANK BASE
                                     OPTION   RATE OPTION   OPTION   RATE OPTION
                                   ---------- ----------- ---------- -----------
   Term Loan A....................    8.66%      10.25%      8.22%      10.07%
   Term Loan B....................    9.28%      10.88%      8.72%      10.75%
   Term Loan C....................    9.66%      11.25%      9.10%      11.13%
   Term Loan D....................    9.91%      11.75%      9.34%      11.38%

  The revolving credit facility is a five-year facility bearing interest at a floating rate based, at the Company's option, on either the Eurodollar rate plus 275 basis points or the bank base rate plus 175 basis points, or an effective rate of 8.66% at December 31, 1995 and 8.13% at March 31, 1996 (unaudited) under the Eurodollar rate option and 10.25% at December 31, 1995 and 10.00% at March 31, 1996 (unaudited) under the bank base rate option, respectively. A commitment fee of 0.5% is payable quarterly on the unused portion of the facility. The revolving credit facility includes a letter of credit sublimit of $20,000. There were no borrowings outstanding under this facility at December 31, 1995 or March 31, 1996 (unaudited).

  The Bank Credit Agreement requires the Company to meet certain financial tests, including minimum levels of EBITDA (as defined in the agreement), minimum interest coverage and maximum leverage ratio. The agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, and other matters customarily restricted in such agreements. The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults, failure of any guaranty or security agreement supporting the bank credit agreement to be in full force and effect and change of control.

  The Bank Credit Agreement required the Company to purchase an interest rate cap covering a portion of the outstanding balance under the agreement. In January 1996, the Company entered into a four-year agreement that entitles the Company to receive from the counterparty on a quarterly basis the amount, if any, by which LIBOR exceeds 6.5% for the first two years of the agreement and 7.5% for the last two years on a notional principal amount of $100,000. The counterparty to this agreement is a large financial institution.

  The Bank Credit Agreement provides for mandatory prepayment, subject to certain exceptions, upon the occurrence of certain events including, but not limited to, asset sales (including the net assets held for sale as described in Note 3), certain debt and equity issuances, insurance recovery events and the accumulation of Excess Cash Flows, as defined (with a requirement to pay 50% of Excess Cash Flow for the period ended December 31, 1995 and 75% of Excess Cash Flow per annum thereafter).

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Bank Credit Agreement is guaranteed by the Company and all its subsidiaries, except for Notepad Funding Corporation, and is secured by substantially all assets of Delaware and a pledge of all capital stock of Delaware and its subsidiaries.

 Senior Subordinated Notes

  Delaware issued $200,000 of 13% Senior Subordinated Notes through a private placement in December 1995. The notes are unsecured and subordinated to all senior bank debt. Interest is payable semi-annually on May 15 and November 15. The notes are redeemable after November 15, 2000, at Delaware's option, at redemption prices ranging from 106.5% of the face value of the notes in 2000 to 100% of the face value of the notes in 2003 or thereafter. Additionally, at any time on or prior to November 15, 1998, Delaware may, at its option, use the proceeds of public equity offerings of the Company or Delaware to redeem up to 35% of the notes at redemption prices ranging from 111% to 113% of the face value of the notes.

  The notes require Delaware to file a registration statement with the Securities Exchange Commission within 120 days of issuance to exchange the notes for new notes (the Exchange Notes) of Delaware having terms substantially identical to the notes. Delaware must use its best efforts to cause such registration statement to be declared effective within 180 days after issuance of the notes and consummate the exchange within 225 days after issuance of the notes.

  The notes are fully and unconditionally guaranteed by all subsidiaries of Delaware, except for Notepad Funding Corporation, on a joint and several and senior subordinated basis (Note 14), however, no guarantee from the Company exists. The notes contain restrictive covenants which, among other things, limit dividends, repurchase of capital stock and investments, incurrence of additional indebtedness, transactions with affiliates and other matters customarily restricted in such agreements.

 Other

  WR seller notes in the amount of $25,157 outstanding at December 31, 1995, were repaid in January 1996 from the proceeds of the remaining borrowings issuable under Term Loan A of the Bank Credit Agreement. The WR seller notes bore interest at 1% and are classified as long-term in the consolidated balance sheet at December 31, 1995 since such debt was refinanced with long-term debt.

  At December 31, 1995, the Company's subsidiaries had outstanding various industrial revenue bonds in the aggregate amount of $8,049. The industrial revenue bonds bear interest at rates ranging from 5.10% to 5.25%. Aggregate annual principal payments ranging from $350 to $2,970 are due through 2010. Payment of principal and interest on the industrial revenue bonds are guaranteed by the Company or various wholly-owned subsidiaries. The industrial revenue bonds are secured by letters of credit. At December 31, 1995 and March 31, 1996 (unaudited), letters of credit in the aggregate amount of $15,800 and $12,677, respectively, were outstanding.

  At December 31, 1994, the Company had outstanding notes payable to various lenders in the aggregate amount of approximately $22,700 with effective interest rates ranging from 8% to 15%. All of the notes payable outstanding at December 31, 1994, were either refinanced with the proceeds of the Bank Credit Agreement or repaid in accordance with their terms.

  At December 31, 1994, the Company had a revolving line of credit with a commercial lender with an outstanding balance of $22,767. The revolving line of credit carried an interest rate of 1.5% above the bank's prime rate (an effective rate of 10% at December 31, 1994). The facility was repaid and terminated in 1995 and replaced by the Bank Credit Agreement.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The proceeds from the Bank Credit Agreement were used to consummate the Acquisition (Note 3), and refinance existing indebtedness of the Company and Williamhouse-Regency.

  On December 1, 1995, $200,000 of proceeds were received from the 13% Senior Subordinated Notes which were used to repurchase $100,000 of publicly-held notes of Williamhouse-Regency assumed in the Acquisition and redeem preferred stock, preferred stock equivalents, and Class P common stock in the aggregate amount of $75,000 (Note 9).

  The Company incurred fees related to the transactions of approximately $33,200, which have been deferred and are being amortized using the effective interest method over the respective lives of the agreements.

  An extraordinary after-tax loss on extinguishment of debt of $9,652 ($16,086 pretax) is reflected in the statement of operations for the year ended December 31, 1995 as a result of $10,812 of prepayment penalties associated with the repurchase of Williamhouse-Regency's $100,000 of notes and Ampad's bank debt and the write-off of $5,274 of unamortized deferred financing costs in connection with Williamhouse-Regency's notes redemption and Ampad's debt refinancings.

9. STOCKHOLDERS' EQUITY, STOCK OPTIONS AND NONRECURRING COMPENSATION CHARGE

  At January 1, 1995, options for 126,405 shares of common stock had been issued to certain members of the Company's management under the 1992 Key Employee Stock Option Plan (the "1992 Plan") in two separate tranches--"Core" stock options for 93,428 shares and "Performance" stock options for 32,977 shares. The exercise price of all options equaled or exceeded the fair market value at date of grant and the vesting date for both "Core" and "Performance" stock options is ten years from grant date, unless an Acceleration Event, as defined, occurs. In connection with the Acquisition of WR effective October 31, 1995 (Note 3), the Company's equity was recapitalized via a stock dividend of one share of preferred stock for every ten shares of common stock and Class P common and options to purchase common stock. Concurrently, preferred stock options were granted to holders of common stock options and the respective exercise prices were adjusted to maintain option holders' pro rata economic interests pursuant to antidilution provisions included in the existing stock option plans.

  The preferred stock has a liquidation and fair value of $1,948.50 per share, has no dividend rights and, except as required by law, is nonvoting. As of December 31, 1995, after giving effect to satisfaction of its preferred redemption values, the Company's Class P common stock was converted on a share-for-share basis into common stock.

  The issuance of the preferred stock options was considered additional consideration to restore the option holders' economic position as a result of the recapitalization, which was directly related to the Acquisition. Receipt of such consideration resulted in a nonrecurring, noncash compensation charge equal to the excess of fair market value over the exercise price of the preferred stock options of $24,265 with a corresponding credit being recorded to additional paid-in capital. The adjustment to the underlying common stock option's prices did not result in additional compensation expense in accordance with generally accepted accounting principles.

  Additionally, options for 8,109 shares of common stock and 810.9 shares of preferred stock were granted to certain members of management in December 1995. The exercise prices of $0.06 per common share and $3.60 per preferred share were below the fair market value of the respective classes of stock at date of grant, resulting in a noncash compensation charge equal to the aggregate excess of fair market value over the exercise price, or $1,733, with a corresponding credit being recorded to additional paid-in capital.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The following table summarizes the option activity for the years ended December 31, 1993, 1994 and 1995 and for the three months ended March 31, 1996:

                                     COMMON STOCK          PREFERRED STOCK
                                ---------------------- ------------------------
                                NUMBER OF   EXERCISE   NUMBER OF    EXERCISE
                                 SHARES      PRICE      SHARES        PRICE
                                --------- ------------ ---------  -------------
Outstanding, December 31, 1992
 and 1993.....................   111,236  $       0.42
Granted in 1994...............    15,169  $      25.00
                                 -------
Outstanding, December 31,
 1994.........................   126,405  $0.42-$25.00
Granted in 1995...............     8,109  $        .06 13,451.4   $3.60-$214.29
Redeemed in 1995..............                         (4,715.4)
                                 -------               --------
Outstanding, December 31, 1995
 and March 31, 1996 (unau-
 dited).......................   134,514  $  .06-$3.57  8,736.0   $3.60-$214.29
                                 =======               ========

  All options are exercisable at December 31, 1995 and March 31, 1996
(unaudited).

  The Company has elected not to early adopt the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock Based Compensation." The Company will adopt the reporting provisions of SFAS 123 in 1996. The Company expects the adoption to have no effect on its financial condition or results of operations.

  The Company awarded additional compensation to executives and nonexecutives of $1,634 in 1995 in recognition of the significant transactions consummated during the year. The Company does not expect this additional compensation to be awarded in future years.

10. PENSION PLAN AND 401(K) PLAN

  The Company is liable for a supplemental, nonqualified, noncontributory, defined benefit pension plan covering certain former Ampad executives, which was assumed in the initial acquisition of Ampad in June 1992. Benefits are based on a percentage of prior compensation less expected social security benefits. The present value of the liability associated with this plan is $678, $636 and $611 at December 31, 1994, 1995, and March 31, 1996
(unaudited), respectively, and is included in other liabilities in the consolidated balance sheet.

  The Company maintains a retirement plan (401(k) plan) for the benefit of all employees who meet minimum age and service requirements. Company contributions to the plan may be made at the discretion of the board of directors. Contributions to the plan were approximately $515, $557, $568, $51 and $78 for the years ended December 31, 1993, 1994, 1995, and the three months ended March 31, 1995 and 1996 (unaudited), respectively.

11. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                                THREE MONTHS
                                             YEARS ENDED            ENDED
                                            DECEMBER 31,          MARCH 31,
                                         --------------------  ---------------
                                         1993 1994     1995    1995  1996
                                         ---- -----  --------  ----- -----
                                                               (UNAUDITED)
   Current:
     Federal............................ $    $      $         $     $  21
     State..............................                  169            3
                                         ---  -----  --------  ----- -----
                                                          169           24
   Deferred provision (benefit) for in-
    come taxes..........................  64   (488)  (13,141)   366    78
                                         ---  -----  --------  ----- -----
                                         $64  $(488) $(12,972) $ 366 $ 102
                                         ===  =====  ========  ===== =====

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
  A reconciliation between the statutory U.S. federal income tax rate and the Company's effective tax rate is as follows:

                                    YEARS ENDED          THREE MONTHS ENDED
                                   DECEMBER 31,               MARCH 31,
                                 ---------------------   ---------------------
                                 1993    1994    1995      1995        1996
                                 -----   -----   -----   ---------   ---------
                                                             (UNAUDITED)
   Federal income tax rate.....   35.0 % (35.0)% (35.0)%      35.0 %      35.0%
   Adjustment to valuation al-
    lowance ...................  (31.9)%  14.7 %  (6.4)%
   Effect of acquisition.......           19.3 %                           2.8%
   Change in enacted rates.....   (7.8)%    .4 %
   Miscellaneous permanent dif-
    ferences...................                     .9 %                    .4%
   State taxes, net............    6.2 %  (5.2)%  (5.0)%       5.0 %       5.0%
   Other, net..................    1.9 %   (.3)%  (1.4)%      (1.7)%       1.2%
                                 -----   -----   -----   ---------   ---------
   Effective tax rate..........    3.4 %  (6.1)% (46.9)%      38.3 %      44.4%
                                 =====   =====   =====   =========   =========

  Temporary tax differences affected and categorized by financial statement line item are as follows:

                                                  DECEMBER 31,
                                                -----------------   MARCH 31,
                                                 1994      1995       1996
                                                -------  --------  -----------
                                                                   (UNAUDITED)
   Current deferred tax assets (liabilities):
   Accrued expenses............................ $ 1,102   $10,523    $10,503
   Accounts receivable and allowances..........     191       900        900
   LIFO reserve................................  (2,478)   (7,608)    (7,608)
   NOL/credits.................................    (496)   11,194     10,949
                                                -------  --------   --------
   Current deferred tax asset (liability),
    net........................................ $(1,681)  $15,009    $14,744
                                                =======  ========   ========
                                                  DECEMBER 31,
                                                -----------------   MARCH 31,
                                                 1994      1995       1996
                                                -------  --------  -----------
                                                                   (UNAUDITED)
   Noncurrent deferred tax assets (liabili-
    ties):
   Trademarks and intangibles.................. $        $(15,009)  $(15,009)
   Property and equipment, net.................   2,709   (21,291)   (21,291)
   NOL carryforwards...........................   4,073
   Noncash compensation expense credited to
    paid-in-capital............................             6,776      6,776
   Other accrued liabilities...................     235       254        254
   Deferred financing costs....................     (15)
   Seller note discount........................    (117)
   State taxes effect and other, net...........    (804)     (800)      (641)
                                                -------  --------   --------
   Noncurrent deferred tax asset (liability),
    net........................................   6,081   (30,070)   (29,911)
   Deferred tax asset valuation allowance......  (1,769)
                                                -------  --------   --------
   Noncurrent deferred tax asset (liability),
    net........................................ $ 4,312  $(30,070)  $(29,911)
                                                =======  ========   ========

  The valuation allowance represents the amount of the deferred tax assets which may not be realized through taxable income from future operations. The Company's provision for income taxes may be impacted by adjustments to the valuation allowance which may be required if circumstances change regarding the realizability of the deferred tax assets in future periods.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The effect on the income tax provision related to the valuation allowance was a benefit of $1,769 for the year ended December 31, 1995. Deferred tax assets valuation allowances recorded in prior years were reversed in 1995 as a result of management's assessment of future realizability of deferred tax assets. For the year ended December 31, 1994, the effect on the income tax provision related to the valuation allowance was a charge of $1,180. The charge primarily related to an increase in the NOL carryforwards for which no benefit was recognized during 1994.

  At December 31, 1995, the Company has net operating losses available to reduce future taxable income of approximately $25,007. These net operating loss carryforwards expire in the years 2007 through 2010. If certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of the carryforwards which can be utilized. In addition, the Company has approximately $1,200 of alternative minimum tax credit carryforwards. The acquisition of WR (See Note 3) resulted in a change in control of WR. Consequently the utilization of these credits in future periods are subject to limitation.

12. COMMITMENTS AND CONTINGENCIES

 Commitments

  The Company is obligated under noncancelable operating leases for office space and machinery and equipment which expire at various times through 1997. Future minimum lease commitments under these leases are as follows:

     YEARS ENDING
     DECEMBER 31,
     ------------
      1996............................................................  $ 2,110
      1997............................................................    2,026
      1998............................................................    1,894
      1999............................................................    1,430
      2000............................................................    1,214
      Thereafter......................................................    6,503
                                                                       --------
        Total minimum lease payments.................................. $ 15,177
                                                                       ========

  Total rent expense under noncancelable operating leases was approximately $775, $853, $1,888 and $148 and $1,122 for 1993, 1994 and 1995 and for the
three months ended March 31, 1995 and 1996 (unaudited) respectively.

  In October 1995, the Company entered into a ten-year management services agreement with Bain Capital, pursuant to which the Company will pay Bain Capital an aggregate annual fee of no less than $2.0 million.

 Litigation

  There are various outstanding claims against the Company arising in the normal course of business. Management, on the advise of counsel, believes that the claims are without merit and that any losses which might ultimately be sustained by the Company would not be material to the financial position or results of operations of the Company.

 Environmental Matters

  The Company is subject to federal, state, and local environmental and occupational health and safety laws and regulations. Such laws and regulations impose limitations on the discharge of pollutants and establish

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) standards for management of waste. While there can be no assurance that the Company is at all times in complete compliance with all such requirements, the Company has made and will continue to make capital and other expenditures to comply with such requirements.

  The Company's Ampad division had been named a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, at five waste disposal sites. The Company settled its liability at four of these sites as a de minimis party. The Company expects to be eligible for a de minimis settlement at the remaining site.

13. RELATED PARTY TRANSACTIONS

  For the years ended December 31, 1993, 1994 and 1995, the Company paid $431, $684 and $937, respectively, for management and directors' fees to the principal shareholders (Bain Capital). No fees were paid for the three month periods ended March 31, 1995 and 1996 (unaudited). Unpaid fees of $128 and $500 are included in accrued expenses in the consolidated balance sheets at December 31, 1994 and March 31, 1996 (unaudited). There were no unpaid fees at December 31, 1995.

  Included in other assets in the consolidated balance sheet at December 31, 1994, 1995 and March 31, 1996 (unaudited) is a note receivable of $106, $112 and $114, respectively, due from an officer and shareholder of the Company. Interest expense is accrued monthly at an annual rate of 6.19% and the note is due in 1998.

  The Company paid $7,000 to Bain Capital for services relating to the Acquisition of WR and the related financing of the transaction. Of this amount, $4,300 was included in deferred financing fees and $2,700 was a direct acquisition expense allocated to the net assets acquired as discussed in Note
3. The Company also paid $450 to Bain Capital relating to the Globe-Weis acquisition (Note 3) which was included in deferred financing fees and subsequently included as a component of the extraordinary loss from extinguishment of debt. The Company paid Bain Capital $225 in 1994 for services related to the SCM acquisition and the related financing of the transaction.

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
14. CONDENSED CONSOLIDATING FINANCIAL INFORMATION OF GUARANTOR SUBSIDIARIES

  The 13% Senior Subordinated Notes of Delaware are guaranteed by substantially all of the subsidiaries of Delaware. The subsidiary guarantees are full, unconditional and joint and several. Each of the guarantor subsidiaries are wholly-owned. The Company is not a guarantor of this debt. Separate financial statements of the guarantor subsidiaries are not presented because management has determined that they would not be material to investors. However, condensed consolidating financial information as of December 31, 1995 and for the year then ended, and as of March 31, 1996 and for the three months then ended (unaudited) are presented. The condensed consolidating financial information of Delaware is as follows:

 CONDENSED CONSOLIDATING BALANCE SHEET

                                                 DECEMBER 31, 1995
                            -------------------------------------------------------------
                                       GUARANTOR   NONGUARANTOR              CONSOLIDATED
                            DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                            --------  ------------ ------------ ------------ ------------
ASSETS
Current assets:
 Cash.....................  $ 18,295    $     33     $    13      $            $ 18,341
 Restricted cash..........     3,619                                              3,619
 Accounts receivable......   (13,490)       (154)     39,587                     25,943
 Intercompany receivable
  (payable)...............    75,423     (72,255)     (3,168)                       --
 Refundable income
  taxes...................     3,657                                              3,657
 Inventories..............    74,112      18,949                                 93,061
 Assets held for sale.....       864      41,714                                 42,578
 Deferred income taxes....    17,395      (2,386)                                15,009
 Other current assets.....       879          48                                    927
                            --------    --------     -------      --------     --------
   Total current assets...   180,754     (14,051)     36,432                    203,135
                            --------    --------     -------      --------     --------
Property and equipment....    73,097      37,357                                110,454
Less: accumulated
 depreciation.............    (3,438)       (248)                                (3,686)
                            --------    --------     -------      --------     --------
   Net property and
    equipment.............    69,659      37,109                                106,768
                            --------    --------     -------      --------     --------
Investment in
 subsidiaries.............    41,575                               (41,575)
Intangible assets, net....    34,196       3,504                                 37,700
Debt issuance costs, net..    30,160         182       2,587                     32,929
Goodwill, net.............   107,076      13,307                                120,383
Other.....................     3,311         130                                  3,441
                            --------    --------     -------      --------     --------
   Total assets...........  $466,731    $ 40,181     $39,019      $(41,575)    $504,356
                            ========    ========     =======      ========     ========
                                                 DECEMBER 31, 1995
                            -------------------------------------------------------------
                                       GUARANTOR   NONGUARANTOR              CONSOLIDATED
                            DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                            --------  ------------ ------------ ------------ ------------
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Current liabilities:
 Current portion of long-
  term debt...............  $ 10,652    $  1,182     $            $            $ 11,834
 Accounts payable and
  accrued expenses........    62,869      19,014                                 81,883
 Income taxes payable.....       494                                                494
                            --------    --------     -------      --------     --------
   Total current
    liabilities...........    74,015      20,196                                 94,211
                            --------    --------     -------      --------     --------
Long-term debt............   442,134       1,660                                443,794
Other liabilities.........     2,702                                              2,702
Deferred income taxes.....    14,301      15,769                                 30,070
                            --------    --------     -------      --------     --------
   Total liabilities......   533,152      37,625                                570,777
                            --------    --------     -------      --------     --------
Commitments and
 contingencies............
Stockholder's equity:
 Common stock.............                     1          10           (11)
 Additional paid-in
  capital.................    28,998                  37,370       (37,370)      28,998
 Retained earnings........   (95,419)      2,555       1,639        (4,194)     (95,419)
                            --------    --------     -------      --------     --------
   Total stockholder's
    equity................   (66,421)      2,556      39,019       (41,575)     (66,421)
                            --------    --------     -------      --------     --------
   Total liabilities and
    stockholder's equity..  $466,731    $ 40,181     $39,019      $(41,575)    $504,356
                            ========    ========     =======      ========     ========

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 CONDENSED CONSOLIDATING BALANCE SHEET

                                             MARCH 31, 1996 (UNAUDITED)
                            -------------------------------------------------------------
                                       GUARANTOR   NONGUARANTOR              CONSOLIDATED
                            DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                            --------  ------------ ------------ ------------ ------------
ASSETS
Current assets:
 Cash.....................  $ 20,026    $     69     $    13      $            $ 20,108
 Restricted cash..........    10,759                                             10,759
 Accounts receivable......    (8,862)        (77)     27,346                     18,407
 Intercompany receivable
  (payable)...............    83,157     (79,132)     (4,025)                       --
 Inventories..............    75,731      17,435                                 93,166
 Assets held for sale.....       764      42,808                                 43,572
 Deferred income taxes....    17,302      (2,260)       (298)                    14,744
 Other current assets.....     2,009          17                                  2,026
                            --------    --------     -------      --------     --------
   Total current assets...   200,886     (21,140)     23,036                    202,782
                            --------    --------     -------      --------     --------
Property and equipment....    75,061      38,260                                113,321
Less: accumulated
 depreciation.............    (5,892)       (671)                                (6,563)
                            --------    --------     -------      --------     --------
   Net property and
    equipment.............    69,169      37,589                                106,758
                            --------    --------     -------      --------     --------
Investment in
 subsidiaries.............    29,447                               (29,447)
Intangible assets, net....    33,924       3,468                                 37,392
Debt issuance costs, net..    29,911         160       2,453                     32,524
Goodwill, net.............   107,672      11,983                                119,655
Other.....................     1,556         127                                  1,683
                            --------    --------     -------      --------     --------
   Total assets...........  $472,565    $ 32,187     $25,489      $(29,447)    $500,794
                            ========    ========     =======      ========     ========
                                             MARCH 31, 1996 (UNAUDITED)
                            -------------------------------------------------------------
                                       GUARANTOR   NONGUARANTOR              CONSOLIDATED
                            DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                            --------  ------------ ------------ ------------ ------------
LIABILITIES AND
 STOCKHOLDER'S EQUITY
Current liabilities:
 Current portion of long-
  term debt...............  $ 11,886    $  1,180     $            $            $ 13,066
 Accounts payable and
  accrued expenses........    75,036       4,924                                 79,960
 Income taxes payable.....    (1,841)      2,359                                    518
                            --------    --------     -------      --------     --------
   Total current
    liabilities...........    85,081       8,463                                 93,544
                            --------    --------     -------      --------     --------
Long-term debt............   438,793       1,660                                440,453
Other liabilities.........     3,179                                              3,179
Deferred income taxes.....    11,805      18,106                                 29,911
                            --------    --------     -------      --------     --------
   Total liabilities......   538,858      28,229                                567,087
                            --------    --------     -------      --------     --------
Commitments and
 contingencies............
Stockholder's equity:
 Common stock.............                     1          10           (11)
 Additional paid-in
  capital.................    28,998                  23,392       (23,392)      28,998
 Retained earnings........   (95,291)      3,957       2,087        (6,044)     (95,291)
                            --------    --------     -------      --------     --------
   Total stockholder's
    equity................   (66,293)      3,958      25,489       (29,447)     (66,293)
                            --------    --------     -------      --------     --------
   Total liabilities and
    stockholder's equity..  $472,565    $ 32,187     $25,489      $(29,447)    $500,794
                            ========    ========     =======      ========     ========

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
  The following condensed consolidating statement of operations includes the results of operations of Delaware for the year ended December 31, 1995, including the results of Williamhouse-Regency and Notepad Funding Corporation for the post-October 31, 1995 period.

                                     GUARANTOR   NONGUARANTOR              CONSOLIDATED
                          DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                          --------  ------------ ------------ ------------ ------------
Net sales...............  $238,989    $20,352       $           $            $259,341
Cost of sales...........   197,033     14,781                                 211,814
                          --------    -------       ------      -------      --------
Gross profit ...........    41,956      5,571                                  47,527
                          --------    -------       ------      -------      --------
Operating expenses:
  Selling and
   marketing............     5,730        524                                   6,254
  General and
   administrative.......    13,278        741                    (1,728)       12,291
  Nonrecurring
   compensation charge..    27,632                                             27,632
                          --------    -------       ------      -------      --------
  Income (loss) from
   operations ..........    (4,684)     4,306                     1,728         1,350
                          --------    -------       ------      -------      --------
Other income (expense):
  Interest..............   (13,531)       (37)         (89)                   (13,657)
  Other income, net.....       735                   1,728       (1,728)          735
                          --------    -------       ------      -------      --------
Income (loss) before
 income taxes...........   (17,480)     4,269        1,639                    (11,572)
Provision (benefit) for
 income taxes...........    (8,252)     1,714                                  (6,538)
                          --------    -------       ------      -------      --------
Income (loss) before
 equity in net earnings
 of subsidiaries and
 extraordinary item.....    (9,228)     2,555        1,639                     (5,034)
Equity in net earnings
 of subsidiaries........     4,194                               (4,194)
                          --------    -------       ------      -------      --------
Income (loss) before
 extraordinary item.....    (5,034)     2,555        1,639       (4,194)       (5,034)
Extraordinary loss from
 extinguishment of debt,
 net....................    (9,652)                                            (9,652)
                          --------    -------       ------      -------      --------
Net income (loss).......  $(14,686)   $ 2,555       $1,639      $(4,194)     $(14,686)
                          ========    =======       ======      =======      ========

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                          FOR THE THREE MONTHS ENDED
                                          MARCH 31, 1996 (UNAUDITED)
                         -------------------------------------------------------------
                                    GUARANTOR   NONGUARANTOR              CONSOLIDATED
                         DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                         --------  ------------ ------------ ------------ ------------
Net sales............... $87,586     $36,989        $          $(3,157)     $121,418
Cost of sales...........  72,009      29,037                    (3,157)       97,889
                         -------     -------        ----       -------      --------
Gross profit ...........  15,577       7,952                                  23,529
                         -------     -------        ----       -------      --------
Operating expenses:
  Selling and
   marketing............   2,488         840                                   3,328
  General and
   administrative.......   7,412       1,130           8          (852)        7,698
                         -------     -------        ----       -------      --------
  Income (loss) from
   operations ..........   5,677       5,982          (8)          852        12,503
                         -------     -------        ----       -------      --------
Other income (expense):
  Interest.............. (12,388)        (56)        (98)                    (12,542)
  Other income, net.....     653        (384)        852          (852)          269
                         -------     -------        ----       -------      --------
Income (loss) before
 income taxes...........  (6,058)      5,542         746                         230
Provision (benefit) for
 income taxes...........  (4,335)      4,139         298                         102
                         -------     -------        ----       -------      --------
Income (loss) before
 equity in net earnings
 of subsidiaries........  (1,723)      1,403         448                         128
Equity in net earnings
 of subsidiaries........   1,851                                (1,851)
                         -------     -------        ----       -------      --------
Net income (loss)....... $   128     $ 1,403        $448       $(1,851)     $    128
                         =======     =======        ====       =======      ========

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 CONDENSED CONSOLIDATING CASH FLOW INFORMATION

  The following condensed consolidating cash flow information includes the cash flows of Delaware for the year ended December 31, 1995, including the results of Williamhouse-Regency and Notepad Funding Corporation for the post-October 31, 1995 period.

                                      GUARANTOR   NONGUARANTOR              CONSOLIDATED
                          DELAWARE   SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                          ---------  ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities.............  $  44,346    $ 2,674      $(42,311)    $           $   4,709
Investing activities
Purchase of the stock of
 WR, including
 acquisition costs......   (122,655)                                          (122,655)
Purchase of net assets,
 including acquisition
 costs..................     (7,046)                                            (7,046)
Other...................      1,075     (2,641)                                 (1,566)
                          ---------    -------      --------     -------     ---------
Net cash used in
 investing activities...   (128,626)    (2,641)                               (131,267)
                          ---------    -------      --------     -------     ---------
Financing activities
Proceeds from sale of
 accounts receivable....                              45,000                    45,000
Net repayment under line
 of credit..............    (22,767)                                           (22,767)
Proceeds from issuance
 of debt................    430,052                                            430,052
Repayment of long-term
 debt...................   (186,546)                                          (186,546)
Redemption premiums and
 penalties included in
 extraordinary loss.....    (10,812)                                           (10,812)
Debt issuance costs.....    (32,356)                  (2,676)                  (35,032)
Dividends paid..........    (75,000)                                           (75,000)
                          ---------    -------      --------     -------     ---------
Net cash provided by
 financing activities...    102,571                   42,324                   144,895
                          ---------    -------      --------     -------     ---------
Net increase in cash....     18,291         33            13                    18,337
Cash, beginning of
 year...................          4                                                  4
                          ---------    -------      --------     -------     ---------
Cash, end of year.......  $  18,295    $    33      $     13     $           $  18,341
                          =========    =======      ========     =======     =========

                         AMERICAN PAD & PAPER COMPANY
                     (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 CONDENSED CONSOLIDATING CASH FLOW INFORMATION

                                          FOR THE THREE MONTHS ENDED
                                          MARCH 31, 1996 (UNAUDITED)
                         -------------------------------------------------------------
                                    GUARANTOR   NONGUARANTOR              CONSOLIDATED
                         DELAWARE  SUBSIDIARIES  SUBSIDIARY  ELIMINATIONS    TOTAL
                         --------  ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities............. $  7,255      $374         $          $            $  7,629
Investing activities:
 Other..................   (2,613)     (338)                                  (2,951)
                         --------      ----         ----       -------      --------
Net cash used in
 investing activities...   (2,613)     (338)                                  (2,951)
                         --------      ----         ----       -------      --------
Financing activities:
  Proceeds from issuance
   of debt..............   25,272                                             25,272
  Repayment of long-term
   debt.................  (27,380)                                           (27,380)
  Debt issuance costs...     (803)                                              (803)
                         --------      ----         ----       -------      --------
Net cash provided by
 financing activities...   (2,911)                                            (2,911)
                         --------      ----         ----       -------      --------
Net increase in cash....    1,731        36                                    1,767
Cash, beginning of
 period.................   18,295        33           13                      18,341
                         --------      ----         ----       -------      --------
Cash, end of period..... $ 20,026      $ 69         $ 13       $            $ 20,108
                         ========      ====         ====       =======      ========

15. INDUSTRY SEGMENTS

  The Company conducts its business operations in two industry segments: the Ampad Division, which primarily manufactures and markets a broad line of office supplies including writing products, filing supplies, and commodity and speciality envelopes and the Williamhouse Division, which primarily designs and manufactures a wide range of mill branded, specialty and commodity envelope products, invitations and announcements and greeting cards. There were no intersegment sales in 1995. For the three month period ended March 31, 1996 (unaudited), the Williamhouse division had sales of $644 to the Ampad division. Prior to the acquisition of WR, the Company operated in one segment consisting of the Ampad Division.

  Substantially all of the Company's operations are conducted within the United States.

  Two customers accounted for 27%, and one customer accounted for 11%, of the Company's total net sales for the year ended December 31, 1995 and the three month period ended March 31, 1996 (unaudited), respectively.

  The following table represents industry segment information. Intersegment sales are transferred at competitive prices. Operating profit by segment consists of total sales less operating expenses, and exclude general corporate expenses, net interest expense or income taxes. Corporate assets are principally cash, cash equivalents, residual interests in a portfolio of accounts receivable sold, debt issuance costs and net assets held for sale.

                          AMERICAN PAD & PAPER COMPANY
                      (FORMERLY AMPAD HOLDING CORPORATION)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                                                      FOR THE
                                                    FOR THE YEAR    THREE MONTHS
                                                       ENDED           ENDED
                                                    DECEMBER 31,     MARCH 31,
                                                        1995            1996
                                                    ------------    ------------
                                                                    (UNAUDITED)
                                                        ($ IN THOUSANDS)
Net sales:
  Unaffiliated customers
    Ampad Division.................................   $212,687        $ 57,023
    Williamhouse Division..........................     46,654          64,395
                                                     ---------        --------
      Total net sales to unaffiliated customers....   $259,341        $121,418
                                                     =========        ========
Operating profit:
  Ampad Division...................................  $  21,997           4,540
  Williamhouse Division............................      8,478           8,793
                                                     ---------        --------
      Total operating profit.......................     30,475          13,333
  General corporate expense........................    (29,125)(1)        (830)
  Interest expense.................................    (13,657)        (12,542)
  Other income, net................................        735             269
                                                     ---------        --------
      Income (loss) before income taxes............  $ (11,572)       $    230
                                                     =========        ========
Capital expenditures:
  Ampad Division...................................  $   2,551        $    538
  Williamhouse Division............................      3,089           1,783
                                                     ---------        --------
      Total capital expenditures...................  $   5,640        $  2,321
                                                     =========        ========
Depreciation and amortization of plant and
 equipment:
  Ampad Division...................................      2,333        $    445
  Williamhouse Division............................      1,036           1,539
                                                     ---------        --------
      Total depreciation and amortization of plant
       and equipment...............................  $   3,369        $  1,984
                                                     =========        ========
                                                       AS OF           AS OF
                                                    DECEMBER 31,     MARCH 31,
                                                        1995            1996
                                                    ------------    ------------
                                                                    (UNAUDITED)
Identifiable assets:
  Ampad Division...................................  $  76,928        $ 75,539
  Williamhouse Division............................    327,743         316,018
  Corporate assets.................................    137,055         132,639
  Eliminations.....................................    (37,370)        (23,402)
                                                     ---------        --------
      Total assets.................................   $504,356        $500,794
                                                     =========        ========

- --------
(1) Includes $27,632 nonrecurring compensation charge (Note 9).

16.  SUBSEQUENT EVENT (UNAUDITED)

  On May 29, 1996, the Company signed a definitive agreement to acquire the stock of the Niagara Envelope Company, Inc. The purchase price will approximate $50 million, plus a $5 million management services agreement with the Seller to be paid at closing. The Company expects the acquisition to be consummated by mid-July 1996.

  The Company signed a definitive agreement to sell the Personalizing Division on June 6, 1996 (Note 3). The sales price will be the net book value of the assets sold as of March 29, 1996 plus $11,056 plus all direct album and catalog costs incurred from December 31, 1995 through March 31, 1996 which are not included in the closing net book value. The Company expects the sale to be consummated by the end of June 1996.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
WR Acquisition, Inc.:

  We have audited the accompanying consolidated balance sheets of WR Acquisition, Inc. and subsidiaries as of December 31, 1994 and October 31, 1995, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 1994 and the ten months ended October 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WR Acquisition, Inc. and subsidiaries as of December 31, 1994 and October 31, 1995 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1994 and the ten months ended October 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

January 10, 1996

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                      DECEMBER 31, OCTOBER 31,
                                                          1994         1995
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS:
  Cash............................................... $    170,000 $        --
  Accounts receivable, less allowances of $837,000 at
   December 31, 1994 and $636,000 at October 31,
   1995..............................................   30,772,000   39,174,000
  Inventories........................................   34,141,000   35,548,000
  Current assets of discontinued operations..........   23,581,000   14,603,000
  Prepaid expenses...................................      511,000    1,054,000
                                                      ------------ ------------
    Total current assets.............................   89,175,000   90,379,000
                                                      ------------ ------------
DUE FROM AMPAD.......................................          --    54,306,000
                                                      ------------ ------------
PROPERTY, PLANT AND EQUIPMENT:
  Land and buildings.................................   23,070,000   30,258,000
  Machinery, equipment, leasehold improvements and
   construction in progress..........................   81,787,000   75,279,000
                                                      ------------ ------------
                                                       104,857,000  105,537,000
  Less accumulated depreciation and amortization.....   54,225,000   53,134,000
                                                      ------------ ------------
  Net property, plant and equipment..................   50,632,000   52,403,000
                                                      ------------ ------------
OTHER ASSETS:
  Deferred financing costs, less accumulated amorti-
   zation............................................    6,248,000   23,125,000
  Funds held for construction........................          --     2,633,000
  Cash surrender value of officers' life insurance
   policies, net of loans of $1,236,000 at December
   31, 1994 and $1,769,000 at October 31, 1995.......      646,000      260,000
  Intangibles, less accumulated amortization.........      378,000      350,000
  Other assets.......................................      533,000      644,000
                                                      ------------ ------------
    Total other assets...............................    7,805,000   27,012,000
                                                      ------------ ------------
PURCHASE PRICE FOR THE COMMON STOCK OF WR
 ACQUISITION, INC. AND CERTAIN RELATED COSTS.........          --   147,854,000
                                                      ------------ ------------
NON CURRENT ASSETS OF DISCONTINUED OPERATIONS........   29,145,000   27,439,000
                                                      ------------ ------------
    TOTAL ASSETS..................................... $176,757,000 $399,393,000
                                                      ============ ============

          See accompanying Notes to Consolidated Financial Statements.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    DECEMBER 31,  OCTOBER 31,
                                                        1994          1995
                                                    ------------  ------------
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable................................. $ 16,499,000  $ 17,518,000
  Accrued expenses.................................   14,536,000    18,982,000
  Taxes payable....................................      354,000           --
  Current installments of long-term debt...........    8,558,000    11,844,000
  Current liabilities of discontinued operations...    9,380,000     9,100,000
                                                    ------------  ------------
    Total current liabilities......................   49,327,000    57,444,000
                                                    ------------  ------------
Non-current liabilities............................    2,179,000     2,019,000
Deferred tax liabilities--net......................    3,610,000     3,740,000
Long-term debt (less current installments).........  144,750,000   319,380,000
Notes payable to selling stockholders..............          --     25,157,000
Non-current liabilities of discontinued opera-
 tions.............................................    8,375,000     5,689,000
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Class A common stock, par value $.01 per share,
   11,619 shares authorized, issued and
   outstanding.....................................        1,000         1,000
  Common stock, par value $.01 per share, 50,000
   shares authorized; 10,478 issued at December 31,
   1994 and 13,243 at October 31, 1995; 10,405
   outstanding at December 31, 1994 and 13,243 at
   October 31, 1995................................        1,000         1,000
  Additional paid-in capital.......................   42,007,000    56,135,000
  Retained earnings................................   21,841,000    25,080,000
  Distribution to stockholders of the excess of
   purchase price over book value of net assets of
   W.R. Holdings, Inc. arising from the December
   29, 1986 Recapitalization.......................  (95,253,000)  (95,253,000)
  Common stock held in treasury, at cost, 73 shares
   at
   December 31, 1994...............................      (81,000)          --
                                                    ------------  ------------
    Total stockholders' equity (deficiency)........  (31,484,000)  (14,036,000)
                                                    ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
     (DEFICIENCY).................................. $176,757,000  $399,393,000
                                                    ============  ============

          See accompanying Notes to Consolidated Financial Statements.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         YEARS ENDED             TEN MONTHS
                                  --------------------------       ENDED
                                    DECEMBER      DECEMBER        OCTOBER
                                    31, 1993      31, 1994        31, 1995
                                  ------------  ------------  -----------------
Net sales........................ $176,934,000  $248,008,000  $219,366,000
  Cost of sales..................  118,626,000   173,536,000   152,781,000
                                  ------------  ------------  ------------
Gross profit.....................   58,308,000    74,472,000    66,585,000
  Selling, general and adminis-
   trative expenses..............   39,765,000    44,906,000    39,866,000
  Compensation expense relating
   to stock options..............          --        294,000     9,544,000
                                  ------------  ------------  ------------
Operating income.................   18,543,000    29,272,000    17,175,000
  Interest expense...............   13,621,000    11,750,000    11,615,000
  Interest income................     (626,000)     (284,000)     (124,000)
                                  ------------  ------------  ------------
Earnings from continuing
 operations before taxes on
 income..........................    5,548,000    17,806,000     5,684,000
  Provision for taxes on income..    1,988,000     6,080,000     2,224,000
                                  ------------  ------------  ------------
Earnings from continuing opera-
 tions...........................    3,560,000    11,726,000     3,460,000
Discontinued operations:
  Loss from operations, net of
   tax benefits of $280,000,
   $380,000 and $110,000 in 1993,
   1994 and 1995, respectively...     (432,000)   (1,328,000)     (221,000)
                                  ------------  ------------  ------------
Net earnings..................... $  3,128,000  $ 10,398,000  $  3,239,000
                                  ============  ============  ============


          See accompanying Notes to Consolidated Financial Statements.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                   AND THE TEN MONTHS ENDED OCTOBER 31, 1995

                         CLASS A         ADDITIONAL               DISTRIBUTION  TREASURY
                         COMMON  COMMON    PAID-IN     RETAINED        TO        STOCK,
                          STOCK   STOCK    CAPITAL     EARNINGS   STOCKHOLDERS  AT COST      TOTAL
                         ------- ------- -----------  ----------- ------------  --------  ------------
Balance at December 31,
 1992................... $   --  $ 1,000 $10,477,000  $ 8,315,000 $(95,253,000) $(81,000) $(76,541,000)
 Net earnings...........     --      --          --     3,128,000          --        --      3,128,000
 Issuance of Class A
  common stock for
  cash..................     100     --    1,999,900          --           --        --      2,000,000
 Issuance of Class A
  common stock for
  redemption of debt....     900     --   29,236,100          --           --        --     29,237,000
                         ------- ------- -----------  ----------- ------------  --------  ------------
Balance at December 31,
 1993...................   1,000   1,000  41,713,000   11,443,000  (95,253,000)  (81,000)  (42,176,000)
 Net earnings...........     --      --          --    10,398,000          --        --     10,398,000
 Compensation relating
  to stock options......     --      --      294,000          --           --        --        294,000
                         ------- ------- -----------  ----------- ------------  --------  ------------
Balance at December 31,
 1994...................   1,000   1,000  42,007,000   21,841,000  (95,253,000)  (81,000)  (31,484,000)
 Net earnings...........     --      --          --     3,239,000          --        --      3,239,000
 Proceeds and
  compensation relating
  to exercise of stock
  options...............     --      --   13,424,000          --           --        --     13,424,000
 Reissuance of treasury
  stock.................     --      --      (81,000)         --           --     81,000           --
 Issuance of common
  stock for cash........     --      --      785,000          --           --        --        785,000
                         ------- ------- -----------  ----------- ------------  --------  ------------
Balance at October 31,
 1995................... $ 1,000 $ 1,000 $56,135,000  $25,080,000 $(95,253,000) $    --   $(14,036,000)
                         ======= ======= ===========  =========== ============  ========  ============


          See accompanying Notes to Consolidated Financial Statements.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           YEARS ENDED
                                    ---------------------------
                                                                  TEN MONTHS
                                                                     ENDED
                                      DECEMBER       DECEMBER       OCTOBER
                                      31, 1993       31, 1994      31, 1995
                                    -------------  ------------  -------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net earnings...................... $   3,128,000  $ 10,398,000  $   3,239,000
 Adjustments to reconcile net
  earnings to net cash provided by
  operating activities:
  Depreciation and amortization....     7,237,000     8,860,000      5,598,000
  Provision for (benefit from)
   losses on accounts receivable...       121,000       372,000       (132,000)
  Compensation expense relating to
   stock options...................           --        294,000     10,723,000
  Deferred tax liabilities--net....     2,194,000      (158,000)       130,000
  Write-off of deferred financing
   costs...........................     2,712,000       108,000      1,828,000
  Change in assets and liabilities:
   Increase in accounts
    receivable.....................    (6,274,000)   (7,624,000)    (8,838,000)
   Increase in inventories.........    (1,951,000)   (1,350,000)    (1,407,000)
   Decrease (increase) in prepaid
    expenses.......................       156,000      (188,000)      (543,000)
   Increase in accounts payable....     2,328,000     7,894,000      1,019,000
   Increase in accrued expenses....     1,707,000     3,983,000      4,446,000
   Increase (decrease) in taxes
    payable........................     1,404,000    (1,050,000)      (354,000)
   (Decrease) increase in other--
    net............................    (1,424,000)      196,000        152,000
   Discontinued operations--net....    (8,116,000)      366,000      7,718,000
                                    -------------  ------------  -------------
    Cash provided by operating
     activities....................     3,222,000    22,101,000     23,579,000
                                    -------------  ------------  -------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Additions to property, plant and
  equipment--net...................    (2,869,000)   (4,348,000)    (6,363,000)
 Acquisitions of inventory and
  machinery and equipment..........    (9,728,000)   (4,124,000)           --
 Funds held for construction.......           --            --      (2,633,000)
                                    -------------  ------------  -------------
    Cash used for investing
     activities....................   (12,597,000)   (8,472,000)    (8,996,000)
                                    -------------  ------------  -------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Repayments of long-term debt......  (155,820,000)  (34,961,000)   (47,168,000)
 Proceeds from Recapitalization....   152,500,000           --             --
 Proceeds from long-term debt......     9,597,000    17,600,000      5,200,000
 Issuance of Class A common stock..     2,000,000           --             --
 Additions to deferred financing
  costs............................    (7,374,000)     (442,000)   (19,679,000)
 Proceeds from exercise of stock
  options..........................           --            --       2,701,000
 Proceeds from issuance of debt to
  effect Merger....................           --            --     219,843,000
 Issuance of common stock..........           --            --         785,000
 Purchase price for the common
  stock of WR Acquisition, Inc. and
  certain related costs............           --            --    (147,854,000)
 Notes payable to selling
  stockholders.....................           --            --      25,157,000
 Advances to Ampad.................           --            --     (54,306,000)
 Investment in trust...............           --            --     (34,518,000)
 Proceeds from sale of accounts
  receivable.......................           --            --      35,086,000
                                    -------------  ------------  -------------
    Cash provided by (used for)
     financing activities..........       903,000   (17,803,000)   (14,753,000)
                                    -------------  ------------  -------------
DECREASE IN CASH AND CASH
 EQUIVALENTS.......................    (8,472,000)   (4,174,000)      (170,000)
 Cash and cash equivalents at
  beginning of period..............    12,816,000     4,344,000        170,000
                                    -------------  ------------  -------------
 Cash and cash equivalents at end
  of period........................ $   4,344,000  $    170,000  $         --
                                    =============  ============  =============

          See accompanying Notes to Consolidated Financial Statements.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION OF THE COMPANY

  WR Acquisition, Inc. ("Acquisition") was incorporated under Delaware law on November 17, 1986 for the purpose of acquiring W.R. Holdings, Inc. ("Holdings") and its wholly-owned subsidiary Williamhouse-Regency of Delaware, Inc. (the "Company"). On December 29, 1986, Acquisition acquired all of the capital stock of Holdings through a recapitalization. On May 13, 1993, Acquisition completed a recapitalization (the "Recapitalization") and Holdings was merged into Acquisition, whereupon the Company became a direct, wholly-owned subsidiary of Acquisition. (See Notes 8 and 10.)

  On October 31, 1995, all of Acquisition's outstanding capital stock was acquired by American Pad & Paper Company ("Ampad") through a new wholly-owned subsidiary, WHR Acquisition, Inc. The consolidated financial statements are presented on a historical basis, prior to giving effect to a new basis of accounting for the merger (the "Merger") described below. The financial statements reflect the following transactions relating to Ampad's acquisition of Acquisition's capital stock and the related financing executed by Williamhouse-Regency of Delaware, Inc., a wholly-owned subsidiary of Acquisition, on October 31, 1995:

     Borrowings under bank credit agreement...................... $219,843,000
     Sale of accounts receivable*................................   46,988,000
     Purchase of shares from former shareholders of Acquisition:
       Cash......................................................  117,544,000
       Installment notes given to former shareholders of
        Acquisition..............................................   25,157,000
       Certain related costs of the selling shareholders.........    5,153,000
     Repayment of debt*..........................................   41,525,000
     Proceeds advanced to Ampad..................................   54,306,000
     Investment in trust.........................................   34,518,000
     Costs of financing*.........................................   19,663,000

* Includes components relating to both continuing and discontinued operations.

  The purchase price for the common stock of WR Acquisition, Inc. and certain related costs amounted to $147,854,000 and has been reflected as an asset on the balance sheet prior to allocation. The $266,831,000 of borrowings were used to purchase shares from the stockholders, pay expenses of the Merger, and repay debt of both the Company and Ampad.

  Pursuant to an agreement and plan of merger dated October 3, 1995, on October 31, 1995 Acquisition acquired Ampad Corporation, a wholly-owned subsidiary of Ampad, in exchange for newly issued shares of Acquisition's common stock. Ampad Corporation was then merged into the Company, a wholly-owned subsidiary of Acquisition, and WHR Acquisition, Inc. was merged into Acquisition simultaneously with Ampad's purchase of Acquisition. Consequently, Acquisition became a wholly-owned subsidiary of Ampad and the Company became an indirect, wholly-owned subsidiary of Ampad.

  Acquisition does not have any properties and does not engage in any business, other than through the operations of the Company and its wholly-owned subsidiaries.

(2) ACCOUNTING POLICIES

  A summary of the significant accounting policies which affect the Company's consolidated financial statements is listed below:

                     WR ACQUISITION, INC. AND SUBSIDIARIES

 Principles of Consolidation and Basis of Presentation:

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Prior years figures have been restated to reflect discontinued operations (See Note 16).

 Inventories:

  Inventories are stated at the lower of cost or market (net realizable value). The Company values its inventories on the last-in, first-out (LIFO) method.

 Depreciation and Amortization:

  Property, plant and equipment are stated at cost. These assets, including assets recorded under capitalized leases, are depreciated on the straight-line method at rates which vary based upon their estimated useful lives. Leasehold improvements are amortized on the straight-line method over the shorter of the terms of the related leases or their useful lives. Depreciation and amortization of property, plant and equipment from continuing operations was $6,374,000 and $7,683,000 for the years ended December 31, 1993 and 1994, respectively and $4,592,000 for the ten months ended October 31, 1995 .

  Expenditures for maintenance and repairs are charged, as incurred, to operations. The costs of acquisitions, additions and betterments are capitalized. When property, plant and equipment is sold or otherwise disposed of, the cost and the accumulated depreciation are eliminated from the accounts.

  Deferred financing costs primarily relate to the issuance of debt to fund the Merger (See Note 1). Deferred financing costs are amortized on the straight-line method over the term of the related obligations. Amortization of deferred financing costs from continuing operations was $838,000 and $1,138,000 for the years ended December 31, 1993 and 1994, respectively and $974,000 for the ten months ended October 31, 1995.

 Intangibles:

  Intangibles are amortized, primarily on the straight-line method, over the period of the expected benefits. Amortization of intangibles from continuing operations was $18,000 for the year ended December 31, 1994 and $21,000 for the ten months ended October 31, 1995.

(3) ACQUISITIONS

  On December 20, 1993, KECA Corporation, a newly formed, wholly-owned subsidiary of the Company, acquired the principal assets of Kimberly-Clark Corporation's Karolton Envelope business for a purchase price of $9,597,000. Karolton Envelope is a full-line envelope convertor based in Miamisburg, Ohio and West Sacramento, California. The Company financed the transaction under its senior secured financing facility. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of this acquisition have been included in the accompanying financial statements since the date of acquisition.

  The following pro forma information has been prepared assuming the acquisition of Karolton Envelope had occurred on January 1, 1993. This pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition been made at the beginning of 1993, or of the results which may occur in the future. Furthermore, no effect has been given in the pro forma

                     WR ACQUISITION, INC. AND SUBSIDIARIES
information for operating and synergistic benefits that are expected to be realized as a result of the acquisition because precise estimates of such benefits cannot be quantified. Management implemented certain cost saving measures as of the date of consummation of the acquisition. This pro forma information does not reflect the impact of such measures.

                                                                       1993
                                                                   ------------
                                                                   (UNAUDITED)
     Net sales.................................................... $220,609,000
     Earnings from continuing operations.......................... $  3,233,000

  On July 29, 1994, two wholly-owned subsidiaries of the Company acquired from Huxley Envelope Corporation its Giant, Filing and X-Ray envelope business segments for a purchase price of $4,249,000. The Company financed the transaction under its senior secured financing facility, a note payable to the seller and cash. The acquisition has been accounted for under the purchase method and, accordingly, the operating results of this acquisition have been included in the accompanying financial statements since the date of acquisition. This acquisition did not have a material impact on the financial position or results of operations of the Company.

  During the year ended December 31, 1993 and the ten months ended October 31, 1995, the Company completed certain other acquisitions whose aggregate purchase price did not have a material impact on the financial position or results of operations of the Company.

(4) ACCOUNTS RECEIVABLE

  The Company entered into an agreement to sell, on a revolving basis, an undivided interest in a designated pool of trade accounts receivable to a trust on October 31, 1995. Accordingly, the Company transferred $46,988,000 and Ampad transferred $33,412,000 of accounts receivable to the trust. The trust sold investor certificates representing an interest in $45,000,000 of trust assets for which the Company received cash of $45,000,000 and credited due from Ampad for $33,044,000. The Company holds seller certificates representing an interest in the remaining assets of the trust of $34,518,000 which is included in accounts receivable in the Company's balance sheet at October 31, 1995. The Company has retained substantially the same risks for all losses, credits or other adjustments on receivables owned by the trust as if the receivables had not been sold. Accordingly, the full amount of the allowance for doubtful accounts has been retained.

(5) INVENTORIES

  The major components of inventories of continuing operations are as follows:

                                                       DECEMBER 31, OCTOBER 31,
                                                           1994        1995
                                                       ------------ -----------
   Finished goods and work in progress................ $19,521,000  $20,902,000
   Raw materials......................................  14,620,000   14,646,000
                                                       -----------  -----------
   Total inventories.................................. $34,141,000  $35,548,000
                                                       ===========  ===========

  The Company values its inventories on the LIFO method. Had the first-in, first-out (FIFO) method been used, inventories would have been $1,869,000 and $6,695,000 higher than reported at December 31, 1994 and October 31, 1995 respectively.

(6) INCOME TAXES

  Acquisition, the Company and its subsidiaries file a consolidated federal income tax return.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

  The provision for taxes on income from continuing operations is as follows:

                                                  YEARS ENDED        TEN MONTHS
                                           -------------------------    ENDED
                                           DECEMBER 31, DECEMBER 31, OCTOBER 31,
                                               1993         1994        1995
                                           ------------ ------------ -----------
   Current:
     Federal income taxes.................  $1,902,000   $5,317,000  $1,938,000
     State and local income taxes.........     301,000      786,000     156,000
   Deferred:
     Federal income taxes.................    (148,000)     152,000     125,000
     State and local income taxes.........     (67,000)    (175,000)      5,000
                                            ----------   ----------  ----------
   Provision for taxes on income..........  $1,988,000   $6,080,000  $2,224,000
                                            ==========   ==========  ==========

  The difference between the provision computed at the statutory rate and the actual provision on consolidated earnings from continuing operations is as follows:

                                                 YEARS ENDED        TEN MONTHS
                                          -------------------------    ENDED
                                          DECEMBER 31, DECEMBER 31, OCTOBER 31,
                                              1993         1994        1995
                                          ------------ ------------ -----------
   Federal income taxes at statutory
    rate................................      35.0%        35.0%       35.0%
   Tax on permanent differences, net of
    federal jobs tax credit.............        .6         (1.6)        0.1
   State and local income taxes, net of
    related federal income tax benefit..       2.8           .4         1.8
   Other--net...........................      (2.6)          .3         2.2
                                              ----         ----        ----
   Effective tax rate...................      35.8%        34.1%       39.1%
                                              ====         ====        ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities of continuing operations are presented below:

                                                        DECEMBER 31, OCTOBER 31,
                                                            1994        1995
                                                        ------------ -----------
   Deferred tax assets:
   Allowance for doubtful accounts.....................  $  378,000  $  211,000
   Inventory--uniform capitalization...................     495,000     364,000
   Vacation pay accruals...............................     754,000     573,000
   Other...............................................     850,000     560,000
                                                         ----------  ----------
   Total gross deferred tax assets.....................   2,477,000   1,708,000
                                                         ----------  ----------
   Deferred tax liabilities:
   Depreciation........................................   6,029,000   5,382,000
   Other...............................................      58,000      66,000
                                                         ----------  ----------
   Total gross deferred tax liabilities................   6,087,000   5,448,000
                                                         ----------  ----------
   Net deferred tax liabilities........................  $3,610,000  $3,740,000
                                                         ==========  ==========

  The ultimate realization of deferred tax assets is dependant upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. As of October 31, 1995, management considers all deferred tax assets to be realizable.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

  The Company adopted, effective January 1, 1993, the Financial Accounting Standards Board's ("FASB") Statement 109, "Accounting for Income Taxes." The adoption of FASB 109 did not have a material impact on the Company's consolidated financial position or results of operations for the year ended December 31, 1993.

(7) ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31, OCTOBER 31,
                                                           1994        1995
                                                       ------------ -----------
   Salaries and wages................................. $ 4,344,000  $ 4,438,000
   Taxes, other than taxes on income..................     402,000    4,293,000
   Interest...........................................   1,014,000    4,455,000
   Sales volume discounts.............................   5,179,000    3,638,000
   Other..............................................   3,597,000    2,158,000
                                                       -----------  -----------
   Total accrued expenses............................. $14,536,000  $18,982,000
                                                       ===========  ===========

                     WR ACQUISITION, INC. AND SUBSIDIARIES

(8) DEBT ARRANGEMENTS

  Long-term debt is comprised of the following:

                                    DECEMBER 31, 1994        OCTOBER 31, 1995
                                 ----------------------- ------------------------
                                  CURRENT    LONG-TERM     CURRENT    LONG-TERM
                                 ---------- ------------ ----------- ------------
Senior secured financing facil-
 ity:
  Senior bank financing term
   loans and revolving credit
   facility due in varying
   amounts from 1996 through
   2004........................  $      --  $        --  $10,000,000 $209,843,000
  Term loans due through 1998
   payable to banks with
   quarterly principal payments
   of $1,461,250 except for the
   final payment of
   $2,392,000..................   5,845,000   14,082,000         --           --
  Revolving credit line due
   1998 payable to banks.......         --    20,000,000         --           --
Senior subordinated debentures
 due 2005 payable to institu-
 tions with interest at 11
 1/2%..........................         --   100,000,000         --   100,000,000
Industrial revenue bond,
 interest at 7 3/4%; with
 monthly principal payments
 varying from $11,000 to
 $16,300 due through 2000 (less
 unamortized discount of
 $41,000 in 1994).................  132,000      720,000         --           --
Industrial revenue bonds, in-
 terest at 89.2% of prime; with
 quarterly principal payments
 varying from $85,000 to
 $57,000 due through 2002......     341,000    2,102,000         --           --
Industrial revenue bonds,
 interest at 3.99%; with annual
 principal payments of $700,000
 due through 1998..............     700,000    1,400,000     700,000    1,400,000
Industrial revenue bonds,
 interest ranging from 4.24% to
 4.28% in 1994 and 4.28% in
 1995; with annual principal
 payments of $480,000 due
 through 1998..................     800,000    2,475,000     480,000      960,000
Industrial revenue bonds,
 interest at 5.11%; with
 quarterly principal payments
 varying from $320,000 to
 $395,000 due through 2010.....         --           --      320,000    4,880,000
Note payable, interest at prime
 plus 1.75%; with quarterly
 principal payments of $62,500
 due through 1998..............     250,000      688,000         --           --
Other, interest ranging from
 2.0% to 3.0%; due through
 2004..........................     490,000    3,283,000     344,000    2,297,000
                                 ---------- ------------ ----------- ------------
Total long-term debt...........  $8,558,000 $144,750,000 $11,844,000 $319,380,000
                                 ========== ============ =========== ============

  In connection with the Recapitalization in 1993, $100,000,000 in aggregate principal amount of senior subordinated debentures were issued in a private placement. The senior subordinated debentures bore interest at the rate of 11 1/2% per annum, payable June 15 and December 15, and matured on June 15, 2005, unless redeemed prior to such date. The senior subordinated debentures were unsecured, general obligations of the Company, and were subordinated to all senior debt of the Company and its subsidiaries, including the senior secured financing

                     WR ACQUISITION, INC. AND SUBSIDIARIES
facility. Payment of the principal and interest on the senior subordinated debentures was guaranteed by Acquisition. On December 1, 1995, $99,990,000 of the senior subordinated debentures were redeemed at a price of 109% of the aggregate principal amount, plus accrued interest, excluding $10,000 in principal amount which was not tendered in response to the offer. Payment of this outstanding debenture was made on February 22, 1996.

  In connection with the Recapitalization, the Company repaid, at par, all $27,500,000 in aggregate principal amount of the senior variable rate notes; repaid, at par, all $50,000,000 in aggregate principal amount of the 12 3/4% senior notes; repaid, at par, all $45,000,000 in aggregate principal amount of the 13 1/2% senior subordinated notes; and repaid, at par, $25,000,000 in aggregate principal amount (of the $40,000,000 in aggregate principal amount outstanding) of the 14% subordinated debentures. The remaining $15,000,000 in aggregate principal amount of the 14% subordinated debentures were exchanged, at par, for 5,715 shares of Acquisition's Class A common stock; and all $15,000,000 in aggregate principal amount of Acquisition's 14 1/2% junior subordinated debentures were exchanged, at 90% of par, for 5,142 shares of Acquisition's Class A common stock. (See Note 10.)

  In connection with the Merger on October 31, 1995, new debt in the amount of $219,843,000 was issued. The existing term and revolving credit loans, in the amounts of $15,544,000 and $20,000,000, respectively, were redeemed. The Company wrote-off unamortized deferred financing costs, in the amount of $1,762,000, related to the redemption of these loans. In addition, the Company retired, ahead of scheduled maturities, certain industrial revenue bonds and other indebtedness totaling $5,981,000.

  Ampad, Acquisition and the Company entered into a Bank Credit Agreement with Bankers Trust Company as agent (the "Agent"), providing for term loans of $245.0 million and a revolving credit facility of $45.0 million. Loans under the Bank Credit Agreement are comprised of a multi-tranche facility with principal payments scheduled from 1996 through 2004 in the form of (i) a term loan facility (the "Tranche A Term Loan Facility") in the amount of $95.0 million ($25.2 million of which will be borrowed in January 1996), (ii) a second term loan facility (the "Tranche B Term Loan Facility") in the amount of $65.0 million, (iii) a third term loan facility (the "Tranche C Term Loan Facility") in the amount of $45 million, (iv) a fourth term loan facility (the "Tranche D Term Loan Facility", and together with the Tranche A Term Loan Facility, the Tranche B Term Loan Facility and the Tranche C Term Loan Facility, the "Term Loan Facilities") in the amount of $40.0 million, (v) a revolving credit facility (the "Revolving Credit Facility", and together with the Term Loan Facilities, the "Senior Bank Financing") in the amount of $45 million which includes a letter of credit sub-limit of $20.0 million and (vi) an IRB letter of credit facility in the amount of $13.4 million. Ampad and the Company used the Senior Bank Financing to provide funding necessary to consummate the acquisition and merger described in Note 1, with the Revolving Credit Facility being used for working capital needs.

  Indebtedness under the Bank Credit Agreement is guaranteed by Ampad, Acquisition and the Company and all current and future domestic subsidiaries of the Company and is secured by (i) a perfected security interest in substantially all the assets and property of the Company and its subsidiaries, and (ii) a first priority perfected pledge of all capital stock of the Company and its current subsidiaries.

  Indebtedness under the Bank Credit Agreement varies by tranche. The Tranche A Term Loan Facility is a five-year facility with quarterly principal payments scheduled from 1996 through 2000 and bears interest at a rate (at the Company's option) of (a) the Eurodollar Rate (as defined in the Bank Credit Agreement) plus 275.0 basis points less an interest reduction discount of 25 basis or 50 basis points if the Company meets certain targets for its coverage and leverage ratios (the "Interest Reduction Discount") or (b) the applicable base rate of Bankers Trust Company, which is the higher of 1/2 of 1% in excess of the Adjusted Certificate of Deposit Rate (as defined in the Bank Credit Agreement) and the prime lending rate announced from time to time by Bankers Trust Company (the "Base Rate") plus 175.0 basis points less the Interest Reduction Discount, if applicable.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

The Tranche B Term Loan Facility is a seven-year facility with quarterly principal payments scheduled in 2001 and 2002, with nominal quarterly payments prior to that time, and bears interest at a rate (at the Company's option) of
(a) the Eurodollar Rate plus 337.5 basis points or (b) the Base Rate plus
237.5 basis points. The Tranche C Term Loan Facility is an eight-year facility with quarterly principal payments scheduled in 2003, with nominal annual principal payments prior to that time, and bears interest at a rate (at the Company's option) of (a) the Eurodollar Rate plus 375.0 basis points or (b) the Base Rate plus 275.0 basis points. The Tranche D Term Loan Facility is an eight and one-half year facility with quarterly principal payments scheduled for 2004, with nominal annual principal payments prior to that time and bears interest at a rate (at the Company's option) of (a) the Eurodollar Rate plus
400.0 basis points or (b) the Base Rate plus 300.0 basis points. The Revolving Credit Facility is a five-year facility bearing interest at a rate (at the Company's option) of (a) the Eurodollar Rate plus 275.0 basis points less the Interest Reduction Discount, if applicable. In addition, the Bank Credit Agreement provides for mandatory repayment, subject to certain expectations, of the Senior Bank Financing upon the occurrence of certain events including, but not limited to, asset sales, certain equity and debt issuances, insurance recovery events and the accumulation of excess cash (with a requirement to pay 50% of Excess Cash Flow (as defined therein) for the period ending on December 31, 1995 and 75% of Excess Cash Flow per annum thereafter), each subject to certain exceptions.

  The Revolving Credit Facility may be repaid and reborrowed. The Company is required to pay the lenders under the Bank Credit Agreement in the aggregate a commitment fee equal to 1/2 of 1% per annum, payable on a quarterly basis, on the daily average unused portion of the Aggregate Unutilized Commitment (as defined in the Bank Credit Agreement). The Company also is required to pay to the lenders participating in the Revolving Credit Facility letter of credit fees equal to the Applicable Eurodollar Margin (as defined in the Bank Credit Agreement) in effect as of such time for loans under the Revolving Credit Facility and to the lender issuing a letter of credit a facing fee of 0.25% on the average daily stated amount of each outstanding letter of credit issued by such lender and its customary administrative charges in connection with such letters of credit.

  The Bank Credit Agreement requires the Company to meet certain financial tests, including minimum levels of consolidated EBITDA (as defined therein), minimum interest coverage and maximum leverage ratio. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers, prepayment of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

  The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgement defaults, failure of any guaranty or security agreement supporting the Bank Credit Agreement to be in full force and effect and change of control of Ampad.

  The Company and certain of its subsidiaries had letters of credit issued to guaranty the payment obligation due, as required, for industrial revenue bond financings. At December 31, 1994 and October 31, 1995, the amounts were $5,375,000 and $8,740,000, respectively. In addition, the Company had letters of credit issued for other than industrial revenue bond financings. As of December 31, 1994 and October 31, 1995, the amounts were $2,102,000 and $2,602,000, respectively.

  Certain manufacturing facilities of the Company were financed from the proceeds of industrial revenue bonds. Lease purchase and other financing arrangements, directly or indirectly, with the respective industrial development authorities provide that the Company may purchase the manufacturing facilities at any time during the lease or financing term. At December 31, 1994 and October 31, 1995, the net book value of manufacturing facilities acquired pursuant to these lease purchase and other financing arrangements was approximately $16,122,000 and $12,162,000, respectively. Such assets are included within property, plant and equipment.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

  Payments of the principal and interest on the industrial revenue bonds are guaranteed by one or more of the following: Acquisition, the Company or a wholly-owned subsidiary.

  The aggregate amount of long-term debt, including industrial revenue bonds, maturing during each of the years in the five-year period subsequent to October 31, 1995 is as follows: 1996, $11,844,000; 1997, $16,785,000; 1998,
$21,793,000; 1999, $27,697,000; 2000, $6,003,000 and $247,102,000 thereafter.

(9) NOTES PAYABLE TO SELLING STOCKHOLDERS

  On October 31, 1995, in conjunction with the Merger, Acquisition issued notes payable, due January 3, 1996, bearing interest at 1%, to certain selling stockholders who elected to defer payment, for an aggregate of 4,383 shares of common stock, until 1996 rather than on the Merger date. Acquisition issued letters of credit to guaranty the payment obligation due. Subsequent to October 31, 1995, the notes were refinanced on a long term basis; and therefore, the notes have been reflected as a non-current liability on the October 31, 1995 financial statements.

(10) STOCKHOLDERS' EQUITY (DEFICIENCY)

 Class A Common Stock:

  In 1993, in connection with the Recapitalization, Acquisition's Certificate of Incorporation was amended to authorize the issuance of 11,619 shares, par value $.01 per share, of Acquisition's Class A common stock. The Class A common stock is identical to Acquisition's common stock, except for a preference on liquidation equal to $2,625 per share, the initial purchase price thereof, and is convertible on a share-for-share basis into common stock.

  On May 13, 1993, in connection with the Recapitalization, 762 shares were issued to the Chief Executive Officer of Acquisition and the Company, for $2,000,000; 5,715 shares were exchanged for $15,000,000 in aggregate principal amount of the 14% subordinated debentures due 1998, at par; and 5,142 shares were exchanged for $15,000,000 in aggregate principal amount of the 14 1/2% junior subordinated debentures due 1998, at 90% of par. (See Note 8).

 Common Stock:

  On December 29, 1986, in connection with the 1986 recapitalization, holders of the common stock of Holdings received an aggregate of $100,000,000, or $100,000 per share, resulting in an excess of cost over book value of the net assets acquired in the amount of $95,253,000. This was treated as a distribution to stockholders resulting in a reduction of stockholders' equity.

 Stock Option Plan:

  In March, 1987, the Board of Directors adopted a Stock Option Plan which provides for the granting of stock options for shares of Acquisition's common stock to key employees of the Company and its subsidiaries who are responsible for managing the operations of the Company and its subsidiaries. The Stock Option Plan provided for an aggregate of 1,722 shares of common stock to be available for stock grants. The exercise price for the options was $1,000 per share, which was the fair value of the stock on the date of grant.

  In May, 1993, in connection with the Recapitalization, the Stock Option Plan was amended, making 1,243 shares of Acquisition's common stock available for grant. Of these shares, 688 were granted to key employees of the Company and its subsidiaries in 1993 and the remaining 555 shares were granted in 1995. The exercise price of these options was $1,312.50 per share, which represented one half of the negotiated per share price for

                     WR ACQUISITION, INC. AND SUBSIDIARIES
the Class A common stock issued pursuant to the Recapitalization. The aggregate compensation expense related to the 1,243 shares granted of $1,631,000 was being amortized over the period January, 1994 through May, 1998. As a result of the change in control of Acquisition resulting from the Merger, the stock options, which were vesting over a period of five years, became 100% vested. As a result, in accordance with the Emerging Issues Task Force 85-45 "Business Combinations: Settlement of Stock Options and Awards," Acquisition recorded compensation expense of $9,544,000 from continuing operations for the ten month period ended October 31, 1995.

  A summary of transactions under the plan is as follows:

                                                       DECEMBER 31,
                                                       ------------- OCTOBER 31,
                                                        1993   1994     1995
                                                       ------ ------ -----------
   Outstanding and exercisable, January 1.............  1,317  2,283    2,283
   Granted at $1,000 per share........................    278    --       --
   Granted at $1,312.50 per share.....................    688    --       555
   Exercised at $1,000 per share......................    --     --    (1,595)
   Exercised at $1,312.50 per share...................    --     --    (1,243)
                                                       ------ ------   ------
   Outstanding and exercisable........................  2,283  2,283      --
                                                       ====== ======   ======
   Available for grant................................    555    555      --
                                                       ====== ======   ======

(11) COMMITMENTS AND CONTINGENCIES

  The Company is involved in various litigation incidental to the conduct of its business, the outcome of which is not expected to be material to the Company's financial position or results of operations.

 Change in Control Severance Compensation Agreements:

  Prior to the Merger, the Company entered into change in control severance compensation agreements with certain of its executives. These agreements are effective for thirty six months after the Merger and provide for income and benefit protection upon termination of employment (as defined). The Company believes that the maximum amount of the severance payments that could be paid will not exceed $11 million based upon current compensation. This liability has been assumed by Ampad.

 Leases:

  Future minimum payments under operating leases, primarily for buildings and equipment relating to continuing operations, consisted of the following at October 31, 1995:

                                                                      AMOUNTS
                                                                    -----------
     1996.......................................................... $ 2,001,000
     1997..........................................................   1,872,000
     1998..........................................................   1,711,000
     1999..........................................................   1,172,000
     2000..........................................................     956,000
     Later years...................................................   6,474,000
                                                                    -----------
     Total minimum lease payments.................................. $14,186,000
                                                                    ===========

  Rent expense from continuing operations was $1,565,000 and $2,358,000 for the years ended December 31, 1993 and 1994, respectively and $1,552,000 for the ten months ended October 31, 1995.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

(12) EMPLOYEE BENEFIT PLANS

  On March 11, 1992, the Board of Directors authorized the termination of the Company's defined benefit plan covering certain salaried and non-union employees. The termination was effective June 30, 1992, and all participants in the plan became fully vested as of that date.

  As of October 31, 1995, the initial payout for the account of each participant, using current U.S. Government approved discount rates, has been made. Excess assets are to be distributed based upon a formula adopted by the plan and approved by the Internal Revenue Service. These payments will commence in early 1996 and will consist of lump-sum payments. It is anticipated that this distribution will be substantially completed by June 30, 1996.

  The Company established a voluntary 401(k) savings plan covering certain salaried and non-union employees effective July 1, 1992. The Company's matching contribution, based on employee contributions, is vested after five years of participation. The Company's matching contribution from continuing operations amounted to $79,000 and $146,000 for the years ended December 31, 1993 and 1994, respectively, and $171,000 for the ten months ended October 31, 1995.

(13) EXECUTIVE INCENTIVE COMPENSATION PLAN

  The Company's executive incentive compensation plan, which commenced in 1983, provides for incentive awards to certain key executives of the Company and its subsidiaries. The plan is administered by the Board of Directors. At the end of each year during the life of the plan, the Board will make cash awards based upon the attainment of annual predefined operating profit objectives.

  Awards under the plan are charged to operations in the year earned. For the ten months ended October 31, 1995, $600,000 was charged to continuing operations. Attainment of the annual predefined objective will be based on results of operations for the twelve months ended December 31, 1995. In 1993 and 1994, awards of $650,000 and $1,010,000 were charged to continuing operations, respectively.

(14) STATEMENTS OF CASH FLOWS

  Supplemental disclosure of cash flow information from continuing operations is as follows:

                                                  YEARS ENDED
                                           -------------------------
                                                                     TEN MONTHS
                                                                        ENDED
                                           DECEMBER 31, DECEMBER 31, OCTOBER 31,
                                               1993         1994        1995
                                           ------------ ------------ -----------
   Cash paid for:
     Interest............................. $ 18,883,000 $ 16,298,000 $10,372,000
     Income taxes......................... $  2,332,000 $  6,725,000 $ 5,906,000

  The Consolidated Statement of Cash Flows for 1993 excludes the effect of certain non-cash financing activities related to the Recapitalization. (See Notes 8 and 10.) The following is a summary of the non-cash effects of this transaction.

   Decrease in long-term debt.................................... $(30,000,000)
   Increase in Class A common stock..............................        1,000
   Increase in additional paid-in capital........................   29,999,000
                                                                  ------------
                                                                  $        --
                                                                  ============

                     WR ACQUISITION, INC. AND SUBSIDIARIES

  The Consolidated Statement of Cash Flows for 1995 excludes the effect of certain non-cash financing activities related to the Merger. The following is a summary of the non-cash effects of this transaction.

   Increase in treasury stock.......................................... $81,000
   Decrease in additional paid-in capital.............................. (81,000)
                                                                        -------
                                                                        $   --
                                                                        =======

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash, Trade Accounts Receivable, Trade Accounts Payable:

  The carrying amount of cash, trade accounts receivable and trade accounts payable approximates fair value because of the short maturity of these instruments. As is customary for the industry, the Company performs ongoing credit evaluations of its customers financial condition and generally requires no collateral.

 Long-term Debt:

  At October 31, 1995, the estimated fair value of the Company's term loans was $219,843,000, which was the carrying amount of these long-term debt instruments. The estimated fair value of the Company's term loans was based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company's senior subordinated debentures was $109,000,000, which was the redemption price, (See Note 8), while the carrying value of these long-term debt instruments was $100,000,000.

  It was not practical to estimate the fair value of the Company's industrial revenue bonds which are not publicly traded, or considered comparable to any financial instruments currently in the market. As of October 31, 1995, these industrial revenue bonds have a carrying amount of $8,740,000, including $1,500,000 which is currently due. The bonds have interest rates ranging from 3.99% to 5.11%. The bonds are due on varying dates through the year 2010.

 Limitations:

  Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) DISCONTINUED OPERATIONS

  In December, 1995, the management of Ampad made a decision to sell the Personalizing segment of the business. The Company expects to sell the discontinued operations at a gain within one year. Accordingly, the consolidated financial statements have been restated to report separately the net assets and operating results of this segment. The Company's prior years operating results have been restated to reflect continuing operations.

  The Company allocated interest to the discontinued operations in the amounts of $5,837,000, $4,823,000 and $2,130,000 for the years ended December 31, 1993 and 1994 and the ten months ended October 31, 1995, respectively. Consolidated interest that is not attributable to specific operations of the Company was allocated based on the ratio of net assets of the discontinued operations to the sum of total net assets of the consolidated company plus consolidated debt that is not attributable to specific operations of the Company or debt of the discontinued operations that will be assumed by a buyer.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

(17) GUARANTOR SUBSIDIARIES OF 13% SENIOR SUBORDINATED NOTES DUE NOVEMBER 15,
2005

  On December 1, 1995, the Company sold, at par, $200 million of 13% Senior Subordinated Notes due November 15, 2005 (the "13% Notes"). The 13% Notes are guaranteed by all of the Company's principal subsidiaries. The following financial information presents condensed consolidating financial statements for (i) the Company only ("Parent"); (ii) the guaranteeing subsidiaries on a combined basis ("Guarantor Subsidiaries") and (iii) the Company on a consolidated basis. The following statements do not include WR Acquisition, Inc., which is not a party to the 13% Senior Subordinated Notes agreement.

  The guarantor subsidiaries include the discontinued operations prior to allocation of interest and elimination of management fee.

                     WR ACQUISITION, INC. AND SUBSIDIARIES

            WILLIAMHOUSE-REGENCY OF DELAWARE, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                ($000'S OMITTED)

                          WILLIAMHOUSE-                             WILLIAMHOUSE
                            REGENCY OF                               REGENCY OF
                          DELAWARE, INC.  GUARANTOR   INTERCOMPANY DELAWARE, INC.
                             (PARENT)    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                          -------------- ------------ ------------ --------------
DECEMBER 31, 1994
CURRENT ASSETS
Cash....................     $    138      $    887     $    --       $  1,025
Accounts receivable,
 net....................       15,639        27,582          --         43,221
Inventories.............       21,497        24,177       (1,716)       43,958
Prepaid expenses........          478           493          --            971
                             --------      --------     --------      --------
  Total current assets..       37,752        53,139       (1,716)       89,175
                             --------      --------     --------      --------
Property, plant and
 equipment..............       55,467       110,018          --        165,485
Less accumulated depre-
 ciation and amortiza-
 tion...................       25,956        60,264          --         86,220
                             --------      --------     --------      --------
Net property, plant and
 equipment..............       29,511        49,754          --         79,265
                             --------      --------     --------      --------
Advances to and
 receivable from
 Acquisition............      184,329           --           --        184,329
Advances to and
 investment in
 subsidiaries...........       16,533           --       (16,533)          --
Advances to Parent......          --         38,057      (38,057)          --
Deferred financing
 costs, less accumulated
 amortization...........        5,978           604          --          6,582
Other assets............         (876)          336        2,275         1,735
                             --------      --------     --------      --------
  Total assets..........     $273,227      $141,890     $(54,031)     $361,086
                             ========      ========     ========      ========
CURRENT LIABILITIES
Accounts payable and
 other current
 liabilities............     $ 14,207      $ 24,867     $   (103)     $ 38,971
Current installments of
 long-term debt.........        6,726         3,630          --         10,356
                             --------      --------     --------      --------
  Total current
   liabilities..........       20,933        28,497         (103)       49,327
                             --------      --------     --------      --------
Non-current
 liabilities............        2,179           --           --          2,179
Deferred tax
 liabilities--net.......        3,202         1,942         (428)        4,716
Long-term debt (less
 current installments)..      139,120        12,899          --        152,019
Advances from Parent....          --         10,399      (10,399)          --
Advances from
 subsidiaries...........       38,057           --       (38,057)          --
Stockholders' equity
 (deficiency)
Common stock............          845           659       (1,004)          500
Additional paid-in
 capital................       67,931        56,523       (1,936)      122,518
Retained earnings.......          960        30,971       (2,104)       29,827
                             --------      --------     --------      --------
  Total stockholders'
   equity (deficiency)..       69,736        88,153       (5,044)      152,845
                             --------      --------     --------      --------
  Total liabilities and
   stockholders' equity
   (deficiency).........     $273,227      $141,890     $(54,031)     $361,086
                             ========      ========     ========      ========

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                     WILLIAMHOUSE-REGENCY OF DELAWARE, INC.
                                AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS
                                ($000'S OMITTED)

                          WILLIAMHOUSE-                             WILLIAMHOUSE
                            REGENCY OF                               REGENCY OF
                          DELAWARE, INC.  GUARANTOR   INTERCOMPANY DELAWARE, INC.
                             (PARENT)    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                          -------------- ------------ ------------ --------------
OCTOBER 31, 1995
CURRENT ASSETS
Cash....................     $   (719)     $    758     $    --       $     39
Accounts receivable,
 net....................       21,920        17,397          103        39,420
Inventories.............       23,755        24,218       (2,742)       45,231
Prepaid expenses........          951         3,995          --          4,946
                             --------      --------     --------      --------
  Total current assets..       45,907        46,368       (2,639)       89,636
                             --------      --------     --------      --------
Property, plant and
 equipment..............       61,127       102,932          --        164,059
Less accumulated depre-
 ciation and amortiza-
 tion...................       28,871        55,880          --         84,751
                             --------      --------     --------      --------
Net property, plant and
 equipment..............       32,256        47,052          --         79,308
                             --------      --------     --------      --------
Due from Ampad..........       54,306           --           --         54,306
Advances to and
 receivable from
 Acquisition............      158,751           --           --        158,751
Advances to and
 investment in
 subsidiaries...........       16,050           --       (16,050)          --
Advances to Parent......          --         48,662      (48,662)          --
Deferred financing
 costs, less accumulated
 amortization...........       22,928           445          --         23,373
Other assets............        1,475           423        2,275         4,173
Purchase price for the
 common stock of
 WR Acquisition, Inc.
 and certain related
 costs..................      147,854           --           --        147,854
                             --------      --------     --------      --------
  Total assets..........     $479,527      $142,950     $(65,076)     $557,401
                             ========      ========     ========      ========
CURRENT LIABILITIES
Accounts payable and
 other current liabili-
 ties...................     $ 25,812      $ 17,463     $    --       $ 43,275
Current installments of
 long-term debt.........       10,662         2,767          --         13,429
                             --------      --------     --------      --------
  Total current liabili-
   ties.................       36,474        20,230          --         56,704
                             --------      --------     --------      --------
Non-current liabili-
 ties...................        2,019           --           --          2,019
Deferred tax
 liabilities--net.......       (2,444)        8,409         (786)        5,179
Long-term debt (less
 current installments)..      317,020         6,611          --        323,631
Advances from Parent....          --          3,416       (3,416)          --
Advances from subsidiar-
 ies....................       48,662           --       (48,662)          --
Stockholders'
 equity(deficiency)
Common stock............          845           662       (1,007)          500
Additional paid-in capi-
 tal....................       83,529        61,398       (8,434)      136,493
Retained earnings.......       (6,578)       42,224       (2,771)       32,875
                             --------      --------     --------      --------
  Total stockholders'
   equity (deficiency)..       77,796       104,284      (12,212)      169,868
                             --------      --------     --------      --------
  Total liabilities and
   stockholders' equity
   (deficiency).........     $479,527      $142,950     $(65,076)     $557,401
                             ========      ========     ========      ========

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                     WILLIAMHOUSE-REGENCY OF DELAWARE, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATING STATEMENTS OF OPERATIONS
                                ($000'S OMITTED)

                          WILLIAMHOUSE-                            WILLIAMHOUSE-
                            REGENCY OF                               REGENCY OF
                          DELAWARE, INC.  GUARANTOR   INTERCOMPANY DELAWARE, INC.
                             (PARENT)    SUBSIDIARIES ELIMINATIONS  CONSOLIDATED
                          -------------- ------------ ------------ --------------
YEAR ENDED DECEMBER 31,
 1993
Net sales...............     $ 79,301      $215,048     $   --        $294,349
  Cost of sales.........       50,114       140,095         144        190,353
                             --------      --------     -------       --------
Gross profit............       29,187        74,953        (144)       103,996
  Selling, general and
   administrative ex-
   penses...............       24,553        53,241         --          77,794
                             --------      --------     -------       --------
Operating income........        4,634        21,712        (144)        26,202
  Management fee charged
   by Parent............       (8,491)        8,491         --             --
  Interest expense......       18,718         1,622         --          20,340
  Interest income.......         (319)         (311)        --            (630)
                             --------      --------     -------       --------
Earnings before taxes on
 income.................       (5,274)       11,910        (144)         6,492
  Provision for taxes on
   income...............       (1,689)        3,910          50          2,271
                             --------      --------     -------       --------
Net earnings............     $ (3,585)     $  8,000     $  (194)      $  4,221
                             ========      ========     =======       ========
YEAR ENDED DECEMBER 31,
 1994
Net sales...............     $135,073      $232,979     $   --        $368,052
  Cost of sales.........       94,372       154,079         154        248,605
                             --------      --------     -------       --------
Gross profit............       40,701        78,900        (154)       119,447
  Selling, general and
   administrative ex-
   penses...............       29,229        56,893         --          86,122
                             --------      --------     -------       --------
Operating income........       11,472        22,007        (154)        33,325
  Management fee charged
   by Parent............       (5,486)        5,486         --             --
  Interest expense......       15,946         1,311         --          17,257
  Interest income.......         (253)          (71)        --            (324)
                             --------      --------     -------       --------
Earnings before taxes on
 income.................        1,265        15,281        (154)        16,392
  Provision for taxes on
   income...............          103         5,754         (54)         5,803
                             --------      --------     -------       --------
Net earnings............     $  1,162      $  9,527     $  (100)      $ 10,589
                             ========      ========     =======       ========
TEN MONTHS ENDED OCTOBER
 31, 1995
Net sales...............     $109,849      $201,986     $   --        $311,835
  Cost of sales.........       77,442       130,496       1,026        208,964
                             --------      --------     -------       --------
Gross profit............       32,407        71,490      (1,026)       102,871
  Selling, general and
   administrative ex-
   penses...............       27,243        45,890         --          73,133
  Compensation expense
   relating to stock op-
   tions...                     8,837         1,886         --          10,723
                             --------      --------     -------       --------
Operating income........       (3,673)       23,714      (1,026)        19,015
  Management fee charged
   by Parent............       (4,444)        4,444         --             --
  Interest expense......       13,360           720         --          14,080
  Interest income.......         (117)           (8)        --            (125)
                             --------      --------     -------       --------
Earnings before taxes on
 income.................      (12,472)       18,558      (1,026)         5,060
  Provision for taxes on
   income...............       (3,868)        6,239        (359)         2,012
                             --------      --------     -------       --------
Net earnings............     $ (8,604)     $ 12,319     $  (667)      $  3,048
                             ========      ========     =======       ========

                     WR ACQUISITION, INC. AND SUBSIDIARIES

            WILLIAMHOUSE-REGENCY OF DELAWARE, INC. AND SUBSIDIARIES

       CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS ($000'S OMITTED)

                                     WILLIAMHOUSE-               WILLIAMHOUSE-
                                       REGENCY OF                  REGENCY OF
                                     DELAWARE, INC.  GUARANTOR   DELAWARE, INC.
                                        (PARENT)    SUBSIDIARIES  CONSOLIDATED
                                     -------------- ------------ --------------
DECEMBER 31, 1993
Net cash provided by operating
 activities........................    $   1,062      $  9,065     $  10,127
                                       ---------      --------     ---------
Cash flows from investing
 activities
Additions to property, plant and
 equipment--net....................       (2,344)       (2,377)       (4,721)
Acquisitions of inventory and
 machinery and equipment...........       (9,728)         (693)      (10,421)
                                       ---------      --------     ---------
  Cash used for investing
   activities......................      (12,072)       (3,070)      (15,142)
                                       ---------      --------     ---------
Cash flows from financing
 activities
Repayments of long-term debt.......     (169,666)       (3,977)     (173,643)
Proceeds from Recapitalization.....      152,500           --        152,500
Proceeds from long-term debt.......        9,597           --          9,597
Additions to deferred financing
 costs.............................       (7,374)          --         (7,374)
Advances from Parent...............        2,387        14,413        16,800
Advances from (to) subsidiaries....       15,131       (15,131)          --
                                       ---------      --------     ---------
  Cash provided by (used for)
   financing activities............        2,575        (4,695)       (2,120)
                                       ---------      --------     ---------
(Decrease) increase in cash and
 cash equivalents..................       (8,435)        1,300        (7,135)
Cash and cash equivalents at
 beginning of period...............       12,672            23        12,695
                                       ---------      --------     ---------
Cash and cash equivalents at end of
 period............................    $   4,237      $  1,323     $   5,560
                                       =========      ========     =========
DECEMBER 31, 1994
Net cash provided by operating ac-
 tivities..........................    $   9,140      $ 16,829     $  25,969
                                       ---------      --------     ---------
Cash flows from investing activi-
 ties
Additions to property, plant and
 equipment--net....................       (3,404)       (2,829)       (6,233)
Acquisitions of inventory and ma-
 chinery and equipment.............       (1,293)       (2,831)       (4,124)
                                       ---------      --------     ---------
  Cash used for investing activi-
   ties............................       (4,697)       (5,660)      (10,357)
                                       ---------      --------     ---------
Cash flows from financing activi-
 ties
Repayments of long-term debt.......      (33,098)       (3,953)      (37,051)
Proceeds from long-term debt.......       16,600         1,000        17,600
Additions to deferred financing
 costs.............................         (177)         (622)         (799)
Advances from (to) Parent..........        7,701        (7,598)          103
Advances from (to) subsidiaries....          432          (432)          --
                                       ---------      --------     ---------
  Cash used for financing activi-
   ties............................       (8,542)      (11,605)      (20,147)
                                       ---------      --------     ---------
Decrease in cash and cash equiva-
 lents.............................       (4,099)         (436)       (4,535)
Cash and cash equivalents at begin-
 ning of period....................        4,237         1,323         5,560
                                       ---------      --------     ---------
Cash and cash equivalents at end of
 period............................    $     138      $    887     $   1,025
                                       =========      ========     =========

                     WR ACQUISITION, INC. AND SUBSIDIARIES

                     WILLIAMHOUSE-REGENCY OF DELAWARE, INC.
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
                                ($000'S OMITTED)

                                      WILLIAMHOUSE-               WILLIAMHOUSE-
                                        REGENCY OF                  REGENCY OF
                                      DELAWARE, INC.  GUARANTOR   DELAWARE, INC.
                                         (PARENT)    SUBSIDIARIES  CONSOLIDATED
                                      -------------- ------------ --------------
OCTOBER 31, 1995
Net cash provided by operating ac-
 tivities...........................    $   1,117      $ 15,532     $  16,649
                                        ---------      --------     ---------
Cash flows from investing activities
Additions to property, plant and
 equipment--net.....................       (5,735)       (2,821)       (8,556)
Funds held for construction.........       (2,633)          --         (2,633)
                                        ---------      --------     ---------
  Cash used for investing activi-
   ties.............................       (8,368)       (2,821)      (11,189)
                                        ---------      --------     ---------
Cash flows from financing activities
Repayments of long-term debt........      (43,248)       (7,151)      (50,399)
Proceeds from long-term debt........        5,200           --          5,200
Additions to deferred financing
 costs..............................      (19,679)          --        (19,679)
Proceeds from exercise of stock op-
 tions..............................        2,701           --          2,701
Proceeds from issuance of debt to
 effect Merger......................      219,843           --        219,843
Purchase price for the common stock
 of WR Acquisition, Inc. and certain
 related expenses...................     (147,854)          --       (147,854)
Advances to Ampad...................      (54,306)          --        (54,306)
Investment in trust.................      (34,518)          --        (34,518)
Proceeds from sale of accounts re-
 ceivable...........................       35,086        11,902        46,988
Advances from (to) Parent...........       36,183       (10,605)       25,578
Advances from (to) subsidiaries.....        6,986        (6,986)          --
                                        ---------      --------     ---------
  Cash provided by (used for) fi-
   nancing activities...............        6,394       (12,840)       (6,446)
                                        ---------      --------     ---------
Decrease in cash and cash equiva-
 lents..............................         (857)         (129)         (986)
Cash and cash equivalents at begin-
 ning of period.....................          138           887         1,025
                                        ---------      --------     ---------
Cash and cash equivalents at end of
 period.............................    $    (719)     $    758     $      39
                                        =========      ========     =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of American Pad & Paper Company of Delaware, Inc.
(successor to Ampad Corporation)

We have audited the accompanying statements of net sales and cost of sales of the Globe-Weis Office Products Group product lines purchased by American Pad & Paper Company of Delaware, Inc. (successor to Ampad Corporation) from American Trading and Production Corporation for the twelve months ended July 31, 1995 and the nine months ended July 31, 1994. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of net sales and cost of sales are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in these statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying historical statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-1 of American Pad & Paper Company) as described in Note 3 and are not intended to be a complete presentation of the results of operations of the product lines purchased from American Trading and Production Corporation.

In our opinion, the historical statements referred to above present fairly, in all material respects, the net sales and cost of sales of the product lines acquired, as described in Note 2, for the twelve months ended July 31, 1995 and the nine months ended July 31, 1994, in conformity with generally accepted accounting principles.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP

Dallas, Texas
March 22, 1996

                                   GLOBE-WEIS
               (OFFICE PRODUCTS GROUP PRODUCT LINES ACQUIRED FROM
                  AMERICAN TRADING AND PRODUCTION CORPORATION)

                   STATEMENTS OF NET SALES AND COST OF SALES

                                                      NINE MONTHS  TWELVE MONTHS
                                                         ENDED         ENDED
                                                     JULY 31, 1994 JULY 31, 1995
                                                     ------------- -------------
                                                           (IN THOUSANDS)
Net sales...........................................    $43,762       $60,047
Cost of sales.......................................     37,754        54,706
                                                        -------       -------
Gross profit........................................    $ 6,008       $ 5,341
                                                        =======       =======





        The accompanying notes are an integral part of these statements.

                                  GLOBE-WEIS
    (OFFICE PRODUCTS GROUP PRODUCT LINES ACQUIRED FROM AMERICAN TRADING AND
                            PRODUCTION CORPORATION)

              NOTES TO STATEMENTS OF NET SALES AND COST OF SALES

1. DESCRIPTION OF BUSINESS

  Globe-Weis is one of five brand names marketed by the Office Products Group of American Trading and Production Corporation (ATAPCO). The Globe-Weis brand comprises file folders, hanging file folders, expandables, file guides, storage cases and trays. The products are distributed through the large mass merchant retailers, office products superstores, office products wholesalers and contract stationers.

2. ACQUISITION

  On August 16, 1995, the inventory and certain equipment of the file folder and hanging file folder product lines of Globe-Weis were acquired by Ampad Corporation ("Ampad") in a transaction accounted for as a purchase by Ampad. Ampad is the predecessor to American Pad & Paper Company of Delaware, Inc. (hereafter referred to as the "Company") as a result of Ampad's merger with and into the Company effective October 31, 1995. The Company also entered into a license agreement with ATAPCO for use of the Globe-Weis name and other trade names. The acquired product lines are hereafter referred to as the Globe-Weis assets. Sales of the acquired product lines represented approximately 59% of the sales of the Globe-Weis brand. The Globe-Weis product lines not acquired remain an ongoing business of ATAPCO.

3. BASIS OF PRESENTATION

  The accompanying statements of net sales and cost of sales were prepared for the purpose of complying with the rules and regulations of the Securities Exchange Commission ( SEC) (for the inclusion in the registration statement on Form S-1 of the Company's parent American Pad & Paper Company).

  The acquisition of the Globe-Weis assets constituted a significant acquisition to the Company and its parent pursuant to regulations of the SEC. ATAPCO did not maintain separate, complete accounting records for each of the product lines within the Office Products Group, nor did ATAPCO allocate general and administrative expenses or selling and marketing expenses to individual product lines. Accordingly, complete financial statements of the acquired Globe-Weis assets are not presented. However, in accordance with approval from the SEC staff, audited net sales and cost of sales information is presented for the twelve months ended July 31, 1995 (month-end closest to acquisition date) and the nine months ended July 31, 1994. The statements of net sales and cost of sales include only those net sales and cost of sales directly related to the production and distribution of the acquired product lines.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Revenue Recognition

  Globe-Weis recognized revenue from the sale of products upon shipment to the customer. Costs of sales are recorded when the related revenue is recognized.

 Concentration of Customers

  During the twelve months ended July 31, 1995, three customers accounted for 79% of net sales. Three customers accounted for 81% of net sales during the nine months ended July 31, 1994.

 Cost of Sales

  Cost of sales were determined at standard cost, which approximates actual first-in, first-out cost in accordance with generally accepted accounting principles. Standard cost for raw material inventory includes material, freight, duties and brokerage fees. Standard cost for work in process and finished goods inventories include material, direct labor and overhead with costs allocated by identifiable activity. Revaluations of standard costs were amortized to cost of sales based on inventory turnover. Obsolescence and other variances to standard cost were charged to cost of sales in the period incurred.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Niagara Envelope Company, Inc.

We have audited the accompanying balance sheets of Niagara Envelope Company, Inc. as of December 31, 1995 and 1994 and the related statements of income and retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Niagara Envelope Company, Inc. at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Ernst & Young LLP

Buffalo, New York
February 16, 1996

                         NIAGARA ENVELOPE COMPANY, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                DECEMBER 31
                                                              ----------------
                                                               1994     1995
                                                              -------  -------
ASSETS
Current assets:
 Cash........................................................ $   126  $    50
 Accounts receivable:
   Trade.....................................................  10,676   10,936
   Other.....................................................      84       48
                                                              -------  -------
                                                               10,760   10,984
 Inventory (Note 2)..........................................  11,519   10,710
 Note receivable--shareholder (Note 3).......................     120      131
 Prepaid income taxes........................................      32       75
 Prepaid expenses and other assets...........................     150      132
 Deferred taxes..............................................     278      216
                                                              -------  -------
     Total current assets....................................  22,985   22,298
Note receivable--shareholder (Note 3)........................     441      312
Property, plant and equipment (Note 4):
 Land........................................................      34       34
 Buildings...................................................   5,600    5,649
 Leasehold improvements......................................   1,078    1,052
 Machinery and equipment.....................................  13,116   13,749
 Office furniture and equipment..............................   4,189    3,948
 Construction in progress....................................      15      490
                                                              -------  -------
                                                               24,032   24,922
 Less accumulated depreciation and amortization..............  13,259   13,951
                                                              -------  -------
Net property, plant and equipment............................  10,773   10,971
Intangible pension asset.....................................     494      316
Restricted temporary cash investments (Note 7)...............      74        6
Investment in joint venture (Note 5).........................     161      347
   Other assets..............................................     588      628
                                                              -------  -------
     Total assets............................................ $35,516  $34,878
                                                              =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable, trade..................................... $ 5,902  $ 6,093
 Accrued expenses (Note 8)...................................   2,338    2,044
 Accrued expenses for plant closure and relocation costs
  (Note 14)..................................................     137      210
 Current portion--long-term debt (Note 7)....................     410      618
                                                              -------  -------
   Total current liabilities.................................   8,787    8,965
Long-term debt (Note 7)......................................  14,304    8,747
Accrued pension liability (Note 10)..........................      50      562
Deferred compensation........................................     811      917
Deferred taxes...............................................     354      439
                                                              -------  -------
     Total liabilities.......................................  24,306   19,630
Shareholders' equity (Note 12):
 Capital stock:
   Preferred, no par value:
    Class A, authorized 20,000 shares, issued and outstanding
     500 shares..............................................     500      500
   Common, no par value:
    Class A, voting, authorized 12,000 shares, issued and
     outstanding 5,163 shares................................      52       52
    Class B, non-voting, authorized 12,000 shares, issued and
     outstanding 5,780 shares................................      58       58
 Additional paid-in capital..................................     361      361
 Retained earnings...........................................  10,249   14,780
 Accumulated pension adjustment..............................     (10)    (503)
                                                              -------  -------
     Total shareholders' equity..............................  11,210   15,248
                                                              -------  -------
     Total liabilities and shareholders' equity.............. $35,516  $34,878
                                                              =======  =======

See accompanying notes.

                         NIAGARA ENVELOPE COMPANY, INC

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                      YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                      1993     1994      1995
                                                     -------  -------  --------
Sales............................................... $82,901  $84,005  $105,859
Cost of goods sold..................................  66,817   65,910    82,192
                                                     -------  -------  --------
Gross profit........................................  16,084   18,095    23,667
Distribution expenses...............................   5,975    6,055     6,001
Selling and marketing expenses......................   4,084    3,614     3,934
General and administrative expenses.................   5,210    5,218     5,251
                                                     -------  -------  --------
Income from operations..............................     815    3,208     8,481
Other income (expense):
  Interest income...................................      55      125        58
  Interest expense..................................    (693)    (953)     (922)
  Management fees...................................     --       --         80
  (Loss) gain on sale of equipment..................      (1)     (37)      164
  Equity in earnings of joint venture...............     --        61       186
  Plant closure and relocation costs................  (1,097)    (682)     (336)
  Pension curtailment...............................     --       --       (157)
  Other.............................................    (167)    (373)     (213)
                                                     -------  -------  --------
                                                      (1,903)  (1,859)   (1,140)
                                                     -------  -------  --------
Income before income taxes..........................  (1,088)   1,349     7,341
Income tax provision:
  Current--Federal..................................      17      154     2,287
         -- State...................................       5       48       328
  Deferred..........................................    (335)     343       147
                                                     -------  -------  --------
                                                        (313)     545     2,762
                                                     -------  -------  --------
Net (loss) income...................................    (775)     804     4,579
Retained earnings at beginning of year..............  10,316    9,493    10,249
                                                     -------  -------  --------
                                                       9,541   10,297    14,828
Dividends declared on preferred stock
 ($95 per share)....................................      48       48        48
                                                     -------  -------  --------
Retained earnings at end of year.................... $ 9,493  $10,249  $ 14,780
                                                     =======  =======  ========

See accompanying notes.

                         NIAGARA ENVELOPE COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                        YEAR ENDED DECEMBER
                                                                 31
                                                        ----------------------
                                                         1993    1994    1995
                                                        ------  ------  ------
OPERATING ACTIVITIES
  Net Income........................................... $ (775) $  804  $4,579
  Adjustments to reconcile net income to net cash pro-
   vided by operating activities:
    Depreciation and amortization......................  1,374   1,328   1,486
    Deferred taxes.....................................   (335)    343     147
    (Gain) loss on sale of equipment...................      1      37    (164)
    Equity in earnings of joint venture................    --      (61)   (186)
    Changes in:
      Accounts receivable..............................   (164) (1,392)   (223)
      Inventory........................................    801    (746)    809
      Prepaid expenses and other assets................    230      83      18
      Other assets.....................................    (13)   (120)    (40)
      Prepaid income taxes.............................   (446)    415     (44)
      Accounts payable, trade..........................    916   1,053     191
      Accrued expenses.................................    392     107    (221)
      Accrued pension liability net of non-cash
       changes.........................................     22    (204)    197
      Deferred compensation............................    (27)    (46)    106
                                                        ------  ------  ------
TOTAL ADJUSTMENTS......................................  2,751     797   2,076
                                                        ------  ------  ------
NOT CASH PROVIDED BY OPERATING ACTIVITIES..............  1,976   1,601   6,655
INVENTING ACTIVITIES
  (Purchase) sale of temporary cash investments........ (2,003)  1,929      68
  Net proceeds from notes receivable--shareholder......     86     118     119
  Purchase of property and equipment................... (4,126) (2,979) (1,685)
  Proceeds from sale of equipment......................      2       8     164
  Investment in joint venture..........................    --     (100)    --
                                                        ------  ------  ------
  Net cash used in investing activities................ (6,041) (1,024) (1,334)
FINANCING ACTIVITIES
  Proceeds from term loan agreements...................    --    3,000     --
  Repayment under term loan agreements.................    (95) (9,102)   (109)
  (Repayment) net proceeds from revolving credit facil-
   ity.................................................    --    7,160  (4,940)
  (Repayment) of demand note payable...................    156  (1,576)    --
  Proceeds from industrial revenue bond................  4,500     --      --
  Repayment under industrial revenue bond .............    --     (300)   (300)
  Bond issuance costs..................................   (295)    --      --
  Dividends............................................    (48)    (48)    (48)
                                                        ------  ------  ------
  Net cash provided by (used in) financing activities..  4,218    (866) (5,397)
                                                        ------  ------  ------
  Net increase (decrease) in cash......................    153    (289)    (76)
  Cash at beginning of year............................    262     415     126
                                                        ------  ------  ------
  Cash at end of year.................................. $  415  $  126  $   50
                                                        ======  ======  ======
  Cash paid (received) during the period for:
    Income taxes....................................... $  698  $ (213) $2,734
                                                        ======  ======  ======
    Interest........................................... $  687  $  886  $1,005
                                                        ======  ======  ======
  Non-cash activities:
    (Decrease) increase in intangible pension asset.... $  (53) $   22  $ (178)
                                                        ======  ======  ======
    Increase (decrease) in accumulated pension adjust-
     ment.............................................. $   73  $ (242) $  493
                                                        ======  ======  ======

See accompanying notes.

                        NIAGARA ENVELOPE COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995
                            (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Niagara Envelope Company, Inc. (the Company) manufactures and distributes envelopes. The Company sells its products primarily to paper wholesalers located in the United States.

  The Company has operating divisions in Buffalo, New York; Chicago, Illinois; Dallas, Texas and Denver, Colorado, and a warehouse in Seattle, Washington. The Company also has a joint venture located in Hattiesburg, Mississippi.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amount of revenues and expenses during the year. Actual results could differ from those estimates.

 Inventory

  Inventory is stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for paper raw material, work in process, and finished goods inventory, and the first-in, first-out (FIFO) method for non-paper raw material inventory which comprises 12% and 14% of inventory at December 31, 1994 and 1995, respectively.

 Property, Equipment and Depreciation

  Property and equipment are stated at cost. Depreciation is provided on both the straight-line and declining balance methods over the estimated useful lives of the assets or the lease term for leasehold improvements as follows:

                                                                         YEARS
                                                                       ---------
      Buildings....................................................... 31.5 - 39
      Leasehold improvements..........................................    5 - 16
      Automotive equipment............................................    3 -  4
      Machinery and equipment.........................................    5 - 12
      Office furniture and equipment..................................    5 - 10

Maintenance and repairs are charged against income; significant renewals and improvements are capitalized.

 Financing Fees

  Deferred financing fees, which are included in other assets, are being amortized over the life of the related debt.

 Revenue Recognition

  The company recognizes revenue from the sale of products upon shipment to the customer.

 Statement of Cash Flows

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

                        NIAGARA ENVELOPE COMPANY, INC.

2. INVENTORY

  Inventory consisted of the following at December 31, 1994 and 1995:

                                                                1994     1995
                                                               -------  -------
      Raw material............................................ $ 5,854  $ 4,953
      Work in process.........................................     212      696
      Finished goods..........................................   6,383    6,911
                                                               -------  -------
                                                                12,449   12,560
        Less: LIFO reserve....................................    (930)  (1,850)
                                                               -------  -------
                                                               $11,519  $10,710
                                                               =======  =======

3. NOTE RECEIVABLE--SHAREHOLDER

  Note receivable--shareholder represents an amount due from a shareholder of the Company with an interest rate of prime plus 1/4% (8.75% at December 31, 1994 and 1995) due in monthly installments of $14 including interest.

4. PROPERTY, PLANT AND EQUIPMENT

  Buildings include $1,009 and $949 at December 31, 1994 and 1995, respectively, which represents the net book value of building, building additions, etc., located on land owned by an affiliate. The land is leased by the Company under a long-term lease. The lease has two renewal options which, if exercised, would enable the Company to lease the property through January 31, 2000.

5. INVESTMENT IN JOINT VENTURE

  In March 1994, the Company acquired a 50% interest in the common stock of a joint venture, Niagara-Murray Envelope Company, Inc., for $100. The joint venture is a Mississippi manufacturer of paper envelopes with exclusive rights to sell envelopes in a five-state area in the Southeastern section of the United States. This investment is recorded on the equity method.

  The following summarizes the related transactions:

                                                              1993  1994   1995
                                                              ---- ------ ------
Purchase from................................................ $--  $  107 $  251
Sales to.....................................................  --   2,000  2,589
Payables to..................................................  --      30    --
Receivable from..............................................  --     170    353

6. LETTERS OF CREDIT

  At December 31, 1995, the Company had one letter of credit totaling $796 which accrued a fee of 1% per annum and supported the Company's workers compensation reserves and one letter of credit in the amount of $4,108 which accrued a fee of 1% per annum and supported the Industrial Development Revenue Bonds.

                         NIAGARA ENVELOPE COMPANY, INC.

7. LONG-TERM DEBT

  Long-term debt at December 31, 1994 and 1995 consisted of the following:

                                                                  1994    1995
                                                                 ------- ------
Term not payable in monthly principal installments of $50, be-
ginning in September 1996 through August 2001, with interest at prime plus 1/2% or LIBOR rate plus 2% (7.9375% (LIBOR option)
at December 31, 1995), secured by virtually all assets of the
Company, excluding those securing the Industrial Development
Revenue Bonds..................................................  $ 3,000 $3,000
Term note payable in yearly installments through 1997 of $136 including interest at 7%, secured by computer software and
hardware with a net book value of approximately $190 at Decem-
ber 31, 1995...................................................  $   354 $  245
Revolving credit facility totaling $12,000, due August 3, 1997, secured by virtually all assets of the Company excluding those securing the Industrial Development Revenue Bonds. Interest
payable at prime or LIBOR rate plus 1 1/2% (7.4375% (LIBOR op-
tion) on first $1,600 and 8.5% (prime rate) on balance at De-
cember 31, 1994 and 1995)......................................    7,160  2,220
Industrial Development Revenue Bonds secured by land, building, and equipment with an original cost of approximately $5,136
payable in quarterly installments of $75 plus interest that
fluctuates with the weekly average yield on United States Trea-
sury obligations (5.25% at December 31, 1995), through 2008....    4,200  3,900
                                                                 ------- ------
                                                                  14,714  9,365
Less: current portion..........................................      410    618
                                                                 ------- ------
Long-term debt.................................................  $14,304 $8,747
                                                                 ======= ======

  Payments due for the five years subsequent to December 31, 1995 are as follows:

            1996.................................. $  618
            1997..................................  3,247
            1998..................................    900
            1999..................................    900
            2000..................................    900
            Thereafter............................  2,800

  The restricted temporary cash investments represent unexpended bond proceeds restricted to certain capital expenditures.

8. ACCRUED EXPENSES

  Accrued expenses included the following:

                                                                   1994   1995
                                                                  ------ ------
      Payroll.................................................... $  649 $  766
      Workers' compensation and medical insurance................    664    615
      Dividend...................................................     12     12
      Interest...................................................    140     56
      Pension....................................................    507    266
      Other......................................................    170     93
      Property taxes.............................................    196    236
                                                                  ------ ------
                                                                  $2,338 $2,044
                                                                  ====== ======

                        NIAGARA ENVELOPE COMPANY, INC.

9. DEFERRED COMPENSATION PLANS

  The Company entered into a deferred compensation agreement with the former Chairman of the Board who is now deceased. The agreement provides for annual payments to his surviving spouse for her lifetime. The present value of required future payment, determined using an 8.9% discount factor, is $811 and $789 at December 31, 1994 and 1995, respectively.

10. RETIREMENT PLANS

 Defined Benefit Plans

  The Company has two pension plans covering substantially all employees. The Company's funding policy has been to contribute annually at least the minimum required by ERISA. The Plans provide monthly benefits under a flat benefit formula.

  The Company's pension plan expense for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                         1993    1994    1995
                                                        ------  ------  ------
     Service cost--benefits earned during the year....  $  261  $  278  $  147
     Interest cost on projected benefit obligation....     306     341     275
     Actual return on assets..........................    (323)     80    (578)
     Net amortization and deferral....................      77    (359)    369
                                                        ------  ------  ------
     Net periodic pension cost........................  $  321  $  340  $  213
                                                        ======  ======  ======

  The funded status of the plans, based on actuarial computations at September
30, 1994 and 1995 is presented below. Plan assets are stated at fair value and composed of fixed rate securities and equity investments. The average assumed discount rate is 7.25% and 6.25% in 1994 and 1995, respectively. The average expected long-term rate of return of plan assets is 7.75% in 1994 and 1995.

                                                                 1994    1995
                                                                ------  ------
     Actuarial present value of benefit obligation:
      Accumulated benefit obligation vested...........          $3,454  $4,604
                                                                ======  ======
      Accumulated benefit obligation..................          $3,764  $4,920
                                                                ======  ======
     Projected benefit
      obligation for service rendered to date.........          $3,764  $4,920
     Plan assets at fair value........................           3,207   4,092
                                                                ------  ------
     Projected benefit obligation
      in excess of plan assets........................            (557)   (828)
     Unrecognized transition amount...................             157      90
     Unrecognized net loss............................               2     503
     Unrecognized prior service cost..................             345     226
     Adjustment required to
      recognize minimum liability.....................            (504)   (819)
                                                                ------  ------
     Accrued pension liability........................          $ (557) $ (828)
                                                                ======  ======

                        NIAGARA ENVELOPE COMPANY, INC.

  Such amount is included in the accompanying balance sheets under the following captions:

                                                                  1994   1995
                                                                  -----  -----
     Accrued expenses............................................ $(507) $(266)
     Accrued pension liability...................................   (50)  (562)
                                                                  -----  -----
                                                                  $(557) $(828)
                                                                  =====  =====

 Defined Contribution Plans

  During 1995, the Company froze the benefits accrued under its defined benefit pension plan for certain union employees and initiated a defined contribution plan for the participants under Section 401(k) of the Internal Revenue Code. As a result of freezing the defined benefit plan, the Company has recognized a loss of $157 representing previously unrecognized prior service cost associated with this plan. The 401(k) plan requires the Company to contribute 2% of each participants compensation to the plan and also permits participants to contribute up to 15% of their defined compensation. The Company's contribution to the plan in 1995 was $99.

  The Company also has a deferred compensation plan for non-union employees under Section 401(k) of the Internal Revenue Code. Under terms of the plan, participants may elect to contribute up to 15% of their defined compensation. In addition, the Company will contribute 50% of each of the participant's contribution up to a maximum of 4% of defined compensation. Total contributions to the plans in 1993, 1994 and 1995 approximated $184, $193, and $226, respectively.

11. INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 1994 and 1995 are as follows (in thousands):

                                                                  1994   1995
                                                                  -----  -----
     Employee compensation....................................... $ 312  $ 348
     Accrued expenses............................................   128    107
     Discontinued operations.....................................    47     71
     Other.......................................................    78     19
                                                                  -----  -----
       Total deferred tax assets.................................   565    545
     Pension benefits............................................ $ (59) $ (77)
     Property, plant and equipment...............................  (573)  (584)
     Gain on joint venture.......................................    --    (84)
     Other.......................................................    (9)   (23)
                                                                  -----  -----
       Total deferred tax liabilities............................  (641)  (768)
                                                                  -----  -----
     Net deferred tax liabilities................................ $ (76) $(223)
                                                                  =====  =====

  The deferred tax assets results primarily from worker's compensation accruals, medical expense accruals, deferred compensation and the accrual for closure and relocation of plants. Deferred liabilities resulted primarily from depreciation differences.

                        NIAGARA ENVELOPE COMPANY, INC.

  A reconciliation of the expected tax expense to actual tax expense for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                         1993   1994   1995
                                                         -----  ----  ------
     Federal income tax (benefit) expense computed at
      statutory rate.................................... $(370) $458  $2,496
     State taxes--net of federal effect.................     3    32     217
     Meals and entertainment expense....................    14    34      36
     Premiums on officers life insurance................    50    43      29
     Other..............................................   (10)  (22)    (16)
                                                         -----  ----  ------
                                                         $(313) $545  $2,762
                                                         =====  ====  ======

12. CAPITAL STOCK

  Holders of the Company's Class A preferred stock are entitled to cumulative dividends at the annual rate of 9.5% of the stated value but only if, when and as declared by the Board of Directors. Dividends are not permitted on any common stock unless all dividends to which the holders of Class A preferred stock are entitled, have been declared and paid or are to be paid.

  Each share of Class A preferred stock is entitled to one vote with the voting common stock, not as a separate class, on any proposal for the corporation to merge or consolidate with another corporation or for the corporation to liquidate. Whenever the total amount of unpaid dividends on the outstanding Class A preferred stock is equal to or greater than 40% of the stated value of such shares, each is entitled to one vote with the voting common stock of the Company, not as a separate class, on all matters with respect to which the voting common stock has a right to vote. When all dividends are paid on Class A preferred stock, the special voting right terminates; and other than the preceding, the Class A preferred stock has no voting rights.

  The Company has the right to redeem the preferred stock, in whole or in part, at any time at $1,000 per share. In the event of any liquidation, dissolution or winding up of the corporation and the distribution of its assets, the holders of shares of the Class A preferred stock shall be entitled to receive $1,000 per share before any amount is distributed to the holders of any common stock.

13. OPERATING LEASES

 Real Property Leases

  The Company is obligated on noncancelable real property leases expiring on various dates through 2000. Certain of the leases require additional rentals based on real estate taxes and include options to renew at an increased amount. Future minimum annual lease payments for the next five years are as follows:

                                                   AMOUNT
                                                   ------
            Year Ending December 31,
              1996................................  $844
              1997................................   778
              1998................................   603
              1999................................   165
              2000................................    11

  Approximately $490 of the 1996 future minimum lease payments is due to related parties under agreements that expire at various dates from 1996 through 2000.

                        NIAGARA ENVELOPE COMPANY, INC.

  Rental expense for real property amounted to $1,330, $1,008, and $873 in 1993, 1994 and 1995, respectively, including rental expense to related parties of $627, $448 and $462 in 1993, 1994 and 1995, respectively.

 EQUIPMENT LEASES

  The Company is also a lessee under noncancelable equipment lease agreements. Certain of the agreements are with related party lessors. Future minimum annual lease payments are as follows:

            YEAR ENDED DECEMBER 31                 AMOUNT
            ----------------------                 ------
               1996............................... $1,318
               1997...............................  1,020
               1998...............................    491
               1999...............................    154
               2000...............................     71
               Thereafter.........................      5

  Approximately $604 of the 1996 future minimum lease payments is due to related parties under agreements that expire at various dates through 1999.

  Equipment rent expense amounted to $1,567, $1,642 and $1,601 in 1993, 1994 and 1995, respectively, including rent expense to related parties of $710, $684 and $664 in 1993, 1994 and 1995, respectively.

14. PROVISION FOR PLANT CLOSURE AND RELOCATION COSTS

  The provision for plant closure and relocation costs at December 31, 1995 represents the estimated additional costs associated with the closure of Niagara Envelope's Jacksonville facility.

                         NIAGARA ENVELOPE COMPANY, INC.

                                 BALANCE SHEETS

                            MARCH 31, 1995 AND 1996
                           (UNAUDITED--IN THOUSANDS)

                                                               1995     1996
                                                              -------  -------
ASSETS
Current assets:
  Cash....................................................... $     3  $   606
  Accounts receivable:
    Trade....................................................  12,926   11,067
    Other....................................................      58      --
  Inventory..................................................  11,807   11,028
  Note receivable--shareholder...............................     120      135
  Prepaid expenses and other current assets..................     103      372
  Deferred taxes.............................................     278      216
                                                              -------  -------
      Total current assets...................................  25,295   23,424
  Note receivable--shareholder...............................     413      276
  Property, plant and equipment, net.........................  10,830   11,326
  Intangible pension asset...................................     494      316
  Investment in joint venture................................     193      397
  Other assets...............................................     622      677
                                                              -------  -------
                                                              $37,847  $36,416
                                                              =======  =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank overdraft............................................. $ 1,252  $ 1,711
  Accounts payable...........................................   5,024    5,071
  Accrued expenses...........................................   3,899    3,591
  Current portion--long-term debt............................     410      650
                                                              -------  -------
Total current liabilities....................................  10,585   11,023
Long-term debt...............................................  13,379    6,725
Deferred compensation........................................     806      913
Deferred income taxes........................................     354      439
Accrued pension..............................................      50      562
                                                              -------  -------
                                                               14,589    8,639
      Total liabilities......................................  25,174   19,662
                                                              =======  =======
Shareholders' equity:
  Capital stock:
    Preferred, no par value:
     Class A, authorized 20,000 shares, issued and outstand-
      ing 500 shares.........................................     500      500
    Common, no par value:
    Class A, voting, authorized 12,000 shares, issued and
     outstanding 5,163 shares................................      52       52
    Class B, non-voting, authorized 12,000 shares, issued and
     outstanding 5,780 shares................................      58       58
  Additional paid-in capital.................................     361      361
  Retained earnings..........................................  11,712   16,286
  Accumulated pension adjustment.............................     (10)    (503)
                                                              -------  -------
      Total shareholders' equity.............................  12,673   16,754
                                                              -------  -------
                                                              $37,847  $36,416
                                                              =======  =======

See accompanying notes.

                         NIAGARA ENVELOPE COMPANY, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
               (UNAUDITED--IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                               1995     1996
                                                              -------  -------
Net sales.................................................... $26,628  $28,317
Cost of goods sold...........................................  20,163   21,760
Distribution expenses........................................   1,584    1,554
Selling and marketing expenses...............................     936      982
General and administrative expenses..........................   1,320    1,441
                                                              -------  -------
                                                               24,003   25,737
                                                              -------  -------
Income from operations.......................................   2,625    2,580
Interest income..............................................      13       11
Interest expense.............................................    (253)    (147)
Other expense................................................     (36)     (15)
                                                              -------  -------
                                                                 (276)    (151)
                                                              -------  -------
Income before income taxes...................................   2,349    2,429
Provision for income taxes...................................     874      911
                                                              -------  -------
Net income...................................................   1,475    1,518
Retained earnings at beginning of period.....................  10,249   14,780
                                                              -------  -------
                                                               11,724   16,298
Dividends declared on preferred stock ($23.75 per share).....     (12)     (12)
                                                              -------  -------
Retained earnings at end of period........................... $11,712  $16,286
                                                              =======  =======

See accompanying notes.

                         NIAGARA ENVELOPE COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                           (UNAUDITED--IN THOUSANDS)

                                                              1995     1996
                                                             -------  -------
OPERATING ACTIVITIES
Net income.................................................. $ 1,475  $ 1,518
Adjustments to reconcile net income to cash provided by op-
 erating activities:
  Depreciation and amortization.............................     361      411
  Changes in operating assets and liabilities:
    Accounts receivable.....................................  (2,224)     (83)
    Inventories.............................................    (288)    (318)
    Prepaid expenses and other current assets...............      79     (165)
    Bank overdraft..........................................   1,252    1,711
    Accounts payable........................................    (878)  (1,022)
    Accrued expenses........................................   1,419    1,333
                                                             -------  -------
Cash provided by operating activities.......................   1,196    3,385
INVESTING ACTIVITIES
Purchase of property and equipment..........................    (418)    (766)
Investment in joint venture.................................     (32)     (50)
Increase in other assets....................................      40      (43)
Proceeds from note receivable--shareholder..................      28       32
                                                             -------  -------
Cash used by investing activities...........................    (382)    (827)
FINANCING ACTIVITIES
Dividends paid..............................................     (12)     (12)
Repayment of long-term borrowings...........................    (925)  (1,990)
                                                             -------  -------
Cash used by financing activities...........................    (937)  (2,002)
                                                             -------  -------
Net (decrease) increase in cash.............................    (123)     556
Cash--beginning of period...................................     126       50
                                                             -------  -------
Cash--end of period......................................... $     3  $   606
                                                             =======  =======


                            See accompanying notes.

                        NIAGARA ENVELOPE COMPANY, INC.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                            MARCH 31, 1995 AND 1996
                                  (UNAUDITED)

1. GENERAL

  The unaudited financial information furnished herein reflects all adjustments, which in the opinion of management are of a normal recurring nature, to fairly state the Company's financial position and results from operations for the periods presented. This information should be read in conjunction with the Company's audited financial statements for the year ended December 31, 1995.

  The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1996.

2. INVENTORY

  Inventories consist of the following (in thousands):

                                                                  MARCH 31
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
Raw material.................................................. $ 4,922  $ 4,660
Work in-process...............................................     212      528
Finished goods................................................   8,765    7,125
                                                               -------  -------
                                                                13,899   12,313
  Less: LIFO reserve..........................................  (2,092)  (1,285)
                                                               -------  -------
                                                               $11,807  $11,028
                                                               =======  =======

                                    [LOGO]











                        [Picture of United States with
                          various manufacturing and
                        distribution facilities of the
                                company marked]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued June 24, 1996

                               15,625,000 Shares
                          American Pad & Paper Company
                                  COMMON STOCK
                                  ----------

OF THE 15,625,000  SHARES OF COMMON STOCK OFFERED HEREBY,  3,125,000 SHARES ARE
BEING   OFFERED  INITIALLY  OUTSIDE  THE  UNITED  STATES  AND  CANADA  BY   THE
 INTERNATIONAL UNDERWRITERS AND 12,500,000  SHARES ARE BEING OFFERED INITIALLY
 IN   THE  UNITED   STATES   AND  CANADA   BY  THE   U.S.  UNDERWRITERS.   SEE
  "UNDERWRITERS." OF THE 15,625,000 SHARES OF COMMON STOCK OFFERED HEREBY, 12,500,000 SHARES ARE BEING SOLD BY THE COMPANY AND 3,125,000 SHARES ARE
   BEING SOLD BY THE SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE
    SALE OF THE  SHARES OF COMMON STOCK BY  THE SELLING STOCKHOLDERS. PRIOR
    TO THE  OFFERING, THERE HAS BEEN NO PUBLIC MARKET  FOR THE COMMON STOCK
     OF THE  COMPANY. IT  IS CURRENTLY  ESTIMATED THAT  THE INITIAL PUBLIC
     OFFERING  PRICE   PER  SHARE  WILL  BE  BETWEEN  $15   AND  $17.  SEE
      "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE.

                                  ----------

 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE,
        SUBJECT TO OFFICIAL NOTICE OF ISSUANCE, UNDER THE SYMBOL "AGP."

                                  ----------

SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------
                               PRICE $    A SHARE
                                  ----------

                                          UNDERWRITING              PROCEEDS TO
                                PRICE TO DISCOUNTS AND  PROCEEDS TO   SELLING
                                 PUBLIC  COMMISSIONS(1) COMPANY(2)  STOCKHOLDERS
                                -------- -------------- ----------- ------------
Per Share......................   $           $             $           $
Total(3).......................  $           $             $           $

- -----
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities act of 1933, as amended.
  (2) Before deducting expenses payable by the Company estimated at
      $1,300,000.
  (3) The Selling Stockholders have granted the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 2,343,750 additional shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions
      and proceeds to Selling Stockholders will be $   , $    and $
      respectively. See "Underwriters."
                                  ----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about    , 1996 at the office of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                                  ----------

MORGAN STANLEY & CO.
       International
    ALEX. BROWN & SONS
          International
         BANKERS TRUST INTERNATIONAL PLC
            CS FIRST BOSTON
              GOLDMAN SACHS INTERNATIONAL
                  SALOMON BROTHERS INTERNATIONAL LIMITED
                    WASSERSTEIN PERELLA SECURITIES, INC.

    , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered:

       Securities and Exchange Commission registration fee......... $   99,138
       NASD filing fee.............................................     29,250
       NYSE original listing fee...................................    179,100
       Blue Sky fees and expenses (including attorneys' fees and
        expenses)..................................................     25,000
       Printing expenses...........................................    225,000
       Accounting fees and expenses................................    325,000
       Transfer agent's fees and expenses..........................     15,000
       Legal fees and expenses.....................................    375,000
       Miscellaneous expenses......................................     27,512
                                                                    ----------
           Total................................................... $1,300,000
                                                                    ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Restated Certificate of Incorporation will provide for the indemnification of Directors and officers of the Company to the fullest extent permitted by Section 145.

  In that regard, each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she is or was a Director or officer of the Company or, while a Director or officer of the Company, is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged action is an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise exercise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnity in connection therewith and such indemnification will continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators under the Restated Certificate of Incorporation. This right of indemnification is a contractual right and includes the obligation of the Company to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "advance of expenses"); provided, however, that, if and to the extent that the Delaware General Corporation law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to the Company of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

  Under its Restated Certificate of Incorporation, the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a Director, officer, employee or agent of the Company or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such expenses, liability or loss under the Delaware General Corporation Law.


  The Company expects to obtain Directors and officers insurance prior to the completion of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Company has not sold any securities within the last three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 NUMBER                                DESCRIPTION
 ------                                -----------
 1.1     Form of Underwriting Agreement.
 2.1     Stock Purchase Agreement, dated May 29, 1996, by and among American
          Pad & Paper Company of Delaware, Inc., Niagara Envelope Company, Inc.
          and the person named therein.(2)+
 2.2     Asset Purchase Agreement, dated June 6, 1996, by and among APPC and the purchaser named therein.(1)+
 3.1(i)  Form of Restated Certificate of Incorporation of the Company.
 3.1(ii) Form of Amended and Restated By-laws of the Company.
 4.1     Indenture, dated as of December 1, 1995, among American Pad & Paper
          Company of Delaware, Inc., the Subsidiary Guarantors and the Trustee
          (including Form of Note).(2)+
 4.2     Purchase Agreement, dated as of November 17, 1994, among American Pad
          & Paper Company of Delaware, Inc., the Subsidiary Guarantors and the
          Initial Purchasers.(1)+
 4.3     Registration Rights Agreement, dated as of December 1, 1995, among
          American Pad & Paper Company of Delaware, Inc., the Subsidiary
          Guarantors and the Initial Purchasers named therein.(1)

 NUMBER                               DESCRIPTION
 ------                               -----------
  4.4   Credit Agreement, dated as of October 31, 1995, among the Company, WR
         Acquisition, Inc., American Pad & Paper Company of Delaware, Inc.,
         various Lending Institutions and Bankers Trust Company, as Agent.(1)+
  4.5   Security Agreement, dated as of October 31, 1995, among the Company, WR
         Acquisition, Inc., American Pad & Paper Company of Delaware, Inc.,
         certain other subsidiaries of American Pad & Paper Company of
         Delaware, Inc. and Bankers Trust Company, as Collateral Agent.(1)+
  4.6   Pledge Agreement, dated as of October 31, 1995, by American Pad & Paper
         Company of Delaware, Inc. and the Subsidiary Guarantors in favor of
         Bankers Trust Company, as Collateral Agent.(1)+
  4.7   Notepad funding Receivables Master Trust Pooling and Servicing
         Agreement, dated October 31, 1995, among APPC, Notepad Funding
         Corporation and Manufacturers and Traders Trust Company (the "Pooling
         and Service Agreement").(1)+
  4.8   Series 1995-1 Supplement to the Pooling and Service Agreement, dated
         October 31, 1995.(1)+
  4.9   Revolving Certificate Purchase Agreement, dated October 31, 1995 among
         APPC, Notepad Funding Corporation, Bankers Trust Company and the
         Purchasers described therein.(1)+
  4.10  Receivables Purchase Agreement, dated October 31, 1995, among APPC,
         Notepad Funding Corporation and certain subsidiaries.(1)+
  4.11  Term Sheet relating to New Bank Credit Agreement.
  5.1   Opinion and consent of Kirkland & Ellis.(2)
 10.1   Agreement and Plan of Merger, dated as of October 3, 1995, among the
         Company, WHR Acquisition, Inc. and WR Acquisition, Inc.(1)+
 10.2   Amendment No. 1 to WHR Merger Agreement, dated as of October 31, 1995, among the Company, WHR Acquisition, Inc. and WR Acquisition, Inc.(1)
 10.3   Stock Purchase Agreement, dated as of October 30, 1995, among WR
         Acquisition, Inc. and the Company.(1)+
 10.4   Tax Sharing Agreement, dated as of October 30, 1995, among American Pad
         & Paper Company of Delaware, Inc. and the Subsidiary Guarantors.(1)
 10.5   Agreement and Plan of Merger, dated as of October 31, 1995, among
         Williamhouse Regency of Delaware, Inc. and Ampad Corporation.(1)
 10.6   Advisory Agreement, dated as of October 31, 1995, among American Pad &
         Paper Company of Delaware, Inc. and Bain Capital, Inc.(1)
 10.7   Ampad Holding Corporation 1992 Key Employees Stock Option Plan.(1)
 10.8   Amended and Restated Management Agreement between the Company and
         Charles G. Hanson.(1)
 10.9   Amended and Restated Management Agreement between the Company and
         Russell M. Gard.(1)
 10.10  Amended and Restated Management Agreement between the Company and
         Gregory M. Benson.(1)
 10.11  Preferred Stock Redemption Agreement between the Company and the stockholders named therein.(1)
 10.12  Asset Purchase Agreement, dated as of June 29, 1994, by and between
         Huxley Envelope Corp., The Kent Paper Co., Inc. and Williamhouse of
         California, Inc.(2)+
 10.13  Lease Agreement for City of Industry, California.(1)
 10.14  Lease Agreement for Dubuque, Iowa.(1)
 10.15  Lease Agreement for Miamisburg, Ohio.(1)
 10.16  Lease Agreement for North Salt Lake City, Utah.(1)
 10.17  Lease Agreement for Tacoma, Washington.(1)
 10.18  Change of Control Agreement between WR Acquisition, Inc. and certain officers of American Pad & Paper Company of Delaware, Inc.(1)
 10.19  Registration Rights Agreement, dated as of July 31, 1992, between the
         Company and the stockholders named therein.(2)
 10.20  Form of 1996 Key Employee Stock Incentive Plan.(1)
 10.21  Form of Non-Employee Director Stock Option Plan.(1)
 10.22  Employment Agreement between the Company and Charles Hanson, III.(1)
 10.23  Employment Agreement between the Company and Russell Gard.(1)
 10.24  Form of Amended and Restated Advisory Agreement between APPC and Bain
         Capital, Inc.(1)

 NUMBER                       DESCRIPTION
 ------                       -----------
 10.25  Form of Management Stock Purchase Plan.(1)
 21.1   Subsidiaries of the Company.
 23.1   Consent of Price Waterhouse LLP.
 23.2   Consent of KPMG Peat Marwick LLP.
 23.3   Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.4   Consent of Ernst & Young LLP.
 24.1   Powers of Attorney (included in signature page).(2)
 27.1   Financial Data Schedule.(2)

- --------

+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.
(1) Incorporated by reference to the same-numbered exhibit to the Registration Statement on Form S-1 of American Pad & Paper of Delaware, Inc. (File No. 333-3006).
(2) Previously Filed.

  (b) Financial Statement Schedules.

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the Underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON JUNE 24, 1996.

                                          American Pad & Paper Company

                                                  /s/ Gregory M. Benson
                                          By: _________________________________
                                                      GREGORY M. BENSON CHIEF
                                                      FINANCIAL OFFICER

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                      CAPACITY                DATE

                  *                    Chief Executive
- -------------------------------------   Officer and             June 24, 1996
       CHARLES G. HANSON, III           Director (principal
                                        executive officer)

                  *                    Director
- -------------------------------------                           June 24, 1996
           RUSSELL M. GARD

        /s/ Gregory M. Benson          Chief Financial
- -------------------------------------   Officer and             June 24, 1996
          GREGORY M. BENSON             Director (principal
                                        financial and
                                        accounting officer)

                  *                    Director
- -------------------------------------                           June 24, 1996
         JONATHAN S. LAVINE

                  *                    Director
- -------------------------------------                           June 24, 1996
           MARC B. WOLPOW

                  *                    Director
- -------------------------------------                           June 24, 1996
            ROBERT C. GAY

* Pursuant to Power of Attorney
 previously filed with the
 Commission.

        /s/ Gregory M. Benson          Attorney-in-Fact
- -------------------------------------                           June 24, 1996
          GREGORY M. BENSON

                                 EXHIBIT INDEX


  EXHIBIT                                                                  PAGE
    NO.                             DESCRIPTION                            NO.
  -------                           -----------                            ----
  1.1      Form of Underwriting Agreements.
  2.1      Stock Purchase Agreement, dated May 29, 1996, by and among
            American Pad & Paper Company of Delaware, Inc., Niagara
            Envelope Company, Inc. and the person named therein.(2)+
  2.2      Asset Purchase Agreement, date June 6, 1996, by and among APPC and the purchaser named therein.(1)+
  3.1(i)   Restated Certificate of Incorporation of the Company.
  3.1(ii)  By-laws of the Company.
  4.1      Indenture, dated as of December 1, 1995, among American Pad &
            Paper Company of Delaware, Inc., the Subsidiary Guarantors
            and the Trustee (including Form of Note).(2)
  4.2      Purchase Agreement, dated as of November 17, 1994, among
            American Pad & Paper Company of Delaware, Inc., the
            Subsidiary Guarantors and the Initial Purchasers.(1)
  4.3      Registration Rights Agreement, dated as of December 1, 1995, among American Pad & Paper Company of Delaware, Inc., the
            Subsidiary Guarantors and the Initial Purchasers named
            therein.(1)
  4.4      Credit Agreement, dated as of October 31, 1995, among the
            Company, WR Acquisition, Inc., American Pad & Paper Company
            of Delaware, Inc., various Lending Institutions and Bankers
            Trust Company, as Agent.(1)+
  4.5      Security Agreement, dated as of October 31, 1995, among the
            Company, WR Acquisition, Inc., American Pad & Paper Company
            of Delaware, Inc., certain other subsidiaries of American
            Pad & Paper Company of Delaware, Inc. and Bankers Trust
            Company, as Collateral Agent.(1)+
  4.6      Pledge Agreement, dated as of October 31, 1995, by American
            Pad & Paper Company of Delaware, Inc. and the Subsidiary
            Guarantors in favor of Bankers Trust Company, as Collateral
            Agent.(1)+
  4.7      Notepad funding Receivables Master Trust Pooling and
            Servicing Agreement, dated October 31, 1995, among APPC,
            Notepad Funding Corporation and Manufacturers and Traders
            Trust Company (the "Pooling and Service Agreement"). (1)+
  4.8      Series 1995-1 Supplement to the Pooling and Service
            Agreement, dated October 31, 1995. (1)+
  4.9      Revolving Certificate Purchase Agreement, dated October 31,
            1995 among APPC, Notepad Funding Corporation, Bankers Trust
            Company and the Purchasers described therein. (1)+
  4.10     Receivables Purchase Agreement, dated October 31, 1995, among
            APPC, Notepad Funding Corporation and certain subsidiaries.
            (1)+
  4.11     Term Sheet relating to New Bank Credit Agreement.
  5.1      Opinion and consent of Kirkland & Ellis.(2)
 10.1      Agreement and Plan of Merger, dated as of October 3, 1995, among the Company, WHR Acquisition, Inc. and WR Acquisition,
            Inc.(1)+
 10.2      Amendment No. 1 to WHR Merger Agreement, dated as of October
            31, 1995, among the Company, WHR Acquisition, Inc. and WR
            Acquisition, Inc.(1)
 10.3      Stock Purchase Agreement, dated as of October 30, 1995, among
            WR Acquisition, Inc. and the Company.(1)
 10.4      Tax Sharing Agreement, dated as of October 30, 1995, among
            American Pad & Paper Company of Delaware, Inc. and the
            Subsidiary Guarantors.(1)
 10.5      Agreement and Plan of Merger, dated as of October 31, 1995, among Williamhouse Regency of Delaware, Inc. and Ampad
            Corporation.(1)
 10.6      Advisory Agreement, dated as of October 31, 1995, among
            American Pad & Paper Company of Delaware, Inc. and Bain
            Capital, Inc.(1)
 10.7      Ampad Holding Corporation 1992 Key Employees Stock Option
            Plan.(1)
 10.8      Amended and Restated Management Agreement between the Company and Charles G. Hanson.(1)

 EXHIBIT                                                                  PAGE
   NO.                             DESCRIPTION                            NO.
 -------                           -----------                            ----
 10.9    Amended and Restated Management Agreement between the Company and Russell M. Gard.(1)
 10.10   Amended and Restated Management Agreement between the Company and Gregory M. Benson.(1)
 10.11   Preferred Stock Redemption Agreement between the Company and the stockholders named therein.(1)
 10.12   Asset Purchase Agreement, dated as of June 29, 1994, by and between Huxley Envelope Corp., The Kent Paper Co., Inc. and
          Williamhouse of California, Inc.(2)+
 10.13   Lease Agreement for City of Industry, California.(1)
 10.14   Lease Agreement for Dubuque, Iowa.(1)
 10.15   Lease Agreement for Miamisburg, Ohio.(1)
 10.16   Lease Agreement for North Salt Lake City, Utah.(1)
 10.17   Lease Agreement for Tacoma, Washington.(1)
 10.18   Change of Control Agreement between WR Acquisition, Inc. and certain officers of American Pad & Paper Company of Delaware,
          Inc.(1)
 10.19   Registration Rights Agreement, dated as of July 31, 1992,
          between the Company and the stockholders named therein. (2)
 10.20*  Form of 1996 Key Employee Stock Incentive Plan.
 10.21*  Form of Non-Employee Director Stock Option Plan.
 10.22*  Employment Agreement between the Company and Charles Hanson,
          III.
 10.23*  Employment Agreement between the Company and Russel Gard.
 10.24*  Amended and Restated Advisory Agreement between APPC and Bain
          Capital, Inc.
 10.25*  Form of Management Stock Purchase Plan.
 21.1    Subsidiaries of the Company. (2)
 23.1    Consent of Price Waterhouse LLP.
 23.2    Consent of KPMG Peat Marwick LLP.
 23.3    Consent of Kirkland & Ellis (included in Exhibit 5.1).
 23.4    Consent of Ernst & Young LLP.
 24.1    Powers of Attorney (included in signature page). (2)
 27.1    Financial Data Schedule.

- --------

+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.
(1) Incorporated by reference to the same-numbered exhibit to the Registration Statement on Form S-1 of American Pad & Paper of Delaware, Inc. (File No. 333-3006).
(2) Previously Filed.